   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1996
                                               REGISTRATION NO. 333-

=============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                HAWK CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          34-1608156                              6719
  -----------------------              --------------------                   --------------------
      (State or other                     (I.R.S. Employer                     (Primary Standard
        jurisdiction                   Identification Number)                     Industrial
    of incorporation or                                                   Classification Code Number)
        organization)

                        200 PUBLIC SQUARE, SUITE 30-5000
                             CLEVELAND, OHIO 44114
                                 (216) 861-3553
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                      SEE TABLE OF ADDITIONAL REGISTRANTS

                               NORMAN C. HARBERT
                             CHAIRMAN OF THE BOARD
                        200 PUBLIC SQUARE, SUITE 30-5000
                             CLEVELAND, OHIO 44114
                                 (216) 861-3553
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

                              MARC C. KRANTZ, ESQ.
                        KOHRMAN JACKSON & KRANTZ P.L.L.
                        ONE CLEVELAND CENTER, 20TH FLOOR
                             CLEVELAND, OHIO 44114
                                 (216) 736-7204

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                            PROPOSED         PROPOSED
                                            AMOUNT           MAXIMUM          MAXIMUM         AMOUNT OF
TITLE OF EACH CLASS OF                       TO BE       OFFERING PRICE      AGGREGATE      REGISTRATION
SECURITIES TO BE REGISTERED               REGISTERED       PER NOTE(1)   OFFERING PRICE(1)        FEE
-----------------------------------------------------------------------------------------------------------
Series B 10 1/4% Senior Notes due
  2003.................................   $100,000,000        100%         $100,000,000        $30,303
-----------------------------------------------------------------------------------------------------------
Guarantees of Series B 10 1/4% Senior
  Notes due 2003 by domestic
  subsidiaries of Hawk Corporation.....        --              --               --               (2)
===========================================================================================================

(1) Estimated, pursuant to Rule 457(a), solely for purposes of calculating the registration fee.

(2) Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is payable with respect to the Guarantees.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a),
MAY DETERMINE.
===========================================================================================================


                        TABLE OF ADDITIONAL REGISTRANTS

     The address of the principal executive offices of each of the additional Registrants listed below, and the name and address of the agent for service therefor, is the same as is set forth for Hawk Corporation on the facing page of this Registration Statement.

                                              STATE OR OTHER        PRIMARY STANDARD
                                              JURISDICTION OF          INDUSTRIAL           I.R.S. EMPLOYER
   EXACT NAME OF ADDITIONAL REGISTRANT       INCORPORATION OR      CLASSIFICATION CODE      IDENTIFICATION
       AS SPECIFIED IN ITS CHARTER             ORGANIZATION              NUMBER                 NUMBER
------------------------------------------   -----------------     -------------------      ---------------
Friction Products Co......................         Ohio                    3499                34-1608009
Hawk Brake, Inc...........................         Ohio                    3499                34-1657454
Logan Metal Stampings, Inc................         Ohio                    3460                34-1608159
Helsel, Inc...............................       Delaware                  3499                35-1957561
S.K. Wellman Holdings, Inc................       Delaware                  6719                34-1805476
S.K. Wellman Corp.........................       Delaware                  3499                34-1804995
Wellman Friction Products U.K. Corp.......       Delaware                  3499                34-1832444
Hutchinson Products Corporation...........       Delaware                  3363                34-1847012

                                HAWK CORPORATION

                             CROSS REFERENCE SHEET

                                  PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K

ITEM
 NO.                      FORM S-4 CAPTION                     CAPTION OR LOCATION IN PROSPECTUS
-----   ----------------------------------------------------   ---------------------------------
1.      Forepart of Registration Statement and Outside Front
        Cover Page of Prospectus............................   Forepart of Registration State-
                                                               ment and Outside Front Cover Page
                                                               of Prospectus
2.      Inside Front and Outside Back Cover Pages of Pro-
        spectus.............................................   Inside Front and Outside Back
                                                               Cover Pages of Prospectus
3.      Risk Factors; Ratio of Earnings to Fixed Charges and
        Other Information...................................   Summary; Risk Factors; Unaudited
                                                               Pro Forma Consolidated Financial
                                                               Information; Selected
                                                               Consolidated Financial Data
4.      Terms of the Transaction............................   Summary; The Transactions; Use of
                                                               Proceeds; The Exchange Offer;
                                                               Description of the Exchange
                                                               Notes; Certain U.S. Federal In-
                                                               come Tax Consequences; Regis-
                                                               tration Right; Plan of
                                                               Distribution
5.      Pro Forma Financial Information.....................   Summary; Unaudited Pro Forma
                                                               Consolidated Financial Informa-
                                                               tion; Management's Discussion and
                                                               Analysis of Pro Forma Results of
                                                               Operations and Financial
                                                               Condition
6.      Material Contracts with the Company Being
        Acquired............................................   Not Applicable
7.      Additional Information Required for Reoffering by
        Persons and Parties Deemed to be Underwriters.......   Not Applicable
8.      Interests of Named Experts and Counsel..............   Legal Matters
9.      Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities......................   Not Applicable
10.     Information with Respect to S-3 Registrants.........   Not Applicable
11.     Incorporation of Certain Information by Reference...   Not Applicable
12.     Information with Respect to S-2 or S-3
        Registrants.........................................   Not Applicable

ITEM
 NO.                      FORM S-4 CAPTION                     CAPTION OR LOCATION IN PROSPECTUS
-----   ----------------------------------------------------   ---------------------------------
13.     Incorporation of Certain Information by Reference...   Not Applicable
14.     Information with Respect to Registrants Other Than
        S-2 or S-3 Registrants..............................   Available Information; Summary;
                                                               Risk Factors; The Transactions;
                                                               Unaudited Pro Forma Consolidated
                                                               Financial Information; Man-
                                                               agement's Discussion and Analysis
                                                               of Pro Forma Results of
                                                               Operations and Financial Condi-
                                                               tion; Selected Consolidated Fi-
                                                               nancial Data; Management's
                                                               Discussion and Analysis of Finan-
                                                               cial Condition and Results of Op-
                                                               erations; Business; Description
                                                               of Certain Indebtedness;
                                                               Description of the Exchange
                                                               Notes; Change in Independent
                                                               Auditors; Financial Statements
15.     Information With Respect to S-3 Companies...........   Not Applicable
16.     Information With Respect to S-2 or S-3 Companies....   Not Applicable
17.     Information With Respect to Companies Other Than S-2
        or S-3 Companies....................................   Not Applicable
18.     Information if Proxies, Consents or Authorizations
        Are to be Solicited.................................   Not Applicable
19.     Information if Proxies, Consents or Authorizations
        Are Not to be Solicited or in an Exchange Offer.....   The Exchange Offer; Management;
                                                               Principal Stockholders; Certain
                                                               Transactions; Description of
                                                               Certain Indebtedness

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 1996
PROSPECTUS
[HAWK LOGO]
                                HAWK CORPORATION
                                      AND
   FRICTION PRODUCTS CO., HAWK BRAKE, INC., LOGAN METAL STAMPINGS, INC., S.K.
                            WELLMAN HOLDINGS, INC.,
     S.K. WELLMAN CORP., WELLMAN FRICTION PRODUCTS U.K. CORP., HELSEL, INC.
                      AND HUTCHINSON PRODUCTS CORPORATION

  OFFER TO EXCHANGE $100,000,000 OF ITS SERIES B 10 1/4% SENIOR NOTES DUE 2003
      THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR $100,000,000
                OF ITS OUTSTANDING 10 1/4% SENIOR NOTES DUE 2003

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
         ON            , 1997, UNLESS EXTENDED (THE "EXPIRATION DATE").

   Hawk Corporation, a Delaware corporation ("Hawk" or the "Company"), and each of its domestic subsidiaries listed above, hereby offer to exchange (the "Exchange Offer") up to $100,000,000 in aggregate principal amount of Hawk's new Series B 10 1/4% Senior Notes due 2003 (the "Exchange Notes") for $100,000,000 in aggregate principal amount of Hawk's outstanding 10 1/4% Senior Notes due 2003 (the "Notes"). The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes will be freely transferable by holders thereof (other than as provided herein) and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Notes and be entitled to the benefits of the Indenture (as defined) governing the Notes.

   Interest on the Exchange Notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1997. The Exchange Notes will mature on December 1, 2003, unless previously redeemed. The Exchange Notes will be redeemable in cash at the option of the Company, in whole or in part, on or after December 1, 2000, at the redemption prices set forth herein, together with accrued interest thereon to the date of redemption. In addition, the Company may also redeem up to $35.0 million aggregate principal amount of Exchange Notes in cash at its option at any time prior to December 1, 1999 at 110.25% of the principal amount thereof, plus accrued interest to the date of redemption, with the net proceeds of one or more Public Equity Offerings (as defined); provided, however, that at least $65.0 million aggregate principal amount of Notes must remain outstanding after any such redemption. Upon a Change of Control (as defined), the Company will be required to offer to repurchase the Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

   The Exchange Notes will be senior unsecured obligations of the Company, ranking senior in right of payment to all subordinated indebtedness of the Company. The Exchange Notes will rank pari passu in right of payment with all other existing and future unsecured senior indebtedness of the Company. THE EXCHANGE NOTES WILL BE GUARANTEED ON A SENIOR UNSECURED BASIS BY EACH OF THE DOMESTIC SUBSIDIARIES OF THE COMPANY AND ANY FUTURE RESTRICTED SUBSIDIARIES (AS DEFINED) THAT ARE NOT FOREIGN SUBSIDIARIES (AS DEFINED) (COLLECTIVELY, THE "GUARANTORS"). HOWEVER, THE EXCHANGE NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL FUTURE AND EXISTING SECURED INDEBTEDNESS OF THE COMPANY AND THE GUARANTORS AND TO ALL FUTURE AND EXISTING INDEBTEDNESS OF THE COMPANY'S SUBSIDIARIES THAT ARE NOT GUARANTORS. As of September 30, 1996, after giving pro forma effect to the Transactions (as defined), the Company and the Guarantors would have had approximately $1.6 million of secured indebtedness outstanding (exclusive of unused commitments of $25.0 million under the New Revolving Credit Facility, as defined) and no senior debt outstanding other than the Notes, and the subsidiaries that are not Guarantors would have had approximately $1.0 million of indebtedness outstanding.

   The Notes were sold by the Company in connection with the concurrent consummation of certain of the Transactions. See "The Transactions." The Notes were originally issued and sold on November 27, 1996 in transactions not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided by Section 4(2) of the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy certain of the obligations of Hawk and the Guarantors under the registration rights agreement relating to the Notes. See "The Exchange Offer -- Purpose of the Exchange Offer."

   Each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes. The Letter of Transmittal relating to the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make available, for a period of up to 120 days after consummation of the Exchange Offer, copies of this Prospectus, as amended or supplemented, to any broker-dealer and any other persons, if any, with similar prospectus delivery requirements, for use in connection with any resale of Exchange Notes. In the absence of an exemption, each broker-dealer that received the Notes from the Company in the Offering (as defined) and not as a result of market-making or other trading activities must comply with the registration requirements of the Securities Act. See "Registration Rights" and "Plan of Distribution."

   The Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. The Exchange Notes constitute securities for which there is no established trading market. The Company and the Guarantors do not intend to list the Exchange Notes on any national securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Any Notes not tendered and accepted in the Exchange Offer will remain outstanding and will continue to be subject to the restrictions on transfer set forth in the Indenture. The Company and the Guarantors do not intend to register the Notes under the Securities Act. To the extent that any Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Notes or the Exchange Notes.

   The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Notes being tendered for exchange. The date of acceptance and exchange of the Notes (the "Exchange Date") will be the first business day following the Expiration Date. Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Hawk and the Guarantors will pay all expenses incident to the Exchange Offer. Neither Hawk nor any of the Guarantors will receive any cash proceeds from the Exchange Offer.

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                                             , 1997

                             AVAILABLE INFORMATION

     The Company and the Guarantors have filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement. Copies of the Registration Statement may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of fees prescribed by the Commission. In addition, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company and the Guarantors.

     The Company and the Guarantors are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon completion of the Exchange Offer, the Company will be subject to the informational requirements of the Exchange Act, and in accordance therewith, will file periodic reports and other information with the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of any material so filed can be obtained from the Public Reference Section of the Commission, upon payment of certain fees prescribed by the Commission.

     In addition, the Company and the Guarantors have agreed that, whether or not required to do so by the rules and regulations of the Commission, for so long as any of the Exchange Notes remain outstanding, they will furnish to the holders of the Exchange Notes and file with the Commission (unless the Commission will not accept such a filing) (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company and the Guarantors were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (2) all reports that would be required to be filed with the Commission on Form 8-K if the Company and the Guarantors were required to file such reports and (3) any other information, documents and other reports that the Company and the Guarantors would be required to file with the Commission if they were subject to Section 13 or 15(d) of the Exchange Act.

     UNTIL                , 1997 (25 DAYS AFTER THE DATE HEREOF), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Hawk is a holding company, the principal assets of which consist of the capital stock of its manufacturing subsidiaries, Friction Products Co. ("FPC"), S.K. Wellman Corp. ("SKW"), Helsel, Inc. ("Helsel") and Logan Metal Stampings, Inc. ("Logan"). In addition, in March 1996, the Company acquired the friction products assets of GKN Bound Brook Limited ("GKN"). Unless otherwise indicated, industry and market data used in this Prospectus were obtained from internal Company data that have not been independently verified. Unless otherwise indicated, the information in this Prospectus assumes completion of all the Transactions, as described in this Prospectus. Holders of Notes considering tendering their Notes in the Exchange Offer should read this Prospectus in its entirety. This Prospectus contains forward-looking statements that involve certain risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements. Factors that might cause a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

GENERAL

     Hawk designs, engineers, manufactures and markets friction products (83.5% of sales in the first nine months of 1996) and precision engineered components (16.5%). The Company is a leading worldwide supplier of friction products for brakes, clutches and transmissions used in aerospace, industrial and specialty applications. The Company is also a leading supplier of precision engineered components primarily made from powder metals, including pump elements, gears, transmission plates, pistons and anti-lock brake sensor rings, used in industrial applications. The Company focuses on manufacturing products requiring sophisticated engineering and production techniques for applications in aerospace and specialty industrial markets where it has achieved a major market position.

     The Company is the largest independent supplier of friction materials to the manufacturers of braking systems for the Boeing 727, 737 and 757, the McDonnell Douglas DC-9, DC-10 and MD-80 and the Lockheed L-1011 aircraft and is the largest supplier of friction materials to the general aviation (non-commercial, non-military) market, supplying friction materials for aircraft manufacturers such as Cessna, Lear, Gulfstream and Fokker. The Company believes that it is a leading supplier of friction materials to manufacturers of construction and agricultural equipment and large trucks, including Dana, Caterpillar and John Deere. In addition, the Company is a major supplier of friction products for use in specialty applications, such as brakes for Harley-Davidson motorcycles, AM General Humvees and Bombardier, Polaris and Arctco ("Arctic Cat") snowmobiles. The Company's precision engineered components made from powder metals are used in a wide variety of industrial applications, often as a lower cost replacement for parts manufactured by a traditional forging, casting or stamping technology.

     The Company believes that its diverse customer base and broad aftermarket product line lessens its exposure to economic fluctuations. The Company estimates that aftermarket sales of friction products have comprised approximately 50% of the Company's net friction product sales in recent years. The Company also believes that its principal tradenames are well-known in the domestic and international marketplace and are associated with quality and extensive customer support, including specialized product engineering and strong aftermarket service.

     Since its formation in 1989, Hawk has pursued a strategic plan of fostering growth by making complementary acquisitions and broadening its customer base. From 1991 to 1995, the Company's net sales and income from operations increased at a compound annual rate of 41.6% and 34.2%, respectively, and for the nine months ended September 30, 1996, the Company's sales and income from operations (before non-recurring costs of $3.7 million for plant consolidation expenses) increased 67.7% and 48.3%, respectively, compared to the nine months ended September 30, 1995.

Since 1994, the sales growth has been primarily driven by the acquisitions of Helsel, SKW and the friction products assets of GKN. The acquisitions tripled the net sales of the Company. In addition, the Company's net sales during the period from 1991 to 1995 grew internally, without giving effect to the acquisitions, at a compound annual rate of 12.9%.

BUSINESS STRATEGY

     The Company seeks to grow by continuing to focus on a balanced product mix targeted at high margin specialty applications. The principal elements of the Company's business strategy include:

          - Focus on High-Margin, Specialty Applications. The Company operates in aerospace and specialty industrial markets that typically require sophisticated engineering and production techniques. In developing new applications, as well as in evaluating acquisitions, the Company seeks to compete in markets requiring such engineering expertise and technical capability, rather than in markets in which the primary competitive factor is price. The Company believes margins for its products in these markets are higher than in other markets that use standardized products. The Company's gross margin in the first nine months of 1996 was 26.3%.

          - Leveraging Customer Relationships. The Company's engineers work closely with its customers to develop and design new products and improve the performance of existing products. The Company believes that its commitment to quality, service and just-in-time delivery have enabled it to build and maintain strong and stable customer relationships. The Company also believes that it is the sole source for specific applications with respect to more than 85% of its sales. Each of the Company's 10 largest customers have been customers of the Company or its predecessors for more than 10 years. As further testimony to its customer satisfaction record, the Company has received numerous preferred supplier awards from many of its leading customers, including Aircraft Braking Systems, BFGoodrich Aerospace, Dana, Caterpillar, Allison Transmission and John Deere.

          - New Product Introduction. The Company believes that the introduction of new products in conjunction with a new brake, clutch or transmission system is particularly important in the friction products business. This importance arises because the friction material is the consumable, or wear, component of such systems. The introduction of new friction products in conjunction with a new system provides the Company with the opportunity to supply the aftermarket for the life of the system. For example, on an aircraft braking system, this ability to service the aftermarket will likely give the Company a stable market for its friction products for the life of the aircraft, which can be 30 years or more. The Company also seeks to grow by applying its existing products and technologies to new specialized applications where its products have a performance or technological advantage. For example, the Company has recently introduced high performance friction material for use in racing car brakes, which the Company believes may have additional applications in the industrial market.

          - Expanding International Sales. In recent years, the Company has significantly expanded its international presence. With the acquisition of SKW in 1995 and the friction products assets of GKN in 1996, the Company has acquired manufacturing facilities in Italy and Canada, a sales office in the United Kingdom and a worldwide distribution network for its products. The Company's distributors are located in established markets throughout Europe, Canada and the Far East, as well as emerging markets in South and Central America and Southeast Asia. As a result of these acquisitions, sales from the Company's international facilities grew from 6.7% of total Company net sales in the first nine months of 1995, to 15.7% in the first nine months of 1996. The Company believes that its ability to actively support multinational customers on a global basis will allow it to increase its sales to new and existing customers.

          - Pursuit of Strategic Acquisitions. The fragmented friction product and powder metal component industries are undergoing consolidation. The Company will continue to seek to acquire complementary businesses with a major market position that will enable it to expand its product offerings, technical capabilities and customer base. In assimilating acquired companies, the Company may rationalize operations to reduce costs and improve profitability. For example, since the acquisition of SKW in 1995, the Company has consolidated SKW's headquarters facility and one of SKW's two U.S. manufacturing facilities into its existing facilities, resulting in an estimated $5.4 million of annualized cost savings.

                            ------------------------

     Unless the context otherwise requires, the terms "Company" and "Hawk" as used in this Prospectus refer to Hawk Corporation, a Delaware corporation, and its consolidated subsidiaries. The Company's principal executive offices are located at 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114, and its telephone number is (216) 861-3553.

     Hawk has applied for the registration of the Wellman Friction Products trademark. Velvetouch(R), Feramic(R) and Fibertuff(R) are registered trademarks of the Company and Hawk Brake is a tradename of the Company. Trademarks of corporations other than the Company are also referred to in this Prospectus.

                                THE TRANSACTIONS

     The Company's outstanding 10 1/4% Senior Notes due 2003 (the "Notes") were offered as a component of a series of transactions (the "Transactions") that the Company implemented to finance the acquisition of Hutchinson Foundry Products Company ("Hutchinson") and to improve the Company's operating and financial flexibility. In addition to the offering of the Notes (the "Offering"), the Transactions include: (1) the Company's repayment and termination of its existing senior bank credit facility (the "Old Credit Facility"); (2) the Company's and its domestic subsidiaries' execution of a new revolving credit facility (the "New Revolving Credit Facility"); (3) the amendment to the Company's 12% senior subordinated notes (the "Senior Subordinated Notes"); (4) the merger (the "Hawk Controlling Stockholder Merger"), in a tax-free reorganization, of Hawk Holding Corp., a Delaware corporation and a principal stockholder of the Company ("Old Hawk"), with and into the Company; and (5) the Hutchinson acquisition. The Transactions described in clauses (1) through (4) above were completed concurrently with the Offering. The Company expects to close the Hutchinson acquisition in the first quarter of 1997. See "The Transactions" and "Certain Transactions -- Transactions Concurrent with the Offering."

                             HUTCHINSON ACQUISITION

     As part of the Company's strategy of acquiring complementary businesses with a major market position that will expand the Company's product offerings, technical capabilities and customer base, the Company has entered into a definitive purchase agreement to acquire all the outstanding capital stock of Hutchinson. Hutchinson designs and manufactures precision engineered components consisting primarily of rotors for small motors used in small appliances and office equipment. The Company plans to acquire Hutchinson for (1) $10.0 million payable in cash at the closing of the acquisition, subject to adjustment for changes in Hutchinson's stockholders' equity and actual 1996 Hutchinson earnings, (2) notes (the "Hutchinson Acquisition Notes") consisting of 8.0% two-year notes in the aggregate principal amount of $1.5 million, $500,000 of which is convertible at the option of the holders thereof into shares of the Company's Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), and (3) contingent payments to be made by the Company only if Hutchinson meets certain earnings targets. The Company expects to close the Hutchinson acquisition in the first quarter of 1997. There is no assurance that the acquisition of Hutchinson will be completed, or if completed, that the Company will be able to successfully integrate Hutchinson into its operations. See "The Transactions -- Hutchinson Acquisition" and "Business -- Hutchinson Acquisition."

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Company and the Guarantors are offering to exchange, pursuant to the Exchange Offer, $100,000,000 aggregate principal amount of the Company's new Series B 10 1/4% Senior Notes due 2003 (the "Exchange Notes") for $100,000,000
                             aggregate principal amount of the Company's outstanding 10 1/4% Senior Notes due 2003 (the "Notes"). The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes will be freely transferable by holders thereof (other than as provided herein), and will not be subject to any covenant regarding registration. See "The Exchange Offer -- Terms of the Exchange" and "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal" and "Description of the Exchange Notes."

Interest Payments..........  Interest on the Exchange Notes shall accrue from the last interest payment date (June 1 or December
                             1) on which interest was paid on the Notes so surrendered or, if no interest has been paid on such Notes, from November 27, 1996 (the "Issue Date").

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Notes being tendered for exchange.

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on                , 1997, unless
                             extended (the "Expiration Date"). Any Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Conditions of the Exchange
 Offer.....................  The Company and the Guarantors' obligation to consummate the Exchange Offer will be subject to certain conditions. See "The Exchange Offer -- Conditions to the Exchange Offer." The Company and the Guarantors reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights..........  The tender of Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. See "The Exchange Offer -- Withdrawal Rights."

Procedures for Tendering
 Notes.....................  See "The Exchange Offer -- Tender Procedure."

Federal Income Tax
 Consequences..............  The exchange of Notes for Exchange Notes should not be a taxable exchange for federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences."

Consequences of the
 Exchange Offer............  Holders of the Notes who do not tender their Notes in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture dated as of November 27, 1996, among the Company, the Guarantors and Bank One Trust Company, NA, as trustee, relating to the Notes and the Exchange Notes (the "Indenture"), except for any such rights under the Registration Rights Agreement (the "Registration Rights Agreement") dated November 27, 1996 by and among Schroder Wertheim & Co. Incorporated, BT Securities Corporation and McDonald & Company Securities, Inc., as Initial Purchasers (the "Initial Purchasers"), that by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Notes pursuant to, the Exchange Offer. Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the offer or sale of the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company and the Guarantors do not intend to register the Notes under the Securities Act. All untendered Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Notes could be adversely affected.

Use of Proceeds............  There will be no cash proceeds to the Company or any of the Guarantors from the exchange pursuant to the Exchange Offer.

Exchange Agent.............  Bank One Trust Company, NA is serving as Exchange
                             Agent in connection with the Exchange Offer.

                          TERMS OF THE EXCHANGE NOTES

     The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes will be freely transferable by holders thereof (other than as provided herein) and will not be subject to any covenant regarding registration.

The Exchange Notes.........  $100,000,000 aggregate principal amount of Series B
                             10 1/4% Senior Notes due 2003.

Maturity...................  December 1, 2003.

Interest Payment Dates.....  June 1 and December 1 of each year, commencing June
                             1, 1997.

Guarantees.................  The Exchange Notes will be guaranteed (the
                             "Guarantees") on a senior unsecured basis by each of the domestic subsidiaries of the Company and any future Restricted Subsidiaries (as defined) that are not Foreign Subsidiaries (as defined) (each, a "Guarantor"). See "Description of the Exchange Notes -- The Guarantees."

Ranking....................  The Exchange Notes will be senior unsecured obligations of the Company, ranking senior in right of payment to all subordinated indebtedness of the Company. The Guarantees will be senior unsecured obligations of the Guarantors, ranking senior in right of payment to all subordinated indebtedness of the Guarantors. The Exchange Notes will rank pari passu in right of payment with all other existing and future unsecured senior indebtedness of the Company. However, the Exchange Notes will be effectively subordinated to all future and existing secured indebtedness of the Company and the Guarantors and to all future and existing indebtedness of the Company's subsidiaries that are not Guarantors. As of September 30, 1996, after giving pro forma effect to the Transactions, the Company and the Guarantors would have had approximately $1.6 million of secured indebtedness outstanding (exclusive of unused commitments of $25.0 million under the New Revolving Credit Facility) and no senior debt outstanding other than the Exchange Notes, and the subsidiaries that are not Guarantors would have had approximately $947,000 of indebtedness outstanding. The Indenture will permit the Company and its subsidiaries to incur additional indebtedness, subject to certain limitations. See "Risk Factors -- Ranking of the Exchange Notes" and "Description of the Exchange Notes -- Ranking."

Optional Redemption........  The Exchange Notes will be redeemable in cash at the option of the Company, in whole or in part, on or after December 1, 2000, at the redemption prices set forth herein, together with accrued and unpaid interest thereon, if any, to the date of redemption. In addition, the Company may also redeem up to $35.0 million aggregate principal amount of Exchange Notes in cash at its option at any time prior to December 1, 1999 at 110.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net proceeds of one or more Public Equity Offerings; provided, however, that at least $65.0 million aggregate principal amount of Exchange Notes must remain outstanding after any such redemption. See "Description of the Exchange
                             Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control, the Company will be required to offer to repurchase the Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Exchange Notes -- Change of Control."

Certain Covenants..........  The Indenture contains certain covenants with respect to the Company and its Restricted
                             Subsidiaries that restrict, among other things, (1) the incurrence of additional indebtedness, (2) the payment of dividends and other restricted payments,
                             (3) the creation of certain liens, (4) the sales of certain assets, (5) sale and leaseback transactions, (6) transactions with affiliates and
                             (7) issuance of capital stock by subsidiaries. The Indenture also restricts the Company's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person. These restrictions and requirements are subject to a number of important qualifications and exceptions. See "Description of the Exchange
                             Notes -- Certain Covenants."

Risk Factors...............  Noteholders should carefully consider the matters set forth under the caption "Risk Factors" prior to tendering their Notes in exchange for the Exchange Notes offered hereby. See "Risk Factors."

                        SUMMARY HISTORICAL AND PRO FORMA
                   CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary consolidated financial data presented below under the captions "Income Statement Data," "Other Data" and "Balance Sheet Data" as of and for each of the three years ended December 31, 1993, 1994 and 1995, have been derived from the audited consolidated financial statements of the Company. The summary consolidated financial data as of and for the nine months ended September 30, 1995 and 1996 have been derived from unaudited consolidated financial statements of the Company, which have been prepared by management on the same basis as the audited consolidated financial statements of the Company, and, in the opinion of management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such data for such periods and as of such dates. Operating results for the nine month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the full year. The unaudited pro forma income statement data and other data for the year ended December 31, 1995 and the nine months ended September 30, 1996 includes the historical operations of the Company and gives effect to the following as if they occurred as of January 1, 1995: (1) the SKW and Hutchinson acquisitions;
(2) the sale of the Notes in the Offering; and (3) the completion of the other components of the Transactions. The unaudited pro forma balance sheet data as of September 30, 1996 includes the historical accounts of the Company and gives effect to the following as if they occurred as of September 30, 1996: (1) the sale of the Notes in the Offering; (2) the Hutchinson acquisition; and (3) the completion of the other components of the Transactions. This data should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto, the "Unaudited Pro Forma Consolidated Financial Information" and notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus.

                                                                                                     NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                        -----------------------------------------------      ---------------------------------
                                                                                 PRO                                    PRO
                                                       ACTUAL                  FORMA AS              ACTUAL           FORMA AS
                                        ------------------------------------   ADJUSTED      ----------------------   ADJUSTED
                                          1993          1994          1995       1995          1995          1996       1996
                                          ----          ----          ----       ----          ----          ----       ----
                                                                                                  (UNAUDITED)
                                                                                                                (IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales..........................   $ 28,417      $ 41,395      $ 84,643   $127,692      $ 55,841      $ 93,672   $ 99,850
  Gross profit.......................     11,583        14,624        23,479     40,532        16,211        24,649     28,893
  Plant consolidation expense(1).....         --            --            --         --            --         3,749      3,749
  Income from operations, before
    plant consolidation expense......      5,796         7,376        10,040     23,102         7,225         6,970     13,768
  Net income (loss)..................      1,142         2,498         1,254      4,917         1,552        (1,269)    (1,067)
OTHER DATA:
  EBITDA(2)..........................   $  7,716      $  9,842      $ 15,507   $ 31,466      $ 10,471      $ 13,606   $ 21,244
  Depreciation and amortization......      1,920         2,466         5,467      8,364         3,246         6,636      7,476
  Interest expense...................                                            14,050                                 10,108
  Ratio of EBITDA to interest
    expense(3).......................                                               2.2x                                   2.1x
  Ratio of net debt to EBITDA(4).....                                               3.7x                                   4.1x

                                                                                             AT SEPTEMBER 30, 1996
                                                                                           -------------------------
                                                                                                          PRO FORMA
                                  BALANCE SHEET DATA:                                       ACTUAL       AS ADJUSTED
                                                                                           --------      -----------
  Working capital, excluding current portion of long-term debt..........................   $ 26,013       $  38,364
  Total assets..........................................................................    129,426         156,067
  Long-term debt (including current portion)............................................    102,146         130,221
  Shareholders' equity (deficit)........................................................       (830)         (2,791)

                                               (footnotes on the following page)

---------------

(1) Reflects charges in the nine month period ended September 30, 1996, related to the consolidation of certain manufacturing facilities into existing Company facilities, including the relocation of machinery and equipment.

(2) As used herein, "EBITDA" is defined as income from operations plus depreciation and amortization excluding plant consolidation expense. EBITDA is a key measure of the financial performance of the Company because of (1) the importance of maintaining cash flow in excess of debt-service obligations and (2) the non-cash effect on earnings of generally high levels of amortization expense associated with acquisitions. EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Does not reflect interest income related to the investment of approximately $11.5 million of proceeds of the Offering allocated to working capital and general corporate purposes of the Company. See "Use of Proceeds."

(4) For purposes of the computation, net debt is equal to total long-term debt, less cash and cash equivalents, and EBITDA for the interim period presented has been annualized.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully by Noteholders prior to tendering their Notes in exchange for the Exchange Notes offered hereby.

CONSEQUENCES OF THE EXCHANGE OFFER; TERMS OF THE EXCHANGE

     Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the offer or sale of the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company and the Guarantors do not intend to register the Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in a series of no-action letters issued to third parties, the Company and the Guarantors believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company and the Guarantors within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holders have no arrangement with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes. However, the Company and the Guarantors have not sought, and do not intend to seek, their own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any holder who is an affiliate of Hawk and the Guarantors or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. In the absence of an exemption, each broker-dealer that received Notes from the Company in the Offering and not as a result of market-making or other trading activities must comply with the registration requirements of the Securities Act. See "Plan of Distribution." Holders of Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

NECESSITY TO COMPLY WITH EXCHANGE PROCEDURES

     To participate in the Exchange Offer, and to avoid the restrictions on transfer of the Notes, holders of Notes must transmit a properly completed Letter of Transmittal (as defined), including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth in the Letter of Transmittal on or prior to the Expiration Date. In addition, either (1) certificates for the Notes must be received by the Exchange Agent along with the Letter of Transmittal or (2) a timely confirmation of a book-entry transfer of such Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described herein, must be received by the Exchange Agent prior to the Expiration Date, or (3) the holder must timely comply with the guaranteed delivery procedures described herein. See "The Exchange Offer."

BLUE SKY RESTRICTIONS ON RESALE OF EXCHANGE NOTES

     In order to comply with the securities laws of certain jurisdictions, the Exchange Notes may not be offered or resold by any holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. The Company and the Guarantors have agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of Notes reasonably requests. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE REQUIREMENTS

     The Company has, and following the Exchange Offer will continue to have, substantial indebtedness. As of September 30, 1996, on a pro forma basis after giving effect to the Transactions, the Company would have had total indebtedness, including current maturities, of $130.2 million and a shareholders' deficit of $2.8 million. The Company's ability to make scheduled payments of the principal of or interest on, or to refinance, its indebtedness (including the Exchange Notes) and to make scheduled payments under its lease agreements depends on its future performance, which is subject to economic, financial, competitive and other factors beyond its control.

     The Company's high level of debt and debt service requirements will have several important effects on its future operations, including the following: (1) the Company will have significant cash requirements to service debt, reducing funds available for operations and future business opportunities and increasing the Company's vulnerability to adverse general economic and industry conditions and competition; (2) the Company's leveraged position will increase its vulnerability to competitive pressures; (3) the financial covenants and other restrictions contained in the New Revolving Credit Facility, the Indenture, the Senior Subordinated Notes and other agreements relating to the Company's indebtedness require the Company to meet certain financial tests and will restrict its ability to borrow additional funds, to dispose of assets or to pay cash dividends on, or repurchase, preferred or common stock; and (4) funds available for working capital, capital expenditures, acquisitions and general corporate purposes will be limited. Any default under the documents governing indebtedness of the Company could have a significant adverse effect on the market value of the Exchange Notes. Certain of the Company's competitors currently operate on a less leveraged basis and may have greater operating and financing flexibility than the Company.

     Based upon the current level of operations, the Company believes that its cash flow from operations, together with borrowings under the New Revolving Credit Facility and its other sources of liquidity, will be adequate to meet its anticipated requirements for working capital, capital expenditures, lease payments, interest payments and scheduled principal payments. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and make necessary capital or other expenditures, or if its future cash flows are insufficient to amortize all required principal payments out of internally generated funds, the Company may be required to refinance all or a portion of its existing debt, sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained.

RESTRICTIVE COVENANTS

     The New Revolving Credit Facility, the Indenture and the Senior Subordinated Notes contain a number of significant financial covenants and other restrictions that, among other things, will restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into investments or acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with subsidiaries and affiliates, and will otherwise restrict certain corporate activities. See "Description of Certain Indebtedness" and "Description of the Exchange Notes -- Certain Covenants."

     The Company's ability to comply with the covenants contained in the New Revolving Credit Facility, the Indenture and the Senior Subordinated Notes may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the New Revolving Credit Facility, the Indenture or the Senior Subordinated Notes, which would permit the senior lenders or the holders of the Exchange Notes or the Senior Subordinated Notes, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under the New Revolving Credit Facility could be terminated. If the Company were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness, which collateral consists of accounts receivable and inventory of the Company and its domestic subsidiaries.

RELIANCE ON SIGNIFICANT CUSTOMERS

     The Company's sales to Aircraft Braking Systems represented approximately 10.8% of the Company's consolidated net sales in the first nine months of 1996, and approximately 13.8% of the Company's consolidated net sales in 1995. In addition, the Company's top five customers accounted for approximately 40.3% of the Company's consolidated net sales in the first nine months of 1996 and approximately 40.9% of the Company's consolidated net sales in 1995. Thus, a significant decrease or interruption in business from Aircraft Braking Systems, or a loss of any of the Company's other significant customers, could have a material adverse effect on the Company's financial condition, liquidity and results of operations. Although the Company does have long-term contracts with several of its significant customers, these contracts do not include minimum purchase requirements and may be terminated by the customers at any time. See "Business -- Customers."

RANKING OF THE EXCHANGE NOTES; HOLDING COMPANY STRUCTURE

     The Company is a holding company, the principal assets of which consist of the stock of its manufacturing subsidiaries. To meet its debt obligations, the Company is dependent solely on payments from these subsidiaries. The Exchange Notes will be senior unsecured obligations of the Company, ranking senior in right of payment to all subordinated indebtedness of the Company. The Guarantees are senior unsecured obligations of the Guarantors, ranking senior in right of payment to all subordinated indebtedness of the Company. The Exchange Notes will rank pari passu in right of payment with all other existing and future unsecured senior indebtedness of the Company. However, the Exchange Notes will be effectively subordinated to all future and existing secured indebtedness of the Company and the Guarantors and to all future and existing indebtedness of the Company's subsidiaries that are not Guarantors. As of September 30, 1996, after giving pro forma effect to the Transactions, the Company and the Guarantors would have had approximately $1.6 million of secured indebtedness outstanding (exclusive of unused commitments of $25.0 million under the New Revolving Credit Facility) and no senior debt outstanding other than the Exchange Notes, and the subsidiaries that are not Guarantors would have had approximately $947,000 of indebtedness outstanding. The Indenture governing the Exchange Notes will permit the Company and its subsidiaries to incur additional indebtedness, subject to certain limitations. See "Description of the Exchange Notes -- Ranking."

FRAUDULENT CONVEYANCE CONSIDERATIONS

     The Exchange Notes will be obligations of the Company and will be unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Guarantors. If a court in a lawsuit for the benefit of any unpaid creditor of the Company or any of the Guarantors, or a representative of the Company's or such Guarantor's creditors were to find that, at the time the Company issued the Notes or exchanged the Exchange Notes or the Guarantor issued its Guarantee, the Company or such Guarantor, as the case may be: (1) intended to hinder, delay or defraud any existing or future creditor, or (2) did not receive reasonably equivalent value for issuing the Notes, exchanging the Exchange Notes or issuing the Guarantee, as the case may be, and (a) was insolvent, (b) became insolvent as a result of the issuance of the Notes, exchange of the Exchange Notes or issuance of such Guarantee, (c) was engaged or about to engage in a business or a transaction for which its remaining assets were unreasonably small in relation to the business or transaction, or (d) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as they became due, then such court could void the Exchange Notes and the Guarantees and void such transactions. Alternatively, in such event, such court could subordinate the claims of the holders of Exchange Notes and the Guarantees to claims of other creditors of the Company or such Guarantor, as the case may be, or take other action detrimental to holders of the Exchange Notes and the Guarantees. Each of the Company and the Guarantors may be viewed as insolvent if, at the time of or as a result of the Offering, the Exchange Offer or the other components of the Transactions, the sum of its debts is greater than the sum of all of its assets at a fair valuation or if it generally is not paying its debts as they become due. The Guarantees will contain a savings clause that limits the amount of the Guarantee to the maximum amount that can be guaranteed by the Guarantors under applicable federal and state laws relating to the insolvency of debtors.

     In rendering their opinions in connection with the Offering and the Exchange Offer, counsel for the Company and the Guarantors and counsel for the Initial Purchasers have not, and will not, express any opinion as to the applicability of federal or state fraudulent conveyance laws.

COMPETITION

     The industries in which the Company competes are highly competitive and fragmented, with many small manufacturers and only a few manufacturers generating sales in excess of $50 million. The larger competitors have financial and other resources substantially greater than those of the Company. The Company competes for new business principally at the beginning of the development of new applications and the redesign of existing applications by its customers. For example, new model development for the Company's aircraft braking system customers generally begins two to five years prior to full scale production of new braking systems. Product redesign initiatives by customers typically involve long lead times as well. Although the Company has been successful in the past in obtaining this new business, there can be no assurance that the Company will continue to obtain such business in the future. The Company also competes with manufacturers using different technologies, such as technologies using carbon composite ("carbon-carbon") friction materials for aircraft braking systems. There can be no assurance that competition from these technologies or others will not adversely affect the Company's operations in the future. See
"Business -- Competition."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     Sales from the Company's international facilities grew from 6.7% of total Company net sales in the first nine months of 1995 to 15.7% in the first nine months of 1996. One of the elements of the Company's strategy is its continued expansion into international markets. There are certain risks inherent in doing business internationally, including unexpected changes in regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's international operations, and, consequently, on the Company's liquidity, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and
"Business -- Business Strategy."

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon the performance of its senior management team, including Norman C. Harbert, the Company's Chairman of the Board, Chief Executive Officer and President, and Ronald E. Weinberg, Vice-Chairman of the Board and Treasurer. Although the Company believes that its senior management team has significant depth, the loss of services of any of the Company's executive officers could have an adverse impact on the Company. The Company maintains key man life insurance in the amount of $1.0 million each on the lives of Mr. Harbert and Mr. Weinberg. The future success of the Company will depend in large part on its continued ability to attract and retain qualified personnel. See "Management."

ACQUISITION PLANS

     The Company expects to close the Hutchinson acquisition in the first quarter of 1997. There is no assurance that the acquisition of Hutchinson will be completed, or if completed, that the Company will be able to successfully integrate Hutchinson into its operations. In addition, the Company will continue to seek to acquire complementary businesses with a major market position that will expand the Company's product offerings, technical capabilities and customer base. There is no assurance that any definitive acquisition agreements will be reached or, if entered into, that any future acquisition will be successful or will achieve results comparable to the Company's existing business. See "Business -- Business Strategy."

SUPPLY AND PRICE OF RAW MATERIALS

     The principal raw materials used by the Company are copper powder, cellulose, steel and iron powder. The Company has no long-term supply agreements with any of its major suppliers. However, the Company has generally been able to obtain sufficient supplies of raw materials for its operations. An interruption in the Company's supply of copper, steel or powder metal or a substantial increase in the price of any of these raw materials could have a material adverse effect on the Company's financial condition, liquidity and results of operations. See "Business -- Suppliers and Raw Materials."

GOVERNMENT REGULATION

     The Company's sales to manufacturers of aircraft braking systems represented approximately 21.5% of the Company's consolidated net sales in the first nine months of 1996, and approximately 26.1% of the Company's consolidated net sales in 1995. Each aircraft braking system, including the friction products supplied by the Company, must meet stringent Federal Aviation Administration ("FAA") criteria and testing requirements. The Company has been able to meet these requirements in the past. However, there can be no assurance that a review by the FAA of a braking system including the Company's materials will not result in determinations that could have a material adverse effect on the Company's financial condition or results of operations, nor can there be any assurance that the Company or its customers will be able to continue to meet FAA requirements in the future.

     Manufacturers such as the Company are subject to stringent environmental standards imposed by federal, state, local and foreign environmental laws and regulations. The Company believes that it is in substantial compliance with all material environmental laws and regulations applicable to its operations. There can be no assurance, however, that a review of the Company's past, present or future environmental compliance by courts or regulatory authorities will not result in determinations that could have a material adverse effect on the Company's financial condition or results of operations. See "Business -- Government Regulation."

PURCHASE OF EXCHANGE NOTES UPON A CHANGE OF CONTROL

     Upon a Change of Control, the Company will be required to offer to repurchase all outstanding Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The source of funds for any such repurchase will be the Company's available cash or cash generated from operating or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. A Change of Control will trigger an event of default under the New Revolving Credit Facility that would permit the lenders thereto to accelerate the debt under the New Revolving Credit Facility. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered and to repay indebtedness under the New Revolving Credit Facility. See "Description of Certain Indebtedness -- New Revolving Credit Facility" and "Description of the Exchange Notes -- Change of Control."

ABSENCE OF A PUBLIC MARKET

     The Notes are designated for trading in the PORTAL market. Prior to the Exchange Offer, there has been no market for the Exchange Notes. The Company and the Guarantors do not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers, all of which are broker-dealers, have advised the Company that they currently intend to make a market in the Exchange Notes, but they are not obligated to do so and, if commenced, may discontinue such market making at any time at the sole discretion of any of the Initial Purchasers. Accordingly, no assurance can be made as to the development or liquidity of any market for the Exchange Notes. In addition, such market-making activity will be subject to limitations imposed by the Securities Act and the Exchange Act and may further be limited during the Exchange Offer. If an active public market does not develop, the market, price and liquidity of the Exchange Notes may be adversely affected. If any of the Exchange Notes are traded after the Exchange Offer, they may trade at a discount from the price at which an Exchange Noteholder purchased Exchange Notes, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of the Company. Noteholders considering tendering their Notes in the Exchange Offer should be aware that they may be required to bear the financial risks of the Exchange Notes for an indefinite period of time. See "Description of the Exchange Notes."

                                THE TRANSACTIONS

     The Notes were offered as a component of the Transactions that the Company implemented to finance the acquisition of Hutchinson and to improve its operating and financial flexibility. In addition to the Offering, the Transactions include: (1) the Company's repayment and termination of the Old Credit Facility; (2) the Company's and its domestic subsidiaries' execution of the New Revolving Credit Facility; (3) the amendment to the Senior Subordinated Notes; (4) the Hawk Controlling Stockholder Merger; and (5) the Hutchinson acquisition. The Transactions described in clauses (1) through (4) above were completed concurrently with the Offering. The Company expects to close the Hutchinson acquisition in the first quarter of 1997.

OLD CREDIT FACILITY

     The Old Credit Facility, which was entered into in June 1995 to finance the Company's acquisition of SKW and refinance the Company's then-existing indebtedness, was repaid in its entirety with the proceeds of the Offering and all commitments thereunder were terminated. The Company did not incur any prepayment penalties in connection with the termination of the Old Credit Facility. See "Use of Proceeds."

NEW REVOLVING CREDIT FACILITY

     The New Revolving Credit Facility consists of a revolving credit loan that equals the lesser of (1) $25.0 million, or (2) the sum of 85% of eligible accounts receivable and 60% of eligible inventory. The New Revolving Credit Facility is secured by substantially all of the accounts receivable, inventory and intangibles of the Company and its domestic subsidiaries. In addition, the New Revolving Credit Facility contains financial and other covenants with respect to the Company and its subsidiaries that, among other matters, would prohibit the payment of any dividends to the Company by subsidiaries of the Company in the event of a default under the terms of the New Revolving Credit Facility, restrict the creation of certain liens, restrict capital expenditures and require the maintenance of certain minimum interest coverage. Amounts outstanding under the New Revolving Credit Facility are due November 27, 1999 and bear interest at a variable rate based on the London Interbank Offered Rate ("LIBOR") plus 2.25% per annum, or at the Company's option, a variable rate based on the lending bank's prime rate plus 1.0% per annum. Interest payment dates will vary depending on the interest rate option selected by the Company, but generally, interest will be payable monthly. The commitment fee on the unused portion of the New Revolving Credit Facility will be 0.5% per annum of such unused portion. Currently, there are no amounts outstanding under the New Revolving Credit Facility. See "Description of Certain Indebtedness -- New Revolving Credit Facility."

SENIOR SUBORDINATED NOTES

     The Senior Subordinated Notes were entered into in June 1995, along with the Old Credit Facility, to finance the Company's acquisition of SKW and refinance the Company's then-existing indebtedness. Principal payments on the Senior Subordinated Notes are due in equal installments of $10.0 million on January 31, 2004 and June 30, 2004 and 2005. Interest on the Senior Subordinated Notes is payable quarterly at 12.0% per annum. The Senior Subordinated Notes are guaranteed by certain domestic subsidiaries of the Company. Concurrently with the closing of the Offering, the Company and the holders of the Senior Subordinated Notes entered into an amendment that, among other matters, (1) changed the initial principal payment date from June 30, 2003 to January 31, 2004, (2) subordinated the Senior Subordinated Notes to the Exchange Notes and the New Revolving Credit Facility, and (3) subordinated the Senior Subordinated Notes guarantees to the Guarantees. In addition, the holders of the Senior Subordinated Notes granted a waiver to permit the Hawk Controlling Stockholder Merger. See "Description of Certain Indebtedness -- Senior Subordinated Notes."

HAWK CONTROLLING STOCKHOLDER MERGER

     Concurrently with the closing of the Offering, Old Hawk was merged with and into the Company in a tax-free reorganization. Old Hawk had no material assets other than the capital stock of the Company. Prior to the merger, Old Hawk owned 33.9% of the outstanding shares of Class A Common Stock of the Company and 1,250 shares of the redeemable 10% cumulative preferred stock, par value $0.01 per share, Series A (the "Series A Preferred Stock") with a liquidation value of $1.25 million, plus accrued and unpaid dividends. Old Hawk's only liabilities were its debts to the Company and Old Hawk's stockholders in the aggregate amount of approximately $870,000. As a result of the merger, the Series A Preferred Stock owned by Old Hawk was canceled, and the Company issued new redeemable 10% cumulative preferred stock, par value $0.01 per share, Series C (the "Series C Preferred Stock") in the aggregate amount of approximately $1.19 million ($1.25 million less $61,000), which was equal to the liquidation value of the Series A Preferred Stock owned by Old Hawk less $61,000 of indebtedness of Old Hawk to the Company, which was canceled in the merger. In the merger, the Company also canceled the shares of Class A Common Stock of the Company owned by Old Hawk and then reissued the same amount of shares of Class A Common Stock pro rata to the Old Hawk stockholders. See "Certain Transactions -- Transactions Concurrent with the Offering."

HUTCHINSON ACQUISITION

     As part of the Company's strategy of acquiring complementary businesses with a major market position that will expand the Company's product offerings, technical capabilities and customer base, the Company has entered into a definitive purchase agreement to acquire all the outstanding capital stock of Hutchinson. The Company plans to acquire Hutchinson for (1) $10.0 million payable in cash at closing of the acquisition, subject to adjustment for changes in Hutchinson's stockholders' equity and actual 1996 Hutchinson EBITDA, (2) the Hutchinson Acquisition Notes, which are 8.0% two-year notes in the aggregate original principal amount of $1.5 million, and (3) contingent payments to be made by the Company in amounts equal to (a) 30.0% of the amount by which Hutchinson's EBITDA exceeds $2.6 million in 1997, 1998 and 1999, and (b) a maximum aggregate amount of $500,000, plus interest at 8.0% per annum, payable in installments no greater than $167,000 on April 30, 1998, 1999 and 2000, provided that the amount payable will be determined pursuant to a formula based on Hutchinson's forecasted EBITDA versus actual EBITDA for the fiscal year immediately preceding the payment date (the "$500,000 Contingent Payment Obligation"). If the Company issues its Class A Common Stock in an initial public offering prior to the maturity of the Hutchinson Acquisition Notes, the holders of the Hutchinson Acquisition Notes may at their option convert up to $500,000 of the original principal amount of the Hutchinson Acquisition Notes into Class A Common Stock at the public offering price. Interest on the Hutchinson Acquisition Notes will be payable quarterly and principal will be payable in installments aggregating $1.0 million on the first anniversary date thereof and $500,000 on the second anniversary date thereof; provided that the holders of the Hutchinson Acquisition Notes may extend the final maturity date by up to nine months to preserve their option to convert the Hutchinson Acquisition Notes into Class A Common Stock. The Company will only be required to make payments on the $500,000 Contingent Payment Obligation if certain EBITDA thresholds are met in any of 1997, 1998 and 1999. Interest on the $500,000 Contingent Payment Obligation will be paid with the annual payments, if any, and will be calculated as if such payment amount had been outstanding for one year. The Company will not acquire any bank indebtedness owed by Hutchinson.

     The acquisition of Hutchinson is conditioned upon customary closing conditions, including completion of the Company's due diligence. The Company anticipates that immediately following the Hutchinson acquisition, it will remain in material compliance with all financial and other covenants set forth in the Indenture, the New Revolving Credit Facility and the Senior Subordinated Notes. The Company expects to close the Hutchinson acquisition in the first quarter of 1997. There is no assurance that the acquisition of Hutchinson will be completed, or if completed, that the Company will be able to successfully integrate Hutchinson into its operations. See "Business -- Hutchinson Acquisition."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Notes were originally issued and sold on the Issue Date in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In connection with the sale of the Notes, Hawk and the Guarantors entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company and the Guarantors agreed to file a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Notes for a new issue of debt securities of the Company registered under the Securities Act with terms (other than restrictions on transfer) substantially identical to those of the Notes and to use its best efforts to cause the Exchange Offer Registration Statement to become effective by the 120th day following the Issue Date and, upon becoming effective, to commence the Exchange Offer and cause the same to remain open for acceptance for not less than 20 business days after the date of commencement. If the Exchange Offer is not consummated within 150 days after the Issue Date or, under certain circumstances, if the Initial Purchasers so request, the Company and the Guarantors agreed to file and use their best efforts to cause to be declared effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Notes from time to time and will use its best efforts to keep the Shelf Registration Statement effective until three years after the effective date thereof. See "Registration Rights."

     The purpose of the Exchange Offer is to fulfill certain of Hawk's and the Guarantors' obligations under the Registration Rights Agreement. This Prospectus may not be used by any holder of the Notes or any holder of the Exchange Notes to satisfy the registration and prospectus delivery requirements under the Securities Act that may apply in connection with any resale of such Notes or Exchange Notes. See "Terms of the Exchange" below.

     Each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal relating to the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See "Plan of Distribution."

TERMS OF THE EXCHANGE

     Hawk and the Guarantors hereby offer to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Notes. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof (other than as provided below) and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Notes being tendered for exchange.

     Hawk and the Guarantors are making the Exchange Offer in reliance upon an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties. Based on such interpretation, Hawk and the Guarantors believe that Exchange Notes issued pursuant to the

Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an "affiliate" of Hawk and the Guarantors within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holders have no arrangement with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes. However, Hawk and the Guarantors have not sought, and do not intend to seek, their own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any holder who is an affiliate of Hawk and the Guarantors or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes. The Letter of Transmittal relating to the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make available, for a period of up to 120 days after consummation of the Exchange Offer, copies of this Prospectus, as amended or supplemented, to any broker-dealer and any other persons, if any, with similar prospectus delivery requirements, for use in connection with any resale of Exchange Notes. In the absence of an exemption, each broker-dealer that received the Notes from the Company in the Offering and not as a result of market-making or other trading activities must comply with the registration requirements of the Securities Act. See "Registration Rights" and "Plan of Distribution."

     Interest on the Exchange Notes shall accrue from the last interest payment date on which interest was paid on the Notes so surrendered or, if no interest has been paid on such Notes, from the Issue Date.

     Tendering holders of the Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Notes pursuant to the Exchange Offer.

     Holders of Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer shall expire on the Expiration Date. The term
"Expiration Date" means 5:00 p.m., New York City time, on                  ,
1997, unless Hawk and the Guarantors in their sole discretion extend the period during which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by Hawk and the Guarantors, shall expire. Hawk and the Guarantors reserve the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Notes previously tendered and not withdrawn pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The term "Exchange Date" means the first business day following the Expiration Date. Hawk and the Guarantors expressly reserve the right to (1) terminate the Exchange Offer and not accept for exchange any Notes if any of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by Hawk and the Guarantors and (2) amend the terms of the Exchange Offer in any manner that, in their good faith judgment, is advantageous to the holders of the Notes, whether before or after any tender of the Notes. Unless Hawk and the Guarantors terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, Hawk and the Guarantors will exchange the Exchange Notes for the Notes on the Exchange Date.

TENDER PROCEDURE

     The tender to Hawk and the Guarantors of Notes by a holder thereof pursuant to one of the procedures set forth below and the acceptance thereof by Hawk and the Guarantors will constitute a binding agreement between such holder and Hawk and the Guarantors in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. This Prospectus, together with the Letter of Transmittal, will first be sent out on or about
                 , 1997, to all holders of Notes known to Hawk and the Guarantors and the Exchange Agent.

     A holder of Notes may tender the same by (1) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Notes being tendered and any required signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth on the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (2) complying with the guaranteed delivery procedures described below.

     If tendered Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to Hawk and the Guarantors and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office, branch, agency or correspondent in the United States, or by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Exchange Notes and/or Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR NOTES SHOULD BE SENT TO HAWK AND THE GUARANTORS.

     The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Notes by causing such book-entry transfer facility to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Exchange Agent's accounts at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office listed on the Letter of Transmittal on or prior to the Expiration Date a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Notes are registered and, if possible, the certificate numbers of the Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), Hawk and the Guarantors may, at their option, reject the tender. Copies of a Notice of Guaranteed Delivery that may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (1) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (2) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Notes will be determined by Hawk and the Guarantors, whose determination will be final and binding. Hawk and the Guarantors reserve the absolute right to reject any Notes not properly tendered or the acceptance for exchange of which may, in the opinion of Hawk's and the Guarantors' counsel, be unlawful. Hawk and the Guarantors also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Notes. Unless waived, any defects or irregularities in connection with tenders of Notes for exchange must be cured within such reasonable period of time as Hawk and the Guarantors shall determine. Neither Hawk, the Guarantors, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Notes for exchange (the "Transferor") exchanges, assigns and transfers the Notes to Hawk and the Guarantors and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Notes, and that, when the same are accepted for exchange, Hawk and the Guarantors will acquire good and unencumbered title to the tendered Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or Hawk and the Guarantors to be necessary or desirable to complete the exchange, assignment and transfer of tendered Notes or transfer ownership of such Notes on the account books maintained by a book-entry transfer facility. The Transferor agrees that acceptance of any tendered Notes by Hawk and the Guarantors and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by Hawk and the Guarantors of certain of their obligations under the Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     The Transferor certifies that it is not an "affiliate" of Hawk and the Guarantors within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each Transferor that is a broker-dealer receiving Exchange Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make available, for a period of up to 120 days after consummation of the Exchange Offer, copies of this Prospectus, as amended or supplemented, to any broker-dealer and any other persons, if any, with similar prospectus delivery requirements, for use in connection with any resale of Exchange Notes. See "Plan of Distribution."

WITHDRAWAL RIGHTS

     Tenders of Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the Letter of Transmittal, and with respect to a facsimile transmission, must be confirmed by telephone and an original delivered by guaranteed overnight delivery. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Notes to be withdrawn, the certificate numbers of Notes to be withdrawn, the principal amount of Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Notes exchanged, and the name of the registered holder of such Notes, and must be signed by the holder in the same manner as the original signature on the

Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to Hawk and the Guarantors that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes being withdrawn. The Exchange Agent will return the properly withdrawn Notes promptly following receipt of notice of withdrawal. If Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by Hawk and the Guarantors, and such determination will be final and binding on all parties.

     Any Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such Notes will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described under "Tender Procedure" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     For each Note accepted for exchange, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. For the purposes of the Exchange Offer, Hawk and the Guarantors shall be deemed to have accepted for exchange validly tendered Notes when, as and if Hawk and the Guarantors have given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Notes for the purposes of receiving Exchange Notes from Hawk and causing the Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Notes will be made by the Exchange Agent promptly after acceptance of the tendered Notes. Tendered Notes not accepted for exchange by Hawk and the Guarantors will be returned without expense to the tendering holders (or, in the case of Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above and in the Letter of Transmittal, such non-exchanged Notes will be credited to an account maintained with such book-entry transfer facility) promptly following the Expiration Date or, if Hawk and the Guarantors terminate the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, Hawk and the Guarantors will not be required to issue Exchange Notes in respect of any properly tendered Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service), or, at their option, modify or otherwise amend the Exchange Offer, if any of the following events occur:

          (1) the Exchange Offer would, in the reasonable judgment of the Company and the Guarantors, violate applicable law or any applicable interpretation of the staff of the Commission;

          (2) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair the ability of the Company and the Guarantors to proceed with the Exchange Offer;

          (3) a material adverse development shall have occurred in any existing action or proceeding with respect to the Company; or

          (4) a governmental approval shall not have been obtained, which approval the Company deems necessary for the consummation of the Exchange Offer;

that, in the reasonable judgment of Hawk and the Guarantors in any case, and regardless of the circumstances (including any action by Hawk and the Guarantors) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer.

     Hawk and the Guarantors expressly reserve the right to terminate the Exchange Offer and not accept for exchange any Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by Hawk and the Guarantors of properly tendered Notes). In addition, Hawk and the Guarantors may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, Hawk and the Guarantors may amend the Exchange Offer in any manner that, in their good faith judgment, is advantageous to holders of the Notes.

     The foregoing conditions are for the sole benefit of Hawk and the Guarantors and may be waived by Hawk and the Guarantors, in whole or in part, in the reasonable judgment of Hawk and the Guarantors. Any determination made by Hawk and the Guarantors concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

     Hawk and the Guarantors are not aware of the existence of any of the foregoing events.

EXCHANGE AGENT

     Bank One Trust Company, NA has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the Letter of Transmittal. Bank One Trust Company, NA also acts as Trustee under the Indenture.

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONES SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

EXPENSES; SOLICITATION OF TENDERS

     Hawk and the Guarantors have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. Hawk and the Guarantors will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. Hawk and the Guarantors will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and related documents to the beneficial owners of the Notes and in handling or forwarding tenders for their customers.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus in connection with the Exchange Offer made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as of which information is furnished or the date hereof. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company and the Guarantors have agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of Notes reasonably requests.

TRANSFER TAXES

     Holders who tender their Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct Hawk and the Guarantors to register Exchange Notes in the name of, or request that Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF THE EXCHANGE OFFER

     Holders of Notes who do not tender their Notes in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. See "Description of the Exchange Notes." Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the offer or sale of the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Hawk and the Guarantors do not intend to register the Notes under the Securities Act. All untendered Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Notes or the Exchange Notes.

OTHER

     Participation in the Exchange Offer is voluntary, and holders of Notes should carefully consider whether to participate. Holders of the Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. See "Certain U.S. Federal Income Tax Consequences."

     Hawk and the Guarantors may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. Hawk and the Guarantors have no present plan to acquire any Notes that are not tendered in the Exchange Offer.

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company or any of the Guarantors as a result of the Exchange Offer.

     The following table sets forth the estimated sources and uses of the proceeds to the Company from the sale of the Notes in the Offering, and the completion of the other components of the Transactions:

                                                                                 AMOUNT
                                                                             --------------
                                                                             (IN THOUSANDS)
    SOURCES
    The Notes.............................................................      $100,000
    Hutchinson Acquisition Notes(1).......................................         1,500
                                                                                --------
         Total Sources....................................................      $101,500
                                                                                ========
    USES
    Repayment of Old Credit Facility(2)...................................      $ 72,500
    Acquisition of Hutchinson(1)..........................................        11,500
    Working Capital and General Corporate Purposes(3).....................        12,700
    Fees and Expenses(4)..................................................         4,800
                                                                                --------
         Total Uses.......................................................      $101,500
                                                                                ========

---------------

(1) The Company has entered into a definitive purchase agreement to acquire all the outstanding capital stock of Hutchinson for (a) $10.0 million payable in cash at closing, subject to adjustment for changes in stockholders' equity and actual 1996 Hutchinson earnings, (b) the Hutchinson Acquisition Notes, which are 8.0% two-year notes in the aggregate original principal amount of $1.5 million, and (c) contingent payments to be made by the Company only if Hutchinson meets certain EBITDA targets. There is no assurance that the acquisition of Hutchinson will be completed, or if completed, that the Company will be able to successfully integrate Hutchinson into its operations. See "Risk Factors -- Acquisition Plans" and
    "Business -- Hutchinson Acquisition."

(2) Represents payment in full of the Old Credit Facility, together with accrued and unpaid interest of approximately $345,000, which repayment occurred concurrently with the closing of the sale of the Notes in the Offering. The Old Credit Facility consisted of two term loans ("Old Term Loan A" and "Old Term Loan B"), and a revolving credit facility ("Old Revolving Loan"). Old Term Loan A was due in quarterly installments of principal ranging from $1.4 million to $2.7 million through June 30, 2000; Old Term Loan B was due in quarterly installments of principal ranging from $55,000 to $2.6 million through June 30, 2002; and the Old Revolving Loan was scheduled to mature on June 30, 2000. Each Loan bore interest at a base rate determined in accordance with certain published rates. Each Loan may have, at the Company's option, borne interest at a variable rate based on LIBOR, plus 2.5% per annum in the case of Old Term Loan A and the Old Revolving Loan, and plus 3.25% per annum in the case of Old Term Loan B. As of September 30, 1996, the applicable interest rate on Old Term Loan A was 8.00% per annum, the applicable interest rate on the Old Revolving Loan was 8.25% per annum, and the applicable interest rate on Old Term Loan B was 8.75%.

(3) Pending use, the Company will invest these proceeds in money market funds or other short-term interest bearing securities.

(4) Includes estimated fees and expenses of the Exchange Offer, the Offering and the Transactions, including the New Revolving Credit Facility and the Hutchinson acquisition.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at September 30, 1996, as adjusted to give effect to the sale of the Notes in the Offering and the completion of the other components of the Transactions. This table should be read in conjunction with the historical consolidated financial statements of the Company and the unaudited pro forma financial information and the respective notes thereto, included elsewhere in this Prospectus.

                                                                     AS OF SEPTEMBER 30, 1996
                                                                    ---------------------------
                                                                     ACTUAL         AS ADJUSTED
                                                                    --------        -----------
                                                                          (IN THOUSANDS)
Long-term obligations (including current portion)
     New Revolving Credit Facility(1)............................   $     --         $      --
     10 1/4% Senior Notes due 2003...............................         --           100,000
     Old Term Loan A.............................................     32,000                --
     Old Term Loan B.............................................     21,725                --
     Old Revolving Loan..........................................     19,700                --
     Other Obligations...........................................      2,508             2,508
     Hutchinson Acquisition Notes................................         --             1,500
     Senior Subordinated Notes(2)................................     26,213            26,213
                                                                    --------         ---------
     Total long-term obligations.................................   $102,146         $ 130,221
                                                                    ========         =========
Detachable stock warrants, subject to put option(2)..............   $  4,600         $   4,600
Total shareholders' equity (deficit).............................       (830)           (2,791)
                                                                    --------         ---------
     Total capitalization........................................   $105,916         $ 132,030
                                                                    ========         =========

---------------

(1) Borrowings of up to the lesser of (1) $25.0 million, or (2) the sum of 85% of eligible accounts receivable and 60% of eligible inventory, under the New Revolving Credit Facility are available at LIBOR plus 2.25% per annum or, at the Company's option, a variable rate based on the lending bank's prime rate plus 1.0% per annum, for working capital and general corporate purposes. Currently, there are no amounts outstanding under the New Revolving Credit Facility. See "Description of Certain Indebtedness -- New Revolving Credit Facility."

(2) The Company issued $30.0 million aggregate principal amount of Senior Subordinated Notes with detachable warrants to purchase Class B Common Stock on June 30, 1995. The holders of the warrants have the right to put the warrants to the Company. See "Description of Certain Indebtedness -- Senior Subordinated Notes." The portion of the proceeds representing the current value of the warrants, $4.6 million, was allocated to the detachable stock warrants, subject to put option, and the resulting discount is being amortized over the life of the debt as non-cash, imputed interest. The discount is based on an effective interest rate of 14.2%. The unamortized discount at September 30, 1996 was $3.8 million.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma consolidated statement of operations of the Company for the year ended December 31, 1995 and the nine months ended September 30, 1996 include the historical operations of the Company and give effect to the following as if they occurred as of January 1, 1995: (1) the SKW and Hutchinson acquisitions; (2) the sale of the Notes in the Offering; and (3) the completion of the other components of the Transactions. The unaudited pro forma consolidated balance sheet as of September 30, 1996 includes the historical accounts of the Company and gives effect to the following as if they occurred as of September 30, 1996: (1) the Hutchinson acquisition; (2) the sale of the Notes in the Offering; and (3) the completion of the other components of the Transactions. The unaudited pro forma consolidated financial information has been prepared by the Company's management. The information is not designed to represent and does not represent what the Company's results of operations actually would have been had the aforementioned transactions been completed as of the beginning of the periods indicated, or to project the Company's results of operations for any future period. The pro forma adjustments are based on available information and certain assumptions that the Company concurrently believes are reasonable in the circumstances. The unaudited pro forma consolidated financial information should be read in conjunction with the more detailed information contained in the historical consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial information included elsewhere in this Prospectus.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                      PRO FORMA
                                                                     ADJUSTMENTS                        PRO FORMA
                                      HISTORICAL                         FOR                           ADJUSTMENTS
                     ---------------------------------------------     SKW AND                             FOR          PRO FORMA
                        HAWK            SKW           HUTCHINSON      HUTCHINSON         PRO FORMA         THE             AS
                     CORPORATION   ACQUISITION(1)   ACQUISITION(1)   ACQUISITIONS       CONSOLIDATED    OFFERING        ADJUSTED
                     -----------   --------------   --------------   ------------       ------------   -----------      ---------
Net sales............   $84,643       $34,916          $8,133               --            $127,692            --        $127,692
Cost of sales........    61,164        26,617           5,417         $ (6,038)(2)(3)       87,160            --          87,160
                        -------       -------          ------         --------            --------       -------        --------
    Gross profit.....    23,479         8,299           2,716            6,038              40,532                        40,532
Expenses:
  Selling, technical,
    and
    administrative
    expenses.........    11,575         3,685             868           (2,158)(4)          13,970            --          13,970
  Amortization of
    intangible
    assets...........     1,864            87             493              814 (5)           3,258       $   202 (9)       3,460
                        -------       -------          ------         --------            --------       -------        --------
    Total expenses...    13,439         3,772           1,361           (1,344)             17,228           202          17,430
                        -------       -------          ------         --------            --------       -------        --------
Income (loss) from
  operations.........    10,040         4,527           1,355            7,382              23,304          (202)         23,102
Interest expense.....     7,323           660             145            1,964 (6)          10,092         3,958 (10)     14,050
Other (income)
  expense, net.......      (130)         (103)             (7)             109 (7)            (131)           --            (131)
                        -------       -------          ------         --------            --------       -------        --------
                          7,193           557             138            2,073               9,961         3,958          13,919
Income (loss) before
  income taxes.......     2,847         3,970           1,217            5,309              13,343        (4,160)          9,183
Income taxes.........     1,593         1,696             486            2,238 (8)           6,013        (1,747)(11)      4,266
                        -------       -------          ------         --------            --------       -------        --------
Net income (loss)....   $ 1,254       $ 2,274          $  731         $  3,071            $  7,330       $(2,413)       $  4,917
                        =======       =======          ======         ========            ========       =======        ========
Other Data:
  EBITDA.............                                                                                                   $ 31,466
                                                                                                                        ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                                      PRO FORMA
                                                                     ADJUSTMENTS                        PRO FORMA
                                               HISTORICAL                FOR                           ADJUSTMENTS
                                      ----------------------------     SKW AND                             FOR          PRO FORMA
                                         HAWK         HUTCHINSON      HUTCHINSON         PRO FORMA         THE             AS
                                      CORPORATION   ACQUISITION(1)   ACQUISITIONS       CONSOLIDATED    OFFERING        ADJUSTED
                                      -----------   --------------   ------------       ------------   -----------      ---------
Net sales...........................    $93,672         $6,178               --           $99,850            --         $99,850
Cost of sales.......................     69,023          4,034         $ (2,100)(3)        70,957            --          70,957
                                        -------         ------         --------           -------       -------         -------
    Gross profit....................     24,649          2,144            2,100            28,893                        28,893
Expenses:
  Selling, technical, and
    administrative expenses.........     11,611            571                             12,182            --          12,182
  Amortization of intangible
    assets..........................      2,319            117              325 (5)         2,761       $   182 (9)       2,943
                                        -------         ------         --------           -------       -------         -------
    Total expenses..................     13,930            688              325            14,943           182          15,125
Income (loss) from operations before
  plant consolidation expense,
  interest expense and other
  (income) expense..................     10,719          1,456            1,775            13,950          (182)         13,768
Plant consolidation expense(12).....      3,749             --               --             3,749            --           3,749
                                        -------         ------         --------           -------       -------         -------
    Income (loss) from operations...      6,970          1,456            1,775            10,201          (182)         10,019
Interest expense....................      7,321              9               (9)(6)         7,321         2,787 (10)     10,108
Other (income) expense, net.........         55             (7)              --                48            --              48
                                        -------         ------         --------           -------       -------         -------
                                          7,376              2               (9)           (7,369)        2,787          10,156
Income (loss) before income taxes...       (406)         1,454            1,784             2,832        (2,969)           (137)
Income taxes........................        863            596              718 (8)         2,177        (1,247)(11)        930
                                        -------         ------         --------           -------       -------         -------
Net income (loss)...................    $(1,269)        $  858         $  1,066           $   655       $(1,722)        $(1,067)
                                        =======         ======         ========           =======       =======         =======
Other Data:
  EBITDA............................                                                                                    $21,244
                                                                                                                        =======

                                              (footnotes on the following pages)

                                                                      YEAR ENDED        NINE MONTHS ENDED
                                                                  DECEMBER 31, 1995     SEPTEMBER 30, 1996
                                                                  ------------------    ------------------
 (1) Represents the results of operations of SKW for the period from January 1, 1995 through June 30, 1995 and the results of operations of Hutchinson for the year ended December 31,
     1995 and nine months ended September 30, 1996.
 (2) Represents the elimination of additional cost of sales
     resulting from the write-up of finished goods inventory to
     fair market value for the SKW acquisition...................      $ (2,438)
 (3) Represents the cost savings the Company expects to realize from the closure of the Company's LaVergne, Tennessee
     manufacturing facility, which was announced in August, 1995 and completed in June, 1996. The Company believes it can
     achieve such cost savings, which result principally from
     elimination of (a) the LaVergne facility's fixed
     manufacturing costs and (b) the affected employees' salaries and benefits, partially offset by the hiring of new
     employees at the Company's other manufacturing facilities.
     The Company believes these cost savings will not impair its sales volume as a result of available manufacturing capacity
     in its other facilities.....................................      $ (3,600)             $ (2,100)
 (4) Reflects the net effect to selling, technical, and
     administrative expenses after giving effect to (a) the
     elimination of a management fee charged to SKW by MLX Corp.
     for the period from January 1, 1995 through June 30, 1995
     and (b) cost savings the Company has realized and expects to realize from the closing of its Solon, Ohio facility which consisted solely of selling, technical and administrative
     employees. The Company believes it will achieve such cost
     savings from the elimination of affected employees' salaries and benefits, without otherwise affecting its cost base or impairing its sales as a result of available resources in
     its other facilities.
         Elimination of management fee...........................      $   (600)
         Cost savings related to the termination of selling,
         technical and administrative personnel at the Solon,
         Ohio facility...........................................        (1,558)
                                                                       --------
                                                                       $ (2,158)
                                                                       ========
 (5) Represents the incremental amortization due to (a) the
     application of purchase accounting in the SKW and Hutchinson acquisitions resulting from an increase in the basis of net assets acquired and (b) the elimination of historical
     amortization related to intangible assets not acquired in
     the SKW and Hutchinson acquisitions. Intangible assets
     include goodwill and deferred financing costs that are
     amortized over 15 years and the life of the debt,
     respectively.
         Amortization of intangible assets from the SKW and
         Hutchinson acquisitions.................................      $  1,394              $    442
         Elimination of historical amortization of intangible
         assets not acquired in the SKW or Hutchinson
         acquisitions............................................          (580)                 (117)
                                                                       --------              --------
                                                                       $    814              $    325
                                                                       ========              ========

                                                                      YEAR ENDED        NINE MONTHS ENDED
                                                                  DECEMBER 31, 1995     SEPTEMBER 30, 1996
                                                                  ------------------    ------------------
 (6) Reflects the net effect on interest expense resulting from
     (a) additional borrowings incurred to finance the SKW
     acquisition and (b) the elimination of interest expense on debt not assumed in the SKW and Hutchinson acquisitions. The additional borrowings incurred to finance the SKW
     acquisition bear interest at a variable interest rate
     (assumed to be 8.9% per annum based on a weighted average
     interest rate during 1995) through the year 2000. If the
     interest rate on the variable rate debt were to change by
     1/8 of one percent, interest expense would change by
     approximately $78 for the year ended December 31, 1995.
         Interest expense related to additional borrowings
         incurred to finance the SKW acquisition.................      $  2,769
         Elimination of SKW and Hutchinson historical interest
         expense.................................................          (805)             $     (9)
                                                                       --------              --------
                                                                       $  1,964              $     (9)
                                                                       ========              ========
 (7) Represents the elimination of interest income recorded by
     SKW for the period from January 1, 1995 through June 30,
     1995 as the result of cash advances made to MLX Corp. from
     1990 through 1994. No advances have been made to the Company
     subsequent to the SKW acquisition...........................      $    109
 (8) Represents the estimated income tax effect of the SKW and
     Hutchinson acquisitions related pro forma adjustments using
     the appropriate effective tax rate..........................      $  2,238              $    718
                                                                       ========              ========
 (9) Represents the amortization of estimated deferred financing costs resulting from (a) the sale of the Notes and (b)
     elimination of historical amortization relating to the
     repayment of existing debt. Deferred financing costs are
     amortized over the life of the related debt.
         Amortization of deferred financing costs related to the
         sale of the Notes.......................................      $    762              $    571
         Elimination of amortization of deferred financing costs
         related to the Old Credit Facility......................          (560)                 (389)
                                                                       --------              --------
                                                                       $    202              $    182
                                                                       ========              ========
(10) Represents the net effect on interest expense as the result of (a) the elimination of historical interest expense after the repayment of the Old Credit Facility, using proceeds
     from the Offering and (b) the Offering assuming an interest rate of 10.25% per annum.
         Interest expense related to the Offering................      $ 10,250              $  7,688
         Elimination of historical interest expense..............        (6,292)               (4,901)
                                                                       --------              --------
                                                                       $  3,958              $  2,787
                                                                       ========              ========
(11) Represents the estimated income tax effect of the pro forma
     adjustments using an effective tax rate of 42%..............      $ (1,747)             $ (1,247)
                                                                       ========              ========
(12) Represents non-recurring expenses incurred to relocate
     machinery, equipment and inventory as a result of
     consolidating manufacturing facilities.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996

                                 (IN THOUSANDS)

                                                         HISTORICAL
                                                            HAWK           HUTCHINSON        PRO FORMA       PRO FORMA
                                                         CORPORATION     ACQUISITION(a)     ADJUSTMENTS     AS ADJUSTED
                                                         -----------     --------------     -----------     -----------
ASSETS
Current Assets:
  Cash.................................................   $  1,894         $  593           $10,471(b)       $ 12,958
  Accounts receivable..................................     18,515            950                --            19,465
  Inventories..........................................     20,346            307                --            20,653
  Deferred income taxes and other current assets.......      3,349            285               (61)(c)         3,573
                                                          --------         ------           -------          --------
        Total current assets...........................     44,104          2,135            10,410            56,649
                                                          --------         ------           -------          --------
Property, plant and equipment..........................     57,602          3,300                --            60,902
  less -- accumulated depreciation.....................    (13,318)        (1,046)               --           (14,364)
                                                          --------         ------           -------          --------
        Total property, plant and equipment............     44,284          2,254                --            46,538
                                                          --------         ------           -------          --------
Other Assets:
  Intangible assets....................................     35,506            938            10,727(d)(e)      47,171
  Net assets for sale and other assets.................      5,532            177                --             5,709
                                                          --------         ------           -------          --------
        Total other assets.............................     41,038          1,115            10,727            52,880
                                                          --------         ------           -------          --------
TOTAL ASSETS...........................................   $129,426         $5,504           $21,137          $156,067
                                                          ========         ======           =======          ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.....................................   $  8,838         $  295                --          $  9,133
  Accrued compensation.................................      5,813            392                --             6,205
  Other accrued expenses...............................      3,440            218              (711)(f)         2,947
                                                          --------         ------           -------          --------
        Total current liabilities......................     18,091            905              (711)           18,285
                                                          --------         ------           -------          --------
Long-Term Liabilities:
  Long-term debt, including current portion............    102,146             --            28,075 (g)        130,221
  Deferred income taxes................................      2,748            308                --             3,056
  Other................................................      2,671             25                --             2,696
                                                          --------         ------           -------          --------
        Total long-term obligations....................    107,565            333            28,075           135,973
                                                          --------         ------           -------          --------
Detachable stock warrants, subject to put option and
  redeemable preferred stock...........................      4,600          3,629            (3,629)(h)         4,600
Shareholders' equity (deficit).........................       (830)           637            (2,598)(i)        (2,791)
                                                          --------         ------           -------          --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............   $129,426         $5,504           $21,137          $156,067
                                                          ========         ======           =======          ========

---------------

(a) Reflects adjustments to assets acquired and liabilities assumed of Hutchinson based on their estimated fair values under the purchase method of accounting. The allocation of the aggregate purchase price below is preliminary and assumes the historic net book value of tangible assets approximates their fair value. The actual allocation will be based on management's final evaluation of such assets and liabilities. Some portion of the excess of purchase price over the historical cost of the net assets acquired may ultimately be allocated to specific tangible and intangible assets and liabilities. The final allocation of purchase cost and the resulting effect on net income may differ significantly from the pro forma amounts included herein.
(b) Represents the net adjustment to cash as a result of the following:
        Proceeds from the sale of the Notes...........................................................   $100,000
        Purchase of common stock of Hutchinson, plus related fees and expenses........................    (10,200)
        Repayment of Old Credit Facility, including accrued interest of $711..........................    (74,136)
        Payment of fees and expenses related to the New Revolving Credit Facility and the sale of the
        Notes..........................................................................................    (4,600)
        Cash as of September 30, 1996 not acquired in connection with the Hutchinson acquisition......       (593)
                                                                                                         --------
                                                                                                         $ 10,471
                                                                                                         ========
(c) Represents the effect of the Hawk Controlling Stockholder Merger..................................   $    (61)
                                                                                                         ========

(d) Represents the net increase in intangible assets due to the application of purchase price accounting for assets to be acquired in the Hutchinson acquisition, as a result of:
        Elimination of historical intangible assets...................................................   $   (814)
        Fair value of intangible assets to be acquired as a result of the Hutchinson acquisition......      8,841
        Write-off of $1,900 of deferred financing costs relating to the early repayment in full of the
        Old Credit Facility............................................................................    (1,900)
                                                                                                         --------
                                                                                                         $  6,127
                                                                                                         ========
(e) Represents the net increase in intangible assets, specifically, deferred financing costs, as a result of the following:
        Deferred financing costs related to the sale of the Notes.....................................   $  3,975
        Deferred financing costs related to the New Revolving Credit Facility.........................        625
                                                                                                         --------
                                                                                                         $  4,600
                                                                                                         ========
(f) Represents the net decrease on other accrued expenses for the payment of accrued interest on the
    Old Credit Facility...............................................................................   $   (711)
                                                                                                         ========
(g) Represents the net effect on long-term debt resulting from:
        Sale of the Notes.............................................................................   $100,000
        Repayment of Old Credit Facility, including current portion of $6,604.........................    (73,425)
        Hutchinson Acquisition Notes..................................................................      1,500
                                                                                                         --------
                                                                                                         $ 28,075
                                                                                                         ========
(h) Represents the net effect on detachable stock warrants and redeemable preferred stock as a result of:
        Elimination of detachable stock warrants, in connection with the Hutchinson acquisition.......   $ (2,269)
        Elimination of redeemable preferred stock in conjunction with the Hutchinson acquisition......     (1,360)
                                                                                                         --------
                                                                                                         $ (3,629)
                                                                                                         ========
(i) Represents the net effect on shareholders' equity as a result of:
        Elimination of shareholders' equity in connection with the Hutchinson acquisition.............   $   (637)
        Write-off of $1,900 of deferred financing costs relating to the early repayment in full of the
        Old Credit Facility............................................................................    (1,900)
        Represents the effect of the Hawk Controlling Stockholder Merger..............................        (61)
                                                                                                         --------
                                                                                                         $ (2,598)
                                                                                                         ========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF PRO FORMA RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

     As discussed earlier and in greater detail below, the Company completed the acquisitions of (1) Helsel in June 1994, (2) SKW in June 1995 and (3) the friction products assets of GKN in March 1996. In addition, the Company expects to close the acquisition of Hutchinson in the first quarter of 1997. Due to the effects of these acquisitions and the related application of purchase accounting, the historical consolidated financial data of the Company, Helsel and SKW for periods through September 30, 1996 are not comparable. As a result, the following discussion of pro forma results of operations and financial condition is presented.

     In June 1994, a group led by Mr. Harbert and Mr. Weinberg completed the acquisition of the assets and certain related liabilities of Helsel in a transaction accounted for under the purchase method of accounting. The aggregate purchase price was approximately $8.6 million. The acquisition was financed primarily through borrowings of approximately $5.1 million. In June 1995, Helsel became a wholly-owned subsidiary of the Company upon its merger with a subsidiary of the Company in a transaction accounted for as a pooling.

     In June 1995, the Company completed the acquisition of the assets and certain related liabilities of SKW in a transaction accounted for under the purchase method of accounting. The aggregate purchase price was approximately $61.6 million. The acquisition was financed through borrowings under the Old Credit Facility and the issuance of the Senior Subordinated Notes.

     In March 1996, the Company completed the acquisition of the friction products assets of GKN in a transaction accounted for under the purchase method of accounting. The aggregate purchase price was approximately $1.3 million. The acquisition was financed through borrowings under the Old Credit Facility.

     The Company has signed a definitive agreement to acquire Hutchinson for (1) $10.0 million payable in cash at closing, subject to adjustment for changes in stockholders' equity and actual 1996 Hutchinson EBITDA, (2) the Hutchinson Acquisition Notes, which are 8.0% two-year notes in the aggregate original principal amount of $1.5 million, and (3) contingent payments to be made by the Company only if Hutchinson meets certain EBITDA targets. The cash payment will be financed with the proceeds of the Offering. The acquisition of Hutchinson is conditioned upon customary closing conditions, including completion of the Company's due diligence. There is no assurance that the acquisition of Hutchinson will be completed, or if completed, that the Company will be able to successfully integrate Hutchinson into its operations.

     The purchase prices for Helsel, SKW and the friction products assets of GKN were, and the purchase price for Hutchinson will be, allocated to the estimated fair market value of the assets acquired and liabilities assumed in the acquisitions, any excess of the purchase price paid over the estimated fair value of the net assets acquired was allocated to goodwill, which resulted in approximately $24.6 million of goodwill reflected on the pro forma September 30, 1996 balance sheet. The annual amortization of goodwill will result in non-cash charges to future operations of approximately $1.8 million per year based on a 15-year amortization period.

     The derivation of certain of the pro forma financial information discussed below is described in "Unaudited Pro Forma Consolidated Financial Information." For purposes of the following discussion, the pro forma unaudited consolidated statements of operations of the Company for the years ended December 31, 1994 and 1995, respectively, and the nine months ended September 30, 1995 and 1996, respectively, were prepared to illustrate the estimated effects of the acquisitions of Helsel, SKW, Hutchinson and the friction products assets of GKN and the financing thereof as if the acquisitions had occurred at the beginning of each respective period.

     The unaudited pro forma consolidated statement of operations data and the unaudited pro forma consolidated balance sheet data do not purport to represent
(1) the actual results of operations or financial condition of the Company had the acquisitions of Helsel, SKW, Hutchinson and the friction products assets of GKN occurred on the dates assumed, or (2) the results of operations or financial position to be expected in the future.

     This section should be read in conjunction with the historical financial statements of the Company, Helsel, SKW and Hutchinson, including the notes thereto, and the other financial information pertaining to the Company, Helsel, SKW and Hutchinson, including the information set forth under "Capitalization," "Unaudited Pro Forma Consolidated Financial Information," "Selected Consolidated Financial Data," and "Management's Discussion and Analysis of Results of Operations and Financial Condition," included elsewhere herein.

PRO FORMA RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, before giving effect to the Offering and the application of net proceeds therefrom, certain components from the Company's Unaudited Pro Forma Consolidated Statements of Operations and the percentage of net sales represented by such components:

                                                       YEAR ENDED                                NINE MONTHS ENDED
                                                      DECEMBER 31,                                 SEPTEMBER 30,
                                        -----------------------------------------     ---------------------------------------
                                               1994                   1995                  1995                  1996
                                        ------------------     ------------------     -----------------     -----------------
                                           $           %          $           %          $          %          $          %
                                        --------     -----     --------     -----     -------     -----     -------     -----
                                                                           (IN THOUSANDS)
Net sales............................   $118,436     100.0     $127,692     100.0     $97,059     100.0     $99,850     100.0
Gross profit.........................     34,141      28.8       40,532      31.7      30,598      31.5      28,893      28.9
Selling, technical and administrative
  expenses...........................     14,494      12.2       13,970      10.9      10,934      11.3      12,182      12.2
Amortization of intangible assets....      2,747       2.3        3,258       2.5       2,587       2.7       2,761       2.7
Income from operations before plant
  consolidation expense..............     16,900      14.3       23,304      18.3      17,077      17.5      13,950      14.0
EBITDA...............................     23,681      20.0       31,466      24.6      23,005      23.7      21,244      21.3

     The following comparisons of the financial results of the Company by period shows, among other things, a decrease in pro forma gross profit margin for the nine month period ended September 30, 1996 compared to the corresponding period in 1995. This decrease is primarily a result of temporary production inefficiencies arising from the relocation of manufacturing operations from the LaVergne, Tennessee facility to the Medina and Brook Park, Ohio plants in the first nine months of 1996, as well as certain other plant consolidation activities undertaken by the Company during 1996. These plant consolidation activities entailed the movement of more than 185 pieces of production equipment from operating facilities, as well as the hiring of approximately 120 new production employees at the Medina and Brook Park facilities to replace the approximately 175 production employees at the Company's facility in LaVergne.

PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     Pro Forma Net Sales. Pro forma net sales increased $2.8 million, or 2.9%, from $97.1 million for the nine months ended September 30, 1995 to $99.9 million for the nine months ended September 30, 1996. Friction product pro forma net sales increased $3.2 million, or 4.2%, from $75.1 million in the nine months ended September 30, 1995 to $78.2 million in the nine months ended September 30, 1996. This increase was primarily attributable to increased aftermarket pro forma net sales of friction products used in construction and agricultural equipment and increased pro forma net sales of specialty friction products, partially offset by lower pro forma net sales of friction products for heavy truck clutches resulting from lower truck production. Precision engineered component pro forma net sales declined $396,000, or 1.8% from $22.0 million in the nine months ended September 30, 1995 to $21.6 million in the nine months ended September 30, 1996. The decline was primarily attributable to lower pro forma net sales of powder metal components used in hydraulic mechanisms.

     Pro Forma Gross Profit. Pro forma gross profit for the first nine months of 1996 was $28.9 million, a decrease of $1.7 million, or 5.6%, from $30.6 million in the first nine months of 1995. As a percentage of pro forma net sales, pro forma gross profit was 28.9% in the first nine months of 1996 and 31.5% in the first nine months of 1995. Pro forma gross profit as a percentage of sales decreased primarily as a result of costs associated with the start-up of production (other than moving expenses) in connection with the manufacturing facility consolidation program.

     Pro Forma Selling, Technical and Administrative ("ST&A") Expenses. Pro forma ST&A expenses increased $1.2 million, or 11.4%, from $10.9 million for the nine months ended September 30, 1995 to $12.2 million for the nine months ended September 30, 1996. As a percentage of pro forma net sales, pro forma ST&A expenses increased from 11.3% to 12.2% over such periods, primarily as a result of higher incentive compensation at the Company's friction products facilities resulting from increased sales and profits from business transferred in connection with the consolidation program and the establishment of an incentive compensation program for employees of SKW.

     Pro Forma Income from Operations before Plant Consolidation Expense. Pro forma income from operations of $14.0 million for the first nine months of 1996 decreased $3.1 million, or 18.3%, compared to the $17.1 million pro forma income from operations in the first nine months of 1995. As a percentage of pro forma net sales, pro forma income from operations declined from 17.5% in the first nine months of 1995 to 14.0% in the first nine months of 1996. The decrease reflects the lower margins due to the costs associated with the manufacturing facility consolidation program and the higher pro forma ST&A costs described above.

PRO FORMA 1995 COMPARED TO 1994

     Pro Forma Net Sales. Pro forma net sales increased $9.3 million, or 7.8%, from $118.4 million in 1994 to $127.7 million in 1995. Friction product pro forma net sales increased $7.6 million, or 8.4%, from $91.5 million in 1994 to $99.1 million in 1995. The net friction products pro forma net sales increase was attributable to increased pro forma net sales of linings for aircraft braking systems due to the sustained improvement of the U.S. commercial airline industry. Pro forma net sales for the Company's other friction products businesses were unchanged as increased aftermarket pro forma net sales and pro forma net sales of heavy truck clutches resulting from increased truck production were offset by pro forma net sales declines to original equipment manufacturers of construction and agricultural equipment. Precision engineered component pro forma net sales increased $1.6 million, or 6.0%, from $27.0 million in 1994 to $28.6 million in 1995, as a result of increased pro forma net sales of powder metal components for fluid power control applications and for anti-lock brake sensor rings used in heavy trucks.

     Pro Forma Gross Profit. Pro forma gross profit in 1995 was $40.5 million, an increase of $6.4 million, or 18.7%, from $34.1 million in 1994. As a percentage of pro forma net sales, pro forma gross profit was 28.8% in 1994 and 31.7% in 1995. Pro forma gross profit margins in the existing friction products business grew due to the increased proportion of high margin aircraft brake lining pro forma net sales. The 1995 pro forma gross profit includes pro forma adjustments for $3.6 million of cost savings associated with the manufacturing facility consolidation program.

     Pro Forma ST&A Expenses. Pro forma ST&A expenses decreased $524,000, or 3.6%, from $14.5 million in 1994 to $14.0 million in 1995. As a percentage of pro forma net sales, pro forma ST&A expenses declined from 12.2% to 10.9% over such periods, primarily as a result of the reductions in overhead of SKW and the increase in pro forma net sales.

     Pro Forma Income from Operations Before Plant Consolidation Expense. Pro forma income from operations increased $6.4 million, or 37.9%, from $16.9 million in 1994 to $23.3 million in 1995. As a percentage of pro forma net sales, income from operations increased from 14.3% in 1994 to 18.3% in 1995, primarily as a result of the manufacturing facility consolidation program and lower pro forma ST&A expenses.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below under the captions "Income Statement Data," "Other Data" and "Balance Sheet Data" as of and for each of the five years ended December 31, 1991, 1992, 1993, 1994 and 1995, have been derived from the audited consolidated financial statements of the Company. The selected consolidated financial data as of and for the nine months ended September 30, 1995 and 1996 have been derived from unaudited consolidated financial statements of the Company, which have been prepared by management on the same basis as the audited consolidated financial statements of the Company, and, in the opinion of management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such data for such periods and as of such dates. Operating results for the nine month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the full year. This data should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                             (DOLLARS IN THOUSANDS)

                                                                                                                NINE MONTHS ENDED
                                                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                              -----------------------------------------------   -----------------
                                                               1991      1992      1993      1994      1995      1995      1996
                                                              -------   -------   -------   -------   -------   -------   -------
                                                                                                                   (UNAUDITED)
INCOME STATEMENT DATA:
  Net sales.................................................. $21,037   $24,931   $28,417   $41,395   $84,643   $55,841   $93,672
  Cost of sales..............................................  12,588    14,929    16,834    26,771    61,164    39,630    69,023
                                                              -------   -------   -------   -------   -------   -------   -------
  Gross profit...............................................   8,449    10,002    11,583    14,624    23,479    16,211    24,649
  Operating expenses
    Selling, technical, and administrative...................   4,049     4,582     4,833     6,294    11,575     7,927    11,611
    Amortization of intangibles..............................   1,304     1,304       954       954     1,864     1,059     2,319
    Plant consolidation expense (1)..........................      --        --        --        --        --        --     3,749
                                                              -------   -------   -------   -------   -------   -------   -------
  Income from operations.....................................   3,096     4,116     5,796     7,376    10,040     7,225     6,970
  Other expenses, net:
  Interest expense...........................................   3,530     2,903     2,654     3,267     7,323     4,432     7,321
  Other expense (income), net................................      --        --        --      (234)     (130)       --        55
                                                              -------   -------   -------   -------   -------   -------   -------
  Income before income taxes, extraordinary item and
    cumulative effect of change in accounting principle......    (434)    1,213     3,142     4,343     2,847     2,793      (406)
  Income taxes...............................................     (98)      494     1,716     1,845     1,593     1,241       863
                                                              -------   -------   -------   -------   -------   -------   -------
  Income (loss) before extraordinary item and cumulative
    effect of change in accounting principle.................    (336)      719     1,426     2,498     1,254     1,552    (1,269)
  Extraordinary item, utilization of tax loss carryforward...      --      (233)       --        --        --        --        --
  Cumulative effect of change in accounting for income
    taxes....................................................      --        --       284        --        --        --        --
                                                              -------   -------   -------   -------   -------   -------   -------
  Net income (loss).......................................... ($  336)  $   952   $ 1,142   $ 2,498   $ 1,254   $ 1,552   ($1,269)
                                                              =======   =======   =======   =======   =======   =======   =======
OTHER DATA:
  EBITDA (2).................................................  $5,251    $6,290    $7,716    $9,842   $15,507   $10,471   $13,606
  EBITDA as a percentage of net sales........................    25.0%     25.2%     27.2%     23.8%     18.3%     18.8%     14.5%
  Capital additions..........................................     471       446       586     1,871     3,781     2,622     9,142
  Depreciation and amortization..............................   2,155     2,174     1,920     2,466     5,467     3,246     6,636
  Ratio of EBITDA to interest expense........................     1.5x      2.2x      2.9x      3.0x      2.1x      2.4x      1.9x
  Ratio of long term debt(including current portion)
    to EBITDA (3)............................................     5.5x      4.2x      3.1x      2.7x      6.1x      7.0x      5.6x
  Ratio of earnings to fixed charges (4).....................               1.2x      1.8x      2.0x      1.3x      1.4x

                                                                               DECEMBER 31,                       SEPTEMBER 30,
                                                              -----------------------------------------------   -----------------
                                                               1991      1992      1993      1994      1995      1995      1996
                                                              -------   -------   -------   -------   -------   -------   -------
BALANCE SHEET DATA:
  Working capital (deficit).................................. $  (988)  $ 1,053   $(3,709)  $(4,076)  $16,360   $20,487   $19,409
  Property, plant and equipment, net.........................   6,466     6,020     5,627    10,166    39,460    39,269    44,284
  Total assets...............................................  34,579    33,729    33,925    43,645   123,861   123,569   129,426
  Long-term debt (including current portion).................  28,942    26,457    24,050    26,726    94,906    97,714   102,146
  Detachable stock warrants, subject to put option...........      --        --        --        --     4,600     4,600     4,600
  Shareholders' equity (deficit).............................   1,842     2,488     3,377     6,583       390     1,109      (830)

---------------

(1) Reflects charges in the nine month period ended September 30, 1996, related to the consolidation of certain manufacturing facilities into existing Company facilities, including the relocation of machinery and equipment.

(2) As used herein, "EBITDA" is defined as income from operations plus depreciation and amortization excluding plant consolidation expense. EBITDA is a key measure of the financial performance of the Company because of (1) the importance of maintaining cash flow in excess of debt-service obligations and (2) the non-cash effect on earnings of generally high levels of amortization expense associated with acquisitions. EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) For purposes of the computation, EBITDA for the interim periods presented has been annualized.

(4) The ratio of earnings to fixed charges is determined by dividing the sum of earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, income taxes and a portion of rent expense representative of interest, by the sum of interest expense, amortization of deferred financing costs, a portion of rent expense representative of interest and preferred stock dividend requirements. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the year ended December 31, 1991 and the nine months ended September 30, 1996, the deficit of earnings to fixed charges was $887 and $830, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in connection with the Company's consolidated financial statements and notes thereto and other financial information, included elsewhere in this Prospectus.

OVERVIEW

     Hawk is a manufacturing holding company that through its operating subsidiaries designs, engineers, manufactures and markets friction products (83.5% of sales in the first nine months of 1996) and precision engineered components (16.5%). Since 1989, Hawk has pursued a strategic plan of fostering growth by making complementary acquisitions and broadening its customer base. Set forth below is certain information with respect to those acquisitions:

                        EFFECTIVE DATE                                                              YEAR
    ACQUISITION         OF ACQUISITION                           BUSINESS                          FOUNDED
--------------------    --------------     ----------------------------------------------------    -------
FPC and Logan           March 1989         Aerospace and industrial friction products and            1961
                                           powder metal for specialty industrial applications

Helsel                  June 1994          Powder metal for specialty fluid power applications       1974

SKW                     June 1995          Friction products for industrial applications             1924

GKN friction assets     March 1996         Friction products for industrial applications             1944

     All of these acquisitions were asset purchases and were accounted for under the purchase method of accounting, with the purchase price allocated to the estimated fair market value of the assets acquired and liabilities assumed. In the acquisitions, any excess of the purchase price paid over the estimated fair value of the net assets acquired was allocated to goodwill, which resulted in approximately $18.2 million of goodwill reflected on the September 30, 1996 balance sheet. The annual amortization of goodwill will result in non-cash charges to future operations of approximately $1.2 million per year (of which the majority of such amortization is deductible for tax purposes) based on a 15-year amortization period. The basis of presentation relating to the following discussion of the "Results of Operations" fully reflects the effects of purchase accounting and, accordingly, reflects the increased amortization expense.

     The acquisition of Helsel significantly increased the precision engineered component business of the Company, and the acquisitions of SKW and the friction products assets of GKN brought to the Company a substantial industrial friction product line to complement FPC's core aerospace friction product line. These acquisitions caused a significant change in the Company's product mix and resulted in a reduction in the Company's gross profit margin. The Company's FPC business generated a gross profit margin of 40.8% in 1993. The acquisition of Helsel had the effect of reducing the Company's overall gross profit margin to 35.3% in 1994. The acquisition of SKW had the effect of further reducing the Company's overall gross profit margin to 27.8% in 1995, and 26.3% in the nine months ended September 30, 1996. The Company believes that the gross profit margins of the industrial and specialty friction products and precision engineered components produced by SKW and Helsel, respectively, exceed gross profit margins realized in other markets that use standardized products. However, these margins are exceeded by those achieved by the Company's FPC business, as a result of FPC's proprietary products and leading position in the aerospace friction products market.

     In 1995, the Company consolidated SKW's headquarters facility, which is expected to result in an estimated annualized cost savings of $1.8 million due to the elimination of redundant expenses. During 1996, the Company consolidated one of SKW's two U.S. manufacturing facilities into its existing facilities, which is expected to result in an estimated $3.6 million in annualized cost savings from reduction of overhead expenses. The Company incurred $3.7 million in non-recurring costs related to the manufacturing facility consolidation program in the first nine months of 1996. The Company does not expect to incur any additional material future costs relating to the manufacturing facility consolidation program. In addition, the manufacturing facility consolidation program has had the effect of decreasing the gross profit margins in 1996 primarily as a result of the temporary production inefficiences arising from the relocation of manufacturing operations. The Company expects these temporary production inefficiences to continue through the end of 1996.

     At the time of the Offering, the Company incurred $1.9 million of non-recurring extraordinary charges as a result of the write-off of previously capitalized deferred financing costs arising from the termination of the Old Credit Facility. The Company expects that the non-recurring charges relating to the manufacturing facility consolidation program and the deferred financing costs will cause the Company to incur a net loss in 1996. See "Description of Certain Indebtedness -- Old Credit Facility."

     The Company's foreign operations expose it to the risk of exchange rate fluctuations. For example, because the Company's Italian operation typically generates positive net cash flow, which is denominated in lire, a decline in the value of the lira relative to the dollar would adversely affect the Company's reported sales and earnings. In addition, the restatement of foreign currency denominated assets and liabilities into U.S. dollars gives rise to foreign exchange gains or losses which are recorded in stockholders' equity. The Company does not currently participate in hedging transactions related to foreign currency.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, items in the Company's income statements as a percentage of net sales:

                                                                                                        NINE MONTHS ENDED
                                                                             YEAR ENDED
                                                                            DECEMBER 31,                  SEPTEMBER 30,
                                                                    -----------------------------       -----------------
                                                                    1993        1994        1995        1995        1996
                                                                    -----       -----       -----       -----       -----
                                                                                                           (UNAUDITED)
Net sales........................................................   100.0%      100.0%      100.0%      100.0%      100.0%
Gross profit.....................................................    40.8        35.3        27.8        29.0        26.3
Selling, technical & administrative expenses.....................    17.0        15.2        13.7        14.2        12.4
Plant consolidation expense......................................      --          --          --          --         4.0
Amortization of intangible assets................................     3.4         2.3         2.2         1.9         2.5
Income from operations...........................................    20.4        17.8        11.9        12.9         7.4
Interest expense.................................................     9.3         7.9         8.7         7.9         7.8
Other (income) expense, net......................................      --        (0.6)       (0.2)         --          --
Income (loss) before income taxes................................    11.1        10.5         3.4         5.0        (0.4)
Income taxes.....................................................     7.0         4.5         1.9         2.2         0.9
Net income (loss)................................................     4.0         6.0         1.5         2.8        (1.3)

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     Net Sales. Net sales increased $37.8 million, or 67.7%, from $55.8 million in the nine months ended September 30, 1995 to $93.7 million in the nine months ended September 30, 1996. Net friction product sales increased $38.1 million, or 95.0%, from $40.1 million in the nine months ended September 30, 1995 to $78.2 million in the nine months ended September 30, 1996. The net friction product sales increase was primarily attributable to the purchase of SKW in June 1995. Sales attributable to the acquired company in the first nine months of 1996 were $51.8 million compared to $16.2 million of SKW sales that were included in the Company's results for the third quarter of 1995, representing a net increase of $35.6 million, or 93.4%, of the friction product net sales increase. The remaining net friction product sales increase of $3.2 million in 1996, or 8.4% of the increase, was primarily attributable to increased aftermarket sales of friction products used in construction and agricultural equipment and increased sales of specialty friction products. These sales increases were partially offset by lower sales of friction products for heavy truck clutches resulting from lower truck production. Precision engineered component net sales declined $272,000, or 1.7%, from $15.7 million in the nine months ended September 30, 1995 to $15.4 million in the nine months ended September 30, 1996. The decline in precision engineered component sales was primarily attributable to lower sales of powder metal components used in hydraulic mechanisms.

     Gross Profit. Gross profit in the first nine months of 1996 was $24.6 million, an increase of $8.4 million, or 52.1%, from $16.2 million in the first nine months of 1995. As a percentage of net sales, gross profit was 26.3% in the first nine months of 1996 and 29.0% in the first nine months of 1995. Gross profit as a percentage of sales decreased primarily as a result of the change in product mix resulting from the SKW acquisition and costs associated with the start-up of production (other than moving expenses) in connection with the manufacturing facility consolidation program.

     ST&A Expenses. ST&A expenses increased $3.7 million, or 46.5%, from $7.9 million in the nine months ended September 30, 1995 to $11.6 million in the nine months ended September 30, 1996. As a percentage of net sales, ST&A expenses declined from 14.2% to 12.4% over such periods, primarily as a result of the reductions in the overhead of SKW and the increase in net sales, as a result of the SKW acquisition, partially offset by higher incentive compensation at the Company's friction product facilities resulting from increased sales and profits from business transferred in connection with the consolidation program and the establishment of an incentive compensation program for employees of SKW.

     Income from Operations. Income from operations of $7.0 million in the first nine months of 1996 decreased $255,000, or 3.5%, from $7.2 million income from operations in the first nine months of 1995. As a percentage of net sales, income from operations declined from 12.9% in the first nine months of 1995 to 7.4% in the first nine months of 1996. In addition to the change in product mix resulting from the SKW acquisition and production start-up costs and increased ST&A expenses referred to above, the decrease reflects $3.7 million in non-recurring costs in the first nine months of 1996 in connection with the SKW manufacturing facility consolidation program and $1.3 million increased amortization of goodwill and deferred financing costs primarily resulting from the acquisition of SKW.

     Interest Expense. Interest expense increased $2.9 million, or 65.2% from $4.4 million in the first nine months of 1995 to $7.3 million in the first nine months of 1996. The increase is primarily related to the higher average amount of outstanding indebtedness in the first nine months of 1996 resulting from the acquisition of SKW.

     Income Taxes. The provision for income taxes decreased $378,000 from $1.2 million in the first nine months of 1995 (44.4% of pre-tax income) to $863,000 in the first nine months of 1996 (212.6% of pre-tax income). The high effective tax rate in 1996 is primarily due to losses from domestic operations and increased earnings from foreign operations.

     Net Income (Loss). The net loss for the nine months ended September 30, 1996 was $1.3 million, a decrease of $2.8 million compared to net income of $1.6 million in the nine months ended September 30, 1995, as a result of the factors noted above.

1995 COMPARED TO 1994

     Net Sales. Net sales increased $43.2 million, or 104.5%, from $41.4 million in 1994 to $84.6 million in 1995. Friction product net sales increased $33.8 million, or 110.9%, from $30.4 million in 1994 to $64.2 million in 1995. The net friction product sales increase was attributable to the purchase of SKW in June 1995, and to a lesser extent, to increased sales of linings for aircraft braking systems due to the sustained improvement of the U.S. commercial airline industry. Sales attributable to SKW in 1995, including brake lining sales, were $32.3 million, or 95.7%, of the friction product net sales increase. Sales for the Company's other friction products businesses were unchanged as increased aftermarket sales and sales of heavy truck clutches resulting from increased truck production were offset by sales declines to original equipment manufacturers of construction and agricultural equipment. Precision engineered component net sales increased

$9.5 million, or 86.6%, from $10.9 million in 1994 to $20.4 million in 1995, primarily as a result of the full year inclusion of Helsel which was acquired in June 1994. The full year inclusion of Helsel, acquired in June 1994, accounted for $9.2 million, or 97.4%, of the net sales increase in 1995. The remaining precision engineered component sales increase was primarily due to increased sales of powder metal components for fluid power control applications and for anti-lock brake sensor rings for use in heavy trucks.

     Gross Profit. Gross profit in 1995 was $23.5 million, an increase of $8.9 million, or 60.6%, from $14.6 million in 1994. As a percentage of net sales, gross profit was 35.3% in 1994 and 27.7% in 1995. This change was primarily a result of a change in product mix resulting from the acquisitions of SKW and Helsel and $2.4 million in additional cost of sales as a result of the write up of inventory purchased in the SKW acquisition to fair value. Gross profit margins in the existing friction products business grew slightly due to the increased proportion of high margin aircraft brake lining sales.

     ST&A Expenses. ST&A expenses increased $5.3 million, or 83.9%, from $6.3 million in 1994 to $11.6 million in 1995. As a percentage of net sales, ST&A expenses declined from 15.2% to 13.7% over such periods, primarily as a result of the reductions in the overhead of SKW and the increase in net sales, as a result of the SKW acquisition.

     Income from Operations. Income from operations increased $2.7 million, or 36.1%, from $7.4 million in 1994 to $10.0 million in 1995. As a percentage of net sales, income from operations declined from 17.8% in 1994 to 11.9% in 1995, primarily as a result of the change in product mix following the SKW and Helsel acquisitions and, to a lesser extent, increased amortization of goodwill and deferred financing costs of $910,000, primarily as a result of the acquisitions.

     Interest Expense. Interest expense increased $4.1 million, or 124.2%, from $3.3 million in 1994 to $7.3 million in 1995. The increase is primarily related to the higher average amount of outstanding indebtedness in 1995 resulting from the acquisition of SKW.

     Income Taxes. The provision for income taxes decreased $252,000 from $1.8 million in 1994 (42.5% of pre-tax income) to $1.6 million in 1995 (56.0% of pre-tax income). The increase in the effective tax rate in 1995 was primarily the result of increased non-deductible amortization, earnings from foreign operations and adjustments to the Company's worldwide tax liability.

     Net Income. Net income decreased $1.2 million, or 49.8%, from $2.5 million in 1994 to $1.3 million in 1995, as a result of the factors noted above.

1994 COMPARED TO 1993

     Net Sales. Net sales increased $13.0 million, or 45.7%, from $28.4 million in 1993 to $41.4 million in 1994. Friction product net sales increased $3.7 million, or 13.6%, from $26.8 million in 1993 to $30.4 million in 1994. The net friction product sales increase was primarily attributable to increased sales of friction products for heavy truck clutches resulting from increased truck production and for construction and agricultural equipment, and to a lesser extent, increased sales of specialty friction products. Precision engineered component net sales increased $9.3 million, or 574.2%, from $1.6 million in 1993 to $10.9 million in 1994, as a result of the acquisition of Helsel in June 1994. Helsel accounted for $8.6 million, or 96.5%, of the net sales increase. The remaining precision engineered component sales increase was primarily due to increased sales of powder metal components for transmissions and other drive mechanisms used in trucks and construction equipment.

     Gross Profit. Gross profit in 1994 was $14.6 million, an increase of $3.0 million, or 26.3%, from $11.6 million in 1993. As a percentage of net sales, gross profit was 35.3% in 1994 and 40.8% in 1993. This change was primarily the result of the change in the Company's product mix following the June 1994 acquisition of Helsel. Gross profit margins in friction products were essentially un-changed, as the growth in the business was relatively uniform and did not represent a change in product mix.

     ST&A Expenses. ST&A expenses increased $1.5 million, or 30.2%, from $4.8 million in 1993 to $6.3 million in 1994. As a percentage of net sales, ST&A expenses declined from 17.0% to 15.2% over such periods, primarily as a result of the increase in net sales, as a result of the Helsel acquisition, without a proportionate increase in overhead expenses.

     Income from Operations. Income from operations increased $1.6 million, or 27.3%, from $5.8 million in 1993 to $7.4 million in 1994. As a percentage of net sales, income from operations decreased from 20.4% in 1993 to 17.8% in 1994, primarily as a result of the change in product mix after the Helsel acquisition.

     Interest Expense. Interest expense increased $613,000, or 23.1%, from $2.7 million in 1993 to $3.3 million in 1994. The increase is primarily related to the higher average amount of outstanding indebtedness in 1994 resulting from the acquisition of Helsel.

     Income Taxes. The provision for income taxes increased $129,000 from $1.7 million in 1993 (54.6% of pre-tax income) to $1.8 million in 1994 (42.5% of pre-tax income). The high effective tax rate in 1993 was primarily due to the recording of expense associated with a federal tax audit relating to prior years.

     Net Income. Net income increased $1.4 million, or 118.7% from $1.1 million in 1993 to $2.5 million in 1994, as a result of the factors noted above and, to a lesser extent, a $284,000 charge incurred in 1993 relating to the cumulative effect of a change in accounting for income taxes that arose from the adoption by the Company in 1993 of Financial Accounting Standard Board Statement No. 109.

LIQUIDITY AND CAPITAL RESOURCES

     The acquisitions of Helsel, SKW and the friction products assets of GKN were financed primarily by the issuance of $30.0 million of the Senior Subordinated Notes and borrowings under the Old Credit Facility in the amount of $72.0 million. As a result of these acquisitions and the Offering, the Company has, and following the Exchange Offer will continue to have, substantial indebtedness. The Company will therefore be required to use a substantial portion of its cash flow from operations for the payment of interest expense on indebtedness.

     Concurrently with the Offering, the Company and its domestic subsidiaries entered into the New Revolving Credit Facility, consisting of a revolving credit loan that will equal the lesser of (1) $25.0 million, or (2) the sum of 85% of eligible accounts receivable and 60% of eligible inventory. The New Revolving Credit Facility is secured by substantially all of the accounts receivable, inventory and intangibles of the Company and its domestic subsidiaries. In addition, the New Revolving Credit Facility contains financial and other covenants with respect to the Company and its subsidiaries that, among other matters, would prohibit the payment of any dividends to the Company by the subsidiaries of the Company in the event of a default under the terms of the New Revolving Credit Facility, restrict the creation of certain liens and require the maintenance of certain minimum interest coverage. Amounts outstanding under the New Revolving Credit Facility are due November 27, 1999 and bear interest at a variable rate based on the London Interbank Offered Rate ("LIBOR") plus 2.25% per annum, or at the Company's option, a variable rate based on the lending bank's prime rate plus 1.0% per annum. Currently, there are no amounts outstanding under the New Revolving Credit Facility.

     The Company has outstanding $30.0 million of Senior Subordinated Notes. Principal payments on these notes are due in equal installments of $10.0 million on January 31, 2004, and June 30, 2004 and 2005. These notes contain certain financial and other covenants and restrictions, including restrictions on the ability of less than wholly-owned subsidiaries of the Company, if any, to pay dividends or make other distributions to the Company.

     Net cash provided by operating activities was $3.5 million for the nine months ended September 30, 1996 and net cash used in operating activities was $30,000 for the nine months ended September 30, 1995. The $3.5 million increase in cash provided by operating activities for the 1996 period was primarily a result of higher depreciation and amortization and a reduction in working capital requirements, partially offset by decreased net income. Net cash provided by operating activities was $5.7 million for 1995, $4.8 million for 1994 and $3.2 million 1993. The $892,000 increase in net cash provided by operating activities in 1995 versus 1994 resulted from higher non-cash charges in 1995 for depreciation and amortization, partially offset by lower net income and higher working capital requirements associated with the acquisition of SKW.

     Net cash used in investing activities was $9.1 million and $64.2 million for the nine months ended September 30, 1996 and 1995, respectively. The cash used in investing activities in 1996 consisted entirely of purchases of property, plant and equipment and in the nine months ended September 30, 1995 consisted of $61.6 million attributable to the acquisition of SKW and $2.6 million of capital expenditures. The 1996 net cash used in investing activities includes $2.5 million for the purchase and relocation of the friction products assets of GKN and capital expenditures pertaining to SKW. The net cash used in investing activities of $65.4 million for 1995 reflects the purchase of SKW and capital expenditures of $3.8 million. The net cash used in investing activities of $6.5 million for 1994 reflects the Helsel acquisition and $1.9 million in capital expenditures, and net cash used in investing activities of $586,000 for 1993 consists entirely of capital expenditures.

     Net cash provided by financing activities was $6.8 million for the nine months ended September 30, 1996 and $63.6 million for the nine months ended September 30, 1995. The 1996 net cash provided by financing activities was attributable to an increase in borrowings under the Old Credit Facility attributable to capital expenditures, including the purchase and relocation of the friction product assets of GKN. The increase in cash provided by financing activities of $63.6 million for the nine months ended September 30, 1995 and of $59.7 million for 1995 was primarily attributable to increased borrowings under the Old Credit Facility, and the issuance of the Senior Subordinated Notes, associated with the SKW acquisition, partially offset by repayment of the prior credit facility and the redemption of stock warrants. The increase in net cash provided by financing activities in 1994 over 1993 is primarily attributable to borrowings of long-term debt.

     The primary uses of capital by the Company will be (1) to pay interest on, and to repay principal of, indebtedness, (2) for capital expenditures for maintenance, replacement and acquisitions of equipment, expansion of capacity, productivity improvements and product development, and (3) making additional strategic acquisitions of complementary businesses. The Company's capital expenditures were $3.8 million in 1995 and $9.1 million in the nine months ended September 30, 1996, which includes $2.5 million to acquire and relocate the friction products assets of GKN.

     The Company believes that cash flow from operating activities, cash available from the sale of the Notes in the Offering and additional funds available under the New Revolving Credit Facility will be sufficient to meet its currently anticipated operating and capital expenditure requirements through 1997.

INFLATION

     Inflation generally affects the Company by increasing interest expense of floating rate indebtedness and by increasing the cost of labor, equipment and raw materials. The Company believes that the relatively moderate rate of inflation over the past few years has not had a significant effect on its results of operations.

                                    BUSINESS

HISTORY

     In 1989, an investor group led by Norman C. Harbert, Chairman of the Board, President and Chief Executive Officer and a stockholder of the Company, and Ronald E. Weinberg, Vice-Chairman of the Board, Treasurer and a stockholder of the Company, formed The Hawk Group of Companies, Inc., an Ohio corporation, to acquire the assets and liabilities of FPC and Logan, each an Ohio corporation that is now a wholly-owned subsidiary of the Company. The assets and liabilities of Helsel were acquired in June 1994 by a group led by Mr. Harbert and Mr. Weinberg, and, in June 1995, Helsel became a wholly-owned subsidiary of the Company upon its merger with a subsidiary of the Company. The Company acquired the capital stock of SKW in June 1995, at which time the Company was reincorporated as a Delaware corporation by means of a parent-subsidiary merger. In October 1996, the Company changed its name to Hawk Corporation. Concurrently with the closing of the Offering, Old Hawk, a Delaware corporation that was a principal stockholder of the Company, merged with and into the Company.

GENERAL

     Hawk designs, engineers, manufactures and markets friction products (83.5% of sales in the first nine months of 1996) and precision engineered components (16.5%). The Company is a leading worldwide supplier of friction products for brakes, clutches and transmissions used in aerospace, industrial and specialty applications. The Company is also a leading supplier of precision engineered components primarily made from powder metals, including pump elements, gears, transmission plates, pistons and anti-lock brake sensor rings, used in industrial applications. The Company focuses on manufacturing products requiring sophisticated engineering and production techniques for applications in aerospace and specialty industrial markets where it has achieved a major market position.

     The Company is the largest independent supplier of friction materials to the manufacturers of braking systems for the Boeing 727, 737 and 757, the McDonnell Douglas DC-9, DC-10 and MD-80 and the Lockheed L-1011 aircraft and is the largest supplier of friction materials to the general aviation (non-commercial, non-military) market, supplying friction materials for aircraft manufacturers such as Cessna, Lear, Gulfstream and Fokker. The Company believes that it is a leading supplier of friction materials to manufacturers of construction and agricultural equipment and large trucks, including Dana, Caterpillar and John Deere. In addition, the Company is a major supplier of friction products for use in specialty applications, such as brakes for Harley-Davidson motorcycles, AM General Humvees and Bombardier, Polaris and Arctic Cat snowmobiles. The Company's precision engineered components made from powder metals are used in a wide variety of industrial applications, often as a lower cost replacement for parts manufactured by a traditional forging, casting or stamping technology.

     The Company believes that its diverse customer base and broad aftermarket product line lessens its exposure to economic fluctuations. The Company estimates that aftermarket sales of friction products have comprised approximately 50% of the Company's net friction product sales in recent years. The Company also believes that its principal tradenames are well-known in the domestic and international marketplace and are associated with quality and extensive customer support, including specialized product engineering and strong aftermarket service.

     Since Hawk's formation in 1989, Hawk has pursued a strategic plan of fostering growth by making complementary acquisitions and broadening its customer base. From 1991 to 1995, the Company's net sales and income from operations increased at a compound annual rate of 41.6% and 34.2%, respectively, and for the nine months ended September 30, 1996, the Company's sales and income from operations (before non-recurring costs of $3.7 million for plant consolidation expenses) increased 67.7% and 48.3%, respectively, compared to the nine months ended Septem-ber 30, 1995. Since 1994, the sales growth has been primarily driven by the acquisitions of Helsel, SKW and the friction products assets of GKN. The acquisitions tripled the net sales of the Company. In addition, the Company's net sales during the period from 1991 to 1995 grew internally, without giving effect to the acquisitions, at a compound annual rate of 12.9%.

ACQUISITIONS

     The Company believes that its management team has demonstrated the ability to identify, complete and integrate strategic acquisitions. Building on the base of its original FPC and Logan subsidiaries, the Company has successfully made or plans to make the following acquisitions:

          Helsel. The June 1994 Helsel acquisition expanded the Company's precision engineered component business with the acquisition of a leading manufacturer of powder metal components for the specialty fluid power market. Since the acquisition, the Company has made approximately $5.0 million in capital improvements at Helsel, increasing its capacity by approximately 29%. By focusing on Helsel's specialty in the fluid power control market and increasing capacity, sales at Helsel have increased over 30% since its acquisition by the Company.

          S.K. Wellman. The June 1995 SKW acquisition furthered the Company's strategy of consolidating friction product manufacturers. While the Company's FPC subsidiary has a leading position as a supplier of friction products to the aerospace market, SKW is a leading supplier of friction products to original equipment manufacturers in industrial markets. Tracing its history back to the manufacture of transmission friction discs for the Model T in the 1920s, SKW has brought an established, well-known industrial product line to the Company to complement FPC's core aerospace product line. In addition, the acquisition provided the Company with strategic access to international markets through SKW's manufacturing facilities in Italy and Canada and an established distribution network throughout Europe and the Far East. Since the acquisition, the Company has consolidated one of SKW's two U.S. manufacturing facilities and SKW's executive offices into other facilities of the Company.

          Friction Products Assets of GKN. In March 1996, the Company continued its consolidation strategy with its acquisition of the friction products assets of GKN (principally machinery and equipment), which were based in the United Kingdom. This acquisition also expanded the Company's international presence. Moreover, the strength of the GKN business, as a leading supplier of friction products to the industrial aftermarket in Europe, complemented the Company's industrial product lines focused on original equipment manufacturers located in Europe. The Company has consolidated the GKN operation with the Company's Italian facility, while maintaining a sales office in the United Kingdom to service its worldwide customers.

          Hutchinson. The proposed acquisition of Hutchinson furthers the Company's strategy of acquiring complementary businesses with a major market position that will expand the Company's product offerings, technical capabilities and customer base. Hutchinson designs and manufactures precision engineered components consisting primarily of rotors for small motors used in small appliances and office equipment. The Company believes that Hutchinson is one of the largest independent domestic suppliers of rotors for use in these small horsepower motors. Additionally, Hutchinson manufactures aluminum extruded fan spacers for use in commercial diesel engines for heavy off-road equipment and precision metal castings for use in commercial hand power tools and gasoline pumping units. The Company also believes Hutchinson has growth opportunities arising from the trend in original equipment motor manufacturers to outsource their production of rotors. See "Risk Factors -- Acquisition Plans" and "Business -- Hutchinson Acquisition."

     Both the friction product and precision engineered metal component industries are fragmented and are undergoing consolidation due in part to the additional resources needed (1) to perform the research and development necessary to satisfy customers' increasingly stringent quality and performance criteria, and (2) to meet just-in-time delivery requirements. As a result, the Company believes that it can continue to make strategic acquisitions of other friction product and precision engineered component manufacturers. To effect its acquisition strategy, the Company engages in discussions, from time to time, with other manufacturers in friction products and complementary precision engineered component businesses. However, other than the Hutchinson acquisition, the Company has no outstanding commitments or agreements regarding any future acquisitions. See "Risk Factors -- Acquisition Plans."

BUSINESS STRATEGY

     The Company seeks to grow by continuing to focus on a balanced product mix targeted at high margin specialty applications. The principal elements of the Company's business strategy include:

          - Focus on High-Margin, Specialty Applications. The Company operates in aerospace and specialty industrial markets that typically require sophisticated engineering and production techniques. In developing new applications, as well as in evaluating acquisitions, the Company seeks to compete in markets requiring such engineering expertise and technical capability, rather than in markets in which the primary competitive factor is price. The Company believes margins for its products in these markets are higher than in other markets that use standardized products. The Company's gross margin in the first nine months of 1996 was 26.3%.

          - Leveraging Customer Relationships. The Company's engineers work closely with its customers to develop and design new products and improve the performance of existing products. The Company believes that its commitment to quality, service and just-in-time delivery have enabled it to build and maintain strong and stable customer relationships. The Company also believes that it is the sole source for specific applications with respect to more than 85% of its sales. Each of the Company's 10 largest customers have been customers of the Company or its predecessors for more than 10 years. As further testimony to its customer satisfaction record, the Company has received numerous preferred supplier awards from many of its leading customers, including Aircraft Braking Systems, BFGoodrich Aerospace, Dana, Caterpillar, Allison Transmission and John Deere.

          - New Product Introduction. The Company believes that the introduction of new products in conjunction with a new brake, clutch or transmission system is particularly important in the friction products business. This importance arises because the friction material is the consumable, or wear, component of such systems. The introduction of new friction products in conjunction with a new system provides the Company with the opportunity to supply the aftermarket for the life of that system. For example, on an aircraft braking system, this ability to service the aftermarket will likely give the Company a stable market for its friction products for the life of the aircraft, which can be 30 years or more. The Company also seeks to grow by applying its existing products and technologies to new specialized applications where its products have a performance or technological advantage. For example, the Company has recently introduced high performance friction material for use in racing car brakes, which the Company believes may have additional applications in the industrial market.

          - Expanding International Sales. In recent years, the Company has significantly expanded its international presence. With the acquisition of SKW in 1995 and the friction products assets of GKN in 1996, the Company has acquired manufacturing facilities in Italy and Canada, a sales office in the United Kingdom and a worldwide distribution network for its products. The Company's distributors are located in established markets throughout Europe, Canada and the Far East, as well as emerging markets in South and Central America and Southeast Asia. As a result of these acquisitions, sales from the Company's international facilities grew from 6.7% of total Company net sales in the first nine months of 1995, to 15.7% in the first nine months of 1996. The Company believes that its ability to actively support multinational customers on a global basis will allow it to increase its sales to new and existing customers.

          - Pursuit of Strategic Acquisitions. The fragmented friction product and powder metal component industries are undergoing consolidation. The Company will continue to seek to acquire complementary businesses with a major market position that will enable it to expand its product offerings, technical capabilities and customer base. In assimilating acquired companies, the Company may rationalize operations to reduce costs and improve profitability. For example, since the acquisition of SKW in 1995, the Company has consolidated SKW's headquarters facility and one of SKW's two U.S. manufacturing facilities into its existing facilities, resulting in an estimated $5.4 million of annualized cost savings.

PRODUCTS AND MARKETS

     The Company focuses on supplying the aerospace and specialty industrial markets that typically require sophisticated engineering and production techniques. In the first nine months of 1996, the Company's sales by principal end markets were:
                   [Pie Chart]

Other -                                    6.6%
Specialty -                                7.9%
Heavy Truck -                             13.0%
Agriculture -                             13.2%
Precision Engineered Components -         16.5%
Construction -                            21.3%
Aerospace -                               21.5%

     The table below sets forth the Company's net sales for the first nine months of 1996 by principal end markets, principal products and selected customers and applications.

          PRINCIPAL
         END MARKETS                   PRINCIPAL                    SELECTED                     SELECTED
        (IN MILLIONS)                  PRODUCTS                     CUSTOMERS                  APPLICATIONS
------------------------------------------------------------------------------------------------------------------
  Friction Products:                 Brake Linings          Aircraft Braking Systems       Boeing 727, 737, 757
    Aerospace ($20.2)                                              BFGoodrich             McDonnell Douglas DC-9,
                                                                 Parker Hannifin               DC-10, MD-80
                                                                                              Lockheed L-1011
------------------------------------------------------------------------------------------------------------------
    Construction ($20.0)             Brake Linings                 Caterpillar              Caterpillar Crawler
                                  Transmission Discs          Allison Transmission      Tractors, Motor Graders and
                                                                      Volvo                    Wheel Loaders
                                                                   Clark Harth            Allison 7000/8000/9000
                                                                                           Series Transmissions
------------------------------------------------------------------------------------------------------------------
    Agriculture ($12.4)              Brake Linings                 John Deere            John Deere 7000 and 8000
                                  Transmission Discs               New Holland                Series Tractors
                                    Clutch Buttons                    AGCO             New Holland 150+ hp Tractors
                                                                  Case-Poclain
------------------------------------------------------------------------------------------------------------------
    Heavy Truck ($12.2)             Clutch Buttons                    Dana                       Navistar,
                                                                                           Ford, Paccar and Mack
                                                                                           Class 6, 7, 8 Trucks
------------------------------------------------------------------------------------------------------------------
    Specialty and                    Brake Linings                 Hayes Brake          Harley-Davidson Motorcycles
    Other($13.5)                  Transmission Discs               Bombardier                   Snowmobiles
                                                                  Kelsey-Hayes              AM General Humvees
                                                               United Technologies              Fuel Cells
------------------------------------------------------------------------------------------------------------------
  Precision Engineered            Powder Metal Gears,              Hydro-Gear            Hydrostatic Transmissions
  Components ($15.4)                  Rotors and                 Parker Hannifin           Fluid Power Controls
                                Transmission Components            Caterpillar            Construction Equipment
                                                                     Vickers                 Industrial Pumps
                                                                    Gilbarco                  Gasoline Pumps
                                                                      Eaton                 Truck Transmissions
------------------------------------------------------------------------------------------------------------------

     Friction Products

     The Company's friction products are made from proprietary composite materials that primarily consist of metal powders and synthetic and natural fibers. Friction products are the replacement elements used in brakes, clutches and transmissions to absorb vehicular energy and dissipate it through heat and normal mechanical wear. For example, the friction brake linings in aircraft braking systems act to slow and stop airplanes when taxiing or landing. Friction products manufactured by the Company also include friction linings for use in automatic and power shift transmissions, clutch buttons that serve as the main contact point between an engine and a transmission, and brake linings for use in other types of braking systems.

     The Company's friction products are custom-designed to meet the performance requirements of a specific application and must meet or exceed the customer's performance specifications, including temperature, pressure, component life and noise level criteria. The engineering required in designing a friction material for a specific application dictates a balance between the component life cycle and the performance application of the friction material in, for example, stopping or starting movement. Friction products are consumed through customary use in a brake, clutch or transmission system and require regular replacement. Because the friction material is the consumable, or wear, component of such systems, new friction product introduction in conjunction with a new system provides the Company with the opportunity to supply the aftermarket with that friction product for the life of the system.

     The principal markets served by the Company's friction products business include manufacturers of aircraft brakes, truck clutches, heavy-duty construction and agricultural vehicle brakes, clutches and transmissions, as well as manufacturers of specialty motorcycle, snowmobile and performance racing brakes. Based upon net sales, the Company believes that it is among the top three worldwide manufacturers of friction products used in aerospace and industrial applications.

The Company estimates that aftermarket sales of friction products have historically comprised approximately 50.0% of the Company's net friction product sales. The Company believes that its stable aftermarket sales component enables the Company to reduce its risk to adverse economic cycles.

      Aerospace. The Company is the largest independent supplier of friction materials to the manufacturers of braking systems for the Boeing 727, 737 and 757, the McDonnell Douglas DC-9, DC-10 and MD-80 and the Lockheed L-1011 aircraft and is the largest supplier of friction materials to the general aviation (non-commercial, non-military) market, supplying friction materials for aircraft manufacturers such as Cessna, Lear, Gulfstream and Fokker. Each aircraft braking system, including the friction materials supplied by the Company, must meet stringent FAA criteria and certification requirements. New model development and FAA testing for the Company's aircraft braking system customers generally begins two to five years prior to full scale production of new braking systems. If the Company and the aircraft brake manufacturer with which the Company is working in conjunction, are successful in obtaining the rights to supply an aircraft, the Company can generally supply its friction products as long as that model continues to fly because it is generally expensive to redesign a braking system and meet the FAA requirements. Moreover, FAA maintenance requirements mandate that brake linings be changed after a specified number of take-offs and landings, which varies by aircraft type, resulting in a continued and steady market for the Company's aerospace friction products.

      Construction and Agricultural Vehicles and Equipment and Heavy
Trucks. The Company supplies a variety of friction products for use in brakes, clutches and transmissions on construction and agricultural vehicles and equipment and heavy trucks. These components are designed to precise tolerances and permit the brakes to stop or slow a moving vehicle and the clutch and/or transmission to engage or disengage. The Company believes it is a leading supplier to original equipment manufacturers and to the aftermarket. The Company believes that its trademark, Velvetouch(R), is well-known in the aftermarket for these components. As with the Company's aerospace friction products, new friction product introduction in conjunction with a new brake, clutch or transmission system provides the Company with the opportunity to supply the aftermarket with the friction product for the life of the system.

     The Company supplies transmission discs and brake linings for manufacturers of construction equipment, such as Caterpillar. The Company believes it is the second largest domestic supplier of such friction products. Replacement components for construction equipment are sold through Caterpillar and various aftermarket distributors.

     The Company also supplies clutch buttons, transmission discs and brake linings for manufacturers of agricultural equipment, such as John Deere and New Holland. The Company believes it is the second largest domestic supplier of such friction products. Replacement components for agricultural equipment are sold through these original equipment manufacturers as well as various aftermarket distributors.

     In addition, the Company supplies clutch buttons for heavy trucks to original equipment manufacturers, such as Dana. The Company believes it is the leading domestic supplier of replacement clutch buttons for heavy trucks. Replacement components are sold through Dana and various aftermarket distributors.

      Specialty. The Company supplies friction products for use in other specialty applications, such as brake pads for Harley-Davidson motorcycles, AM General Humvees and Bombardier, Polaris Industries and Arctic Cat snowmobiles. The Company believes that these markets are experiencing significant growth and the Company will continue to increase its market share with its combination of superior quality and longer product life. Under the "Hawk Brake" tradename, the Company also supplies high performance friction material for use in racing car brakes. The Company's high performance brake pad for race cars can operate in temperatures of over 1,100 DEGREES Fahrenheit. The Company believes that this performance racing material may have additional applications in the industrial market.

      Other. In addition to providing metal stampings for its friction business, the Company also sells transmission plates and other components to the automotive and trucking industries.

     Precision Engineered Components

     The Company's engineered components are specialty engineered products consisting primarily of powder metal components, such as pump elements, gears, transmission plates, pistons and anti-lock brake sensor rings.

     The principal markets served by the Company's precision engineered components business include the fluid power industry and manufacturers of truck and off-road vehicle transmissions, other drive mechanisms and anti-lock braking systems. According to the Metal Powder Industries Foundation, an industry trade group, the size of the worldwide market for powder metal products, including powder metal components supplied to the automobile industry, was approximately $3.0 billion in 1995, an increase of over 15% per year since 1991. The Company focuses on the estimated $1.0 billion market for powder metal components used in industrial applications. The Company believes that the market for powder metal components will continue to grow as the Company's core powder metal technology benefits from advances that permit production of powder metal components with greater densities and closer tolerances that provide improved strength, hardness and durability for demanding applications, and enable the Company's powder metal components to be substituted for wrought steel or iron components.

      Fluid Power and Industrial Applications. The Company manufactures a variety of precision engineered components made from different powder metals for use in (1) fluid power applications, such as pumps and other hydraulic mechanisms, and (2) transmissions, other drive mechanisms and anti-lock braking systems used in trucks and off-road equipment. As the Company's core powder metal technology improves, enabling its components to be substituted for wrought steel or iron components, the Company increasingly competes with companies using forging, casting or stamping technologies. Powder metal components can often be produced at a lower cost per unit than products manufactured with forging, casting or stamping technologies due to the elimination of or substantial reduction in secondary machining, lower material costs and the virtual elimination of raw material waste. The Company believes that the current trend of substitution of powder metal components for cast or forged components in industrial applications will continue for the foreseeable future, providing the Company with increased product and market opportunities.

HUTCHINSON ACQUISITION

     As part of the Company's strategy of acquiring complementary businesses with a major market position that will expand the Company's product offerings, technical capabilities and customer base, the Company has entered into a definitive purchase agreement to acquire all the outstanding capital stock of Hutchinson. Hutchinson designs and manufactures precision engineered components consisting primarily of rotors for small motors used in small appliances and office equipment. The Company believes that Hutchinson is one of the largest independent domestic suppliers of rotors for use in these small horsepower motors. Additionally, Hutchinson manufactures aluminum extruded fan spacers for use in commercial diesel engines for heavy off-road equipment and precision metal castings for use in commercial hand power tools and gasoline pumping units. The Company also believes Hutchinson has growth opportunities arising from the trend in original equipment motor manufacturers to outsource their production of rotors.

     The Company currently expects that the present management of Hutchinson will remain in place following the Hutchinson acquisition. Upon the acquisition of Hutchinson, the Company expects to enter into an employment agreement with Timothy J. Houghton, President and CEO and a principal stockholder of Hutchinson. Under the terms of the proposed three year employment agreement, Mr. Houghton will receive an annual base salary of $160,000 and a bonus determined in accordance with a specified formula based on Hutchinson's EBITDA growth during 1997, 1998, and 1999.

     Hutchinson owns its 35,000 square foot manufacturing facility and a 10,000 square foot warehouse, each of which is located in Alton, Illinois. The Company believes that Hutchinson's facilities are adequate for its needs for the foreseeable future.

     As of September 30, 1996, Hutchinson employed approximately 86 people, including 77 hourly employees and 9 salaried employees. The hourly employees are covered under a collective bargaining agreement with the International Association of Machinists and Aerospace Workers expiring in June 1998. The Company believes that Hutchinson's relationship with its employees and their union is good.

     The Company expects to close the Hutchinson acquisition in the first quarter of 1997. There is no assurance that the acquisition of Hutchinson will be completed, or if completed, that the Company will be able to successfully integrate Hutchinson into its operations. See "The Transactions -- Hutchinson Acquisition."

MANUFACTURING

     The manufacturing process for the Company's friction products and precision engineered components made of powder metal materials are essentially similar. In general, both use composite metal alloys in powder form to make high quality powder metal components. The basic manufacturing steps, blending/compounding, molding/compacting, sintering (or bonding) and secondary machining/treatment are as follows:

          - Blending/compounding: Composite metal alloys in powder form, lubricants and other additives are blended together according to scientific formulas, many of which are proprietary. The formulas are designed to produce precise performance characteristics necessary for a customer's particular application, and the Company often works together with its customers to develop new formulas that will produce materials with greater energy absorption characteristics, durability and strength.

          - Molding/compacting: At room temperature, a specific amount of the powder alloy is compacted under high pressure into the desired shape. The Company's molding presses are capable of producing pressures of up to 3,000 tons. The Company believes that it has some of the largest presses in the powder metal industry, which enable the Company to produce large, complex components.

          - Sintering: After compacting, the molded part is heated to a specific temperature in computer-controlled furnaces, enabling the metal powders to bond metallurgically and harden and strengthen the part while retaining the desired shape. For friction materials, the friction composite part is also bonded directly to a steel plate or core, creating a strong continuous metallic part.

          - Secondary machining/treatment: If required by customer specifications, the part undergoes additional processing. These processing operations are generally necessary to attain increased hardness or strength, tighter dimensional tolerances or corrosion resistance. To achieve these specifications, components are automatically re-pressed, heat treated, precision coined, ground or drilled or applied with a corrosion resistant coating, such as oil.

     Certain of the Company's friction products, which are primarily used in oil-cooled brakes and power shift transmissions, do not require all of the foregoing steps. For example, molded composite friction materials are molded under high temperatures and cured in electronically-controlled ovens and then bonded to a steel plate or core with a resin-based polymer. Cellulose composite friction materials are blended and formed into continuous sheets and then stamped into precise shapes by computer-controlled die cutting machines. Like the molded composite friction materials, cellulose composite friction materials are then bonded to a steel plate or core with a resin-based polymer.

     Quality Control. Throughout its design and manufacturing process, the Company focuses on quality control. For product design, each Company manufacturing facility uses state-of-the-art testing equipment to replicate virtually any application required by the Company's customers. This equipment is essential to the Company's ability to manufacture components that meet stringent customer specifications. To insure that tight tolerances have been met and the quality of its finished products, the Company uses statistical process controls, a variety of electronic measuring equipment and computer-controlled testing machinery. The Company has also established programs within each of its facilities to detect and prevent potential quality problems.

TECHNOLOGY

     The Company believes that it is an industry leader in the development of systems, processes and technologies which allow the manufacture of friction products with numerous performance advantages, such as greater wear resistance, increased stopping power, lower noise and smoother engagement. For example, on the DC-9 aircraft, which was originally manufactured in the 1960s, the Company's brake linings have to be changed every 600 cycles (a cycle is one take off and one landing). On the 757 aircraft, which was originally produced in the 1980s, the Company's brake linings do not require replacement until after more than 1,500 cycles.

     The Company maintains an extensive library of proprietary friction product formulas that serve as a starting point for new product development. Each formula has a written set of ingredients and processes to generate repeatability in production. Some formulas may have as many as 15 different components. A 1.0% to 2.0% change in the mixture can produce significantly different performance characteristics.

     The Company also believes that its precision engineered components business is capable of producing powder metal components that are more complex and larger than components produced by traditional methods. The Company has presses that produce some of the largest powder metal parts in the world and its powder metal technology permits the manufacture of complex components with specific performance characteristics and close dimensional tolerances that would otherwise be impractical or impossible to produce using conventional metalworking processes.

CUSTOMERS

     The Company's engineers closely work with customers to develop and design new products and improve the performance of existing products. The Company believes that its working relationship with its customers on development and design, and the Company's commitment to quality, service and just-in-time delivery has enabled it to build and maintain strong and stable customer relationships. Each of the Company's 10 largest customers have been customers of the Company or its predecessors for more than 10 years, and the Company believes that it supplies over 85% of its products to its customers on a sole source basis for specific applications.

     The Company believes that its recent acquisitions have broadened product lines and increased its technological capabilities and will further enhance its relationships with its customers and expand its preferred supplier status. In addition, because many of the Company's customers have instituted programs for evaluating and rating suppliers, the Company believes that its relationship with these customers will be enhanced. The programs, which test quality, cost control and reliability of delivery among other factors, are used by the Company's customers to determine who will be considered for new business. As testimony to its customer satisfaction record, the Company has received numerous preferred supplier awards from its leading customers, including Aircraft Braking Systems, BFGoodrich Aerospace, Dana, Caterpillar and John Deere.

     The Company's sales to Aircraft Braking Systems represented approximately 10.8%, of the Company's consolidated net sales in the first nine months of 1996, and approximately 13.8%, of the Company's consolidated net sales in 1995. In addition, the Company's top five customers accounted for approximately 40.3% of the Company's consolidated net sales in the first nine months of 1996 and approximately 40.9% of the Company's consolidated net sales in 1995. Although the Company does have long-term contracts with several of its significant customers, these contracts do not include minimum purchase requirements and may be terminated by the customers at any time. See "Risk Factors -- Reliance on Significant Customers."

MARKETING AND SALES

     The Company markets its friction products throughout the United States and the world. In the United States, eight product managers have responsibility for the sales and marketing of distinct Company friction product lines. The product managers operate from the Company's facilities in Ohio. The product managers and sales force work directly with the Company's engineers who provide the technical expertise necessary for the development and design of new products and for the improvement of the performance of existing products. In addition, the Company's friction products for the replacement market are sold through domestic distributors.

     International sales for the Company's friction products are directed from the Company's facilities in Canada and Italy and a sales office in the United Kingdom. The Company has recently hired a Director of International Sales, who is located in Ohio, and is primarily responsible for expanding the Company's business in new international markets. The Company's international sales force consists of six manufacturers' representatives and five distributors who represent the Company's products in their respective countries throughout the world.

     The Company's marketing and sales of its precision engineered components are directed by four product managers operating from the Company's facilities in Ohio and Indiana. The Company markets its precision engineered components throughout the world.

SUPPLIERS AND RAW MATERIALS

     The principal raw materials used by the Company are copper powder, cellulose, steel and iron powder. The Company believes that its relationships with its suppliers are good. In an effort to ensure a continued source of supply of the Company's raw materials at competitive prices, the Company concentrates on developing relationships with its suppliers. In many instances, the Company works in close consultation with its suppliers in the development on new combinations of powder metal. Thus, although the Company has no long-term supply agreements with any of its major suppliers, the Company has generally been able to obtain sufficient supplies of these raw materials for its operations. See "Risk Factors -- Supply and Price of Raw Materials."

COMPETITION

     The industries in which the Company competes are highly competitive and fragmented, with many small manufacturers and only a few manufacturers generating sales in excess of $50 million. The larger competitors have financial and other resources substantially greater than those of the Company. None of these larger competitors competes with the Company in all of its product lines. The Company believes that the principal competitive factors in the sale of its friction products and precision engineered components are quality, engineering expertise and technical capability, new product innovation, timely delivery and service. The Company believes that it competes favorably with respect to each of these factors.

     The Company competes for new business principally at the beginning of the development of new applications and the redesign of existing applications by its customers. For example, new model development for the Company's aircraft braking system customers generally begins two to five years prior to full scale production of new braking systems. Product redesign initiatives by customers typically involve long lead times as well. Although the Company has been successful in the past in obtaining this new business, there can be no assurance that the Company will continue to obtain such business in the future.

     The Company also competes with manufacturers using different technologies. The metallic aircraft braking systems for which the Company supplies friction materials compete with a "carbon-carbon" braking system. Carbon-carbon braking systems are significantly lighter than the metallic aircraft braking systems for which the Company supplies friction materials, but are more expensive. The carbon-carbon brakes are typically used on wide-body aircraft, such as the Boeing 747 and military aircraft, where the advantages in reduced weight justifies the additional expense. In addition, as the Company's core powder metal technology improves, enabling its components to be substituted for wrought steel or iron components, the Company also increasingly competes with companies using forging, casting or stamping technologies. Powder metal components can often be produced at a lower cost per unit than products manufactured with forging, casting or stamping technologies due to the elimination of, or substantial reduction in, secondary machining, lower material costs and the virtual elimination of raw material waste. As a result, powder metal components are increasingly being substituted for metal parts manufactured using more traditional technologies. There can be no assurance that competition from these technologies or others will not adversely affect the Company's operations in the future. See "Risk Factors -- Competition."

GOVERNMENT REGULATION

     The Company's sales to manufacturers of aircraft braking systems represented approximately 21.5% of the Company's consolidated net sales in the first nine months of 1996, and approximately 26.1% of the Company's consolidated net sales in 1995. Each aircraft braking system, including the friction products supplied by the Company, must meet stringent FAA criteria and testing requirements. The Company has been able to meet these requirements in the past and continuously reviews FAA compliance procedures to help insure continued and future compliance.

     Manufacturers such as the Company are subject to stringent environmental standards imposed by federal, state, local and foreign environmental laws and regulations. The Company is also subject to the federal Occupational Safety and Health Act and similar foreign and state laws. The Company reviews its procedures and policies for compliance with environmental and health and safety laws and regulations and believes that it is in substantial compliance with all such material laws and regulations applicable to its operations. The costs of compliance with environmental, health and safety requirements have not been material to the Company. See "Risk Factors -- Government Regulation."

MANUFACTURING FACILITIES AND OTHER PROPERTIES

     The Company's operations are conducted through the following manufacturing facilities, all of which are owned by it, except as noted:

                                   APPROXIMATE
           LOCATION               SQUARE FOOTAGE                 PRINCIPAL FUNCTIONS
-------------------------------   --------------    ---------------------------------------------
Akron, Ohio....................        69,000       Manufacturing of metal components used in
                                                      friction products
Brook Park, Ohio...............       111,000       Manufacturing of friction products, Domestic
                                                      and International Sales, Research and
                                                      Development, and Administration
Cleveland, Ohio(1).............         4,000       Principal executive offices
Medina, Ohio(2)................       108,000       Manufacturing of friction products and powder
                                                      metal components, Sales, Marketing,
                                                      Research and Development, Customer Service
                                                      and Support, and Administration
Solon, Ohio(2).................        58,000       Research and Development
Campbellsburg, Indiana.........        60,000       Manufacturing engineered components, Sales,
                                                      Marketing, Customer Service and Support,
                                                      and Administration
Concord, Ontario, Canada(3)....        15,000       Manufacturing of friction products,
                                                      Distribution and Warehousing
Orzinuovi, Italy(4)............        75,000       Manufacturing of friction products,
                                                      International Sales and Marketing

---------------

(1) Leased. The Company is party to an expense sharing arrangement under which the Company shares the expenses of its corporate headquarters located in Cleveland with a company owned by Mr. Weinberg. See "Certain
    Transactions -- Other Transactions." In the fourth quarter of 1996, the Company expects to move its principal executive offices to a different floor in the same building.

(2) The Company has placed the Solon facility on the market for sale. The Company does not anticipate incurring any material gain or loss as a result of the sale. Following the completion of the sale, the Company anticipates expanding its Medina facility to accommodate the consolidation of the Solon facility. The additional space will be used for research and development and for warehousing. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

(3) Leased.

(4) The Company is expanding this facility by 22,000 square feet to accommodate manufacturing equipment acquired in the acquisition of the friction products assets of GKN.

     In June 1996, the Company closed its manufacturing facility located in LaVergne, Tennessee that it acquired in the SKW acquisition and consolidated its operations with existing Company facilities. The Company has placed the LaVergne facility on the market for sale and does not anticipate incurring any material gain or loss as a result of the sale.

     The Company's Italian facility is subject to certain security interests granted to its lenders.

     The Company believes that substantially all of its property and equipment is in good condition and that it has sufficient capacity to meet its current operational needs. With the planned expansion of the Orzinuovi, Italy facility, the Company believes that it will have sufficient capacity to accommodate its needs through 1997.

EMPLOYEES

     As of September 30, 1996, the Company had 919 employees, consisting of 124 management, supervisory and administrative personnel, 99 engineering, quality control and laboratory personnel, 25 sales and marketing personnel and 671 manufacturing personnel.

     Approximately 220 employees at the Company's Brook Park, Ohio plant are covered under a collective bargaining agreement with the United International Paperworkers Union expiring in

October 2000; approximately 70 employees at the Company's Akron, Ohio facility are covered under a collective bargaining agreement with the United Automobile Workers expiring in July 1997; and approximately 130 employees at the Company's Orzinuovi, Italy plant are represented by a national mechanics union under an agreement that expired in June 1996 and by a local union under an agreement that expires at the end of December 1996. Contract negotiations are ongoing between the Italian national mechanics union and an Italian national industrial association. The Company has experienced no strikes and believes its relations with its employees and their unions to be good.

TRADEMARKS

     Velvetouch(R), Feramic(R) and Fibertuff(R) are among the federally registered trademarks of the Company. Velvetouch(R) is the Company's principal trademark for use in the friction products aftermarket and is registered in 26 countries. In addition, the Company has a pending application with the United States Patent and Trademark Office to register the trademark "Wellman Friction Products." The Company also relies on common law, including the law of unfair competition, to protect its trademarks and services. The Company is not aware of any pending claims of infringement or other challenges to the Company's right to use its trademarks.

LEGAL PROCEEDINGS

     The Company is involved in various lawsuits arising in the ordinary course of business. In the Company's opinion, the outcome of these matters will not have a material adverse effect on the Company's financial condition, liquidity or results of operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The directors, executive officers and significant employees of the Company and their respective ages and positions held with the Company, are as follows:

             NAME               AGE                           POSITION
------------------------------  ---    ------------------------------------------------------
Norman C. Harbert(1)            63     Chairman of the Board, Chief Executive Officer,
                                         President and Director
Ronald E. Weinberg(1)(2)        55     Vice-Chairman of the Board, Treasurer and Director
Douglas D. Wilson               53     Executive Vice President
Jess F. Helsel                  72     President -- Helsel, Inc.
Ronald E. Grambo                60     Executive Vice President -- S.K. Wellman Corp.
Thomas A. Gilbride              43     Vice President-Finance
Jeffrey H. Berlin               34     Vice President-Marketing and Corporate Development
Paul R. Bishop(2)(3)            53     Director
Byron S. Krantz(3)              61     Secretary and Director
Dan T. Moore, III(1)            56     Director
William J. O'Neill, Jr.(2)      63     Director

---------------

(1) Member of the Nominating Committee

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

     Norman C. Harbert has served as the Chairman of the Board, President, Chief Executive Officer and Director of the Company since March 1989. Mr. Harbert has over 38 years of manufacturing experience. From 1987 to 1988, Mr. Harbert was Chairman, President and CEO of Maverick Tube Corporation, an oil drilling equipment manufacturer, and from 1981 to 1986, he served as President and CEO of Ajax Magnethermic Corporation, an international manufacturer of induction heating and melting equipment. Prior to that time, Mr. Harbert served at Reliance Electric Company for 22 years where, in 1980, his last position was as General Manager, Rotating Products Group, with primary responsibility for a division with annual sales of $250 million. Mr. Harbert is a director of New West Eyeworks, Inc., a retail eyewear chain that operates throughout the western United States, Second Bancorp Inc., a bank holding company, and Caliber System, Inc., a transportation company (formerly known as Roadway Services, Inc.).

     Ronald E. Weinberg has served as Vice-Chairman of the Board, Treasurer and Director of the Company since March 1989. Mr. Weinberg has over 27 years of experience in the ownership and management of operating companies, including a number of manufacturing companies. In 1988, Mr. Weinberg led an investor group in the acquisition of New West Eyeworks, Inc., a retail eyewear chain that operates throughout the western United States, and Mr. Weinberg has served as Chairman of the Board of that company since that date. In 1986, Mr. Weinberg led an investor group in the acquisition of SunMedia Corp., which publishes a chain of weekly newspapers in the Cleveland and Milwaukee markets and operates a direct mail business, and Mr. Weinberg has served as Chairman of the Board of that company since that date.

     Douglas D. Wilson has served as the Executive Vice President of the Company since September 1996, the President of FPC since January 1992 and the President of SKW since June 1995. From November 1990 to December 1991, he was the Executive Vice President of FPC. Mr. Wilson was President and Chief Executive Officer of Cleveland Gear Company, a gear manufacturing business, from 1986 to 1990. Mr. Wilson served at Transamerica Delaval Inc., a manufacturing company, for sixteen years as the General Manager of three different businesses: Gems Sensors Division, Delroyd Gear Division and Adel Aerospace Division. Mr. Wilson has been the Chairman of the

Industry Advisory Group of the Center for Advanced Friction Studies at the University of Illinois at Carbondale since its formation in April 1996.

     Jess F. Helsel has served as President of Helco, Inc. (the predecessor to Helsel) since 1974 and has continued in that capacity since the sale of Helsel's assets to the Company in June 1994. Mr. Helsel has 45 years of experience in the powder metal industry.

     Ronald E. Grambo has served as the Executive Vice President of SKW since June 1995. Mr. Grambo joined SKW in 1958 and served as the President of S.K. Wellman Ltd., Inc. (the predecessor to SKW) from 1985 until its sale to the Company in June 1995.

     Thomas A. Gilbride has served as Vice President-Finance of the Company since January 1993. Between March 1989 and January 1993, Mr. Gilbride was employed by the Company in various financial and administrative capacities.

     Jeffrey H. Berlin has served as the Vice President-Marketing and Corporate Development of the Company since July 1994. From August 1991 to July 1994, Mr. Berlin served the Company as its Director of Corporate Development. From 1989 to 1991, Mr. Berlin helped develop an acquisition program for American Consumer Products, Inc., a manufacturer of consumer hardware products.

     Paul R. Bishop has served as a Director since May 1993. Mr. Bishop has served as the Chairman, President and Chief Executive Officer of H-P Products, Inc., a manufacturer of central vacuum systems and fabricated tubing and fittings, since 1977. Mr. Bishop has been a director of Belden & Blake Corporation, an oil and gas drilling company, since April 1994 and a director of Key Bank National Association, a bank holding company, since July 1992.

     Byron S. Krantz has been the Secretary and a Director since March 1989. Mr. Krantz has been a partner in the law firm of Kohrman Jackson & Krantz P.L.L. since its formation in 1984.

     Dan T. Moore, III has served as a Director since March 1989. Mr. Moore has been the founder, owner and President of Dan T. Moore Company, Inc. since 1969, Soundwich, Inc. since 1988, Flow Polymers, Inc. since 1985 and Perfect Impression, Inc. since July 1994, all of which are manufacturing companies. He has been a director of Invacare Corporation, a manufacturer of health care equipment, since 1979.

     William J. O'Neill, Jr. has served as a Director since March 1989. Mr. O'Neill has been the President and Chief Executive Officer of Clanco Management Corp., an O'Neill family office, since 1983. He has also served as the Managing Partner of Clanco Partners I since March 1989.

COMPOSITION OF BOARD OF DIRECTORS

     The Company's By-laws provide that the stockholders of the Company may determine the authorized number of directors. Currently, the Company has six directors authorized. Directors hold office for a term of one year or until their successors have been duly elected and qualified. Under an existing shareholders' agreement, certain shareholders have the right to designate one member of the Board of Directors of the Company. See "Principal
Stockholders -- Stockholder Agreements."

     The Company's executive officers serve at the discretion of the Board of Directors, although the Company or its subsidiaries have entered into employment agreements with Messrs. Harbert, Weinberg, Helsel and Grambo. See "Employment Agreements."

     Certain transactions among the Company and its directors or entities affiliated with certain directors of the Company are described below in "Principal Stockholders -- Stockholders' Agreements" and "Certain Transactions."

BOARD COMMITTEES

     The Nominating Committee of the Board of directors was formed in September 1996 to recommend qualified candidates for election as directors of the Company. The Audit Committee of the Board of Directors was formed in September 1996 to review the accounting and reporting principles, policies and practices followed by the Company and the adequacy of the Company's internal, financial and operating controls. The Compensation Committee of the Board of Directors was formed in September 1996 to review and make recommendations regarding the compensation of executive officers of the Company and to review general policy relating to the compensation and benefits of employees of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the formation of the Compensation Committee in September 1996, the Board of Directors made all determinations with respect to executive officer compensation. The Compensation Committee consists of Messrs. Bishop and Krantz. Mr. Bishop was not at any time during 1995, or at any other time, an officer or employee of the Company. Mr. Krantz is Secretary of the Company and a partner in the law firm of Kohrman Jackson & Krantz P.L.L., which provides legal services to the Company. See "Certain Transactions -- Other Transactions."

DIRECTOR COMPENSATION

     After the Offering, the Company will pay each director, other than Messrs. Harbert, Weinberg or Krantz, an annual fee of $5,000 plus $1,000 per board meeting attended by each such director. The Company will also reimburse all directors for all expenses incurred in connection with their services as directors. No additional consideration is paid to the directors for committee participation.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation awarded or paid by the Company during 1995 to its President and Chief Executive Officer and the Company's four other most highly compensated officers and key employees (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION
                                            --------------------------------------
                                                                      OTHER ANNUAL      ALL OTHER
       NAME AND PRINCIPAL POSITION           SALARY      BONUS(1)     COMPENSATION     COMPENSATION
-----------------------------------------   --------     --------     ------------     ------------
Norman C. Harbert........................   $340,000     $350,000       $ 11,400(2)      $ 12,500(3)
Chairman of the Board, President and
  Chief Executive Officer

Ronald E. Weinberg.......................    231,000      350,000         13,400(4)            --
Vice-Chairman of the Board and Treasurer

Douglas D. Wilson........................    159,000      100,000             --               --
Executive Vice President

Jess F. Helsel...........................    150,000      910,000(5)       1,800(6)            --
President -- Helsel

Ronald E. Grambo.........................    138,000       75,000          4,900(7)            --
Executive Vice President -- SKW

                                               (footnotes on the following page)

---------------

(1) Bonuses earned in 1995 were paid in 1996.

(2) Includes $9,200 contributed by FPC to FPC's profit sharing plan on behalf of Mr. Harbert and $2,200 in medical reimbursements.

(3) Represents the premium paid by the Company for a term life insurance policy of which Mr. Harbert is the insured and his wife is the beneficiary.

(4) Includes $9,200 contributed by FPC to FPC's profit sharing plan on behalf of Mr. Weinberg and $4,200 in medical reimbursements.

(5) Upon the Company's acquisition of Helsel, the Company entered into an Employment Agreement with Mr. Helsel. His bonus is determined in accordance with an earnings formula set forth in that Employment Agreement. See "Employment Agreements."

(6) The amount listed was contributed by Helsel to Helsel's employee's savings and investment plan, as a matching contribution relating to before-tax contributions made by Mr. Helsel under such plan.

(7) The amount listed was contributed by SKW to SKW's retirement savings and profit sharing plan, as a matching contribution relating to before-tax contributions made by Mr. Grambo under such plan.

     None of the Named Executive Officers received any perquisites or other personal benefits, securities or property that exceeded the lesser of $50,000 or 10% of the salary and bonus for such Named Executive Officer during 1995.

BENEFIT PLANS

     FPC Profit Sharing Plan. FPC maintains a tax-qualified profit sharing plan, including features under section 401(k) of the Internal Revenue Code, that covers the majority of its employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 10% and a discretionary FPC contribution allocated to each employee based on compensation.

     SKW Retirement Savings and Profit Sharing Plan. SKW also sponsors a tax-qualified defined contribution plan, including features under section 401(k) of the Internal Revenue Code, that covers the majority of its non-union U.S. employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 15%, a 10% matching SKW contribution (up to a maximum of 6/10 of 1% of an employee's compensation), and a discretionary SKW contribution allocated to each employee based on compensation.

     Helsel Employee's Savings and Investment Plan. Helsel maintains a tax-qualified savings and investment plan, including features under section 401(k) of the Internal Revenue Code, that covers substantially all of its employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 16%, a 50% matching contribution by Helsel (up to a maximum of 2% of an employee's compensation), and a discretionary Helsel contribution.

     Helsel Employee's Retirement Plan. Helsel sponsors a tax-qualified defined contribution plan that covers substantially all of its employees. The retirement plan provides eligible employees with an annual Helsel contribution equal to 7% of their compensation.

     FPC Pension Plan. FPC sponsors a tax-qualified non-contributory, defined benefit pension plan covering substantially all of its and Logan's employees. The plan provides participating employees, hired on and after January 1, 1989, with retirement benefits at normal retirement age (as defined in the plan) based on specified formulas. In no event will the amount of retirement income determined under these formulas and payable at the participant's retirement date be greater than $90,000. In addition, federal law defines the maximum amount of annual compensation that may be taken into account in calculating the amount of the pension benefit as follows: 1989 -- $200,000; 1990 -- $209,200;
1991 -- $222,220; 1992 -- $228,860; 1993 -- $235,840; 1994 and future years --
$150,000 (indexed for inflation). The estimated annual benefit payable at normal retirement age for each Named Executive Officer who is eligible to participate in the FPC pension plan is as follows: Mr. Harbert -- $62,600; Mr.
Weinberg -- $77,200; and Mr. Wilson -- $67,500.

EMPLOYMENT AGREEMENTS

     Pursuant to Employment Agreements, each dated as of November 1, 1996, and Wage Continuation Agreements, each dated June 30, 1995, as amended, Mr. Harbert has agreed to serve as Chairman of the Board, President and Chief Executive Officer of Hawk, and Mr. Weinberg has agreed to serve as Vice-Chairman of the Board and Treasurer through December 2004. Mr. Harbert receives an annual base salary of $395,000. Mr. Weinberg receives an annual base salary of $295,000. Each receives an annual bonus based on the incentive compensation programs in effect for the Company's subsidiaries. The base salary may be adjusted by the Compensation Committee of the Board. Neither Mr. Harbert nor Mr. Weinberg may engage in any competitive business while he is employed by the Company and for a period of two years thereafter.

     Mr. Harbert is required to devote substantially all of his business time and effort to the Company but may serve on the boards of other companies and charitable organizations. Mr. Weinberg devotes a substantial amount of his time and effort to the business of the Company, but under the terms of his employment agreement, he is not required to devote all of his time and efforts to the business of the Company. Mr. Weinberg also serves as Chairman of the Board of New West Eyeworks, Inc. and Chairman of the Board of SunMedia Corp. and devotes a significant amount of his time and efforts to the business of those companies. If either Mr. Harbert or Mr. Weinberg dies during the term of their respective employment agreements or is no longer in the active employ of the Company solely because of a mental or physical disability, the Company will pay 50% of his annual base salary, but in no event less than 50% of his average salary in the preceding two years before his death or disability, to his spouse annually until the date of her death. If either Mr. Harbert or Mr. Weinberg is not married at the time of his death or disability, the Company will pay, for a period of two years, his base salary at the time of his death to his estate or beneficiaries. If either becomes mentally or physically disabled during the term, the Company will pay his annual base salary, at the same rate preceding the disability, for the remainder of the term of the employment agreement. In the event of the death or disability of either Mr. Harbert or Mr. Weinberg during the term, the Company will also pay any of his bonus earned but not paid.

     Upon the Company's acquisition of Helsel, the Company entered into an Employment Agreement and Consulting Agreement with Jess F. Helsel, each effective July 1, 1994. Mr. Helsel has agreed to serve as President of Helsel through the expiration of the term of the employment agreement in June 1997. Mr. Helsel receives an annual base salary of $150,000 and a bonus equal to 25% of the amount by which Helsel's earnings before interest, income taxes, depreciation, amortization, certain corporate charges and payment of Mr. Helsel's bonus for a calendar year in the term exceed $1.4 million. If Mr. Helsel becomes mentally or physically disabled during the term, the Company will pay his annual base salary and bonus for the remainder of the term. Under the terms of the Consulting Agreement, the Company will pay Mr. Helsel $150,000 for each of the first two years after the expiration of the term of the employment agreement and $75,000 for each of the third and fourth years after the expiration of such term. Mr. Helsel may not engage in any competitive business while he is employed by the Company and for a period of four years after the expiration of the term of his employment agreement.

     SKW is party to a Change of Ownership Employment Agreement with Ronald E. Grambo, dated February 1, 1995. The terms of Mr. Grambo's employment agreement became effective upon the acquisition of SKW by the Company on June 30, 1995. The agreement terminates on June 30, 1998. Under the terms of the employment agreement, Mr. Grambo is entitled to receive an annual base salary of at least $140,000, and increases in the annual base salary substantially consistent with other peer executives of SKW and its affiliated companies. In addition, Mr. Grambo is entitled to participate in SKW's bonus program, as such program is established by the board of directors of SKW. The annual bonus awarded to Mr. Grambo may not be below $25,000. If Mr. Grambo dies or becomes disabled during the term of the agreement, SKW will pay the sum of Mr. Grambo's annual base salary through June 30, 1998 and any accrued, but unpaid, vacation pay. If Mr. Grambo is dismissed "for cause," as defined in the agreement, the agreement automatically terminates, without liability to SKW other than for unpaid annual base salary through the termination date. Mr. Grambo may determine to terminate the agreement for "good reason," such as an action by SKW that results in a diminution in his position, authority, duties or responsibilities and as further defined in the agreement. If the agreement is terminated for "good reason," SKW will pay the sum of Mr. Grambo's annual base salary through June 30, 1998 and any accrued, but unpaid, vacation pay and will continue to provide insurance and other benefits to Mr. Grambo and his family through June 30, 1998. Mr. Grambo may not compete with SKW for a one-year period after his employment agreement is terminated.

     Upon the acquisition of Hutchinson, the Company expects to enter into an employment agreement with Timothy J. Houghton, President and CEO and a principal stockholder of Hutchinson. Under the terms of the proposed three year employment agreement, Mr. Houghton will receive an annual base salary of $160,000 and a bonus determined in accordance with a specified formula based on Hutchinson's EBITDA growth during 1997, 1998 and 1999.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this Prospectus, information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Non-Voting Common Stock, $0.01 par value per share ("Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), by (1) each stockholder known by the Company to be the beneficial owner of more than five percent of each class of the Company's outstanding shares of Common Stock, (2) each director or executive officer who beneficially owns any shares of Common Stock, and (3) all directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that all persons named in the table have sole investment and voting power over the shares of Common Stock owned. Unless otherwise specified, the address of all the stockholders is the address of the Company set forth in this Prospectus.

                                                         CLASS A                   CLASS B
                                                     COMMON STOCK(2)           COMMON STOCK(3)
                                                  ---------------------     ---------------------
          NAME OF BENEFICIAL OWNER (1)             NUMBER       PERCENT     NUMBER        PERCENT
------------------------------------------------  ---------     -------     -------       -------
William J. O'Neill, Jr.(4)......................    463,492       32.1%       --            --
Clanco Partners I(5)............................    461,757       32.0        --            --
Harbert Family Limited Partnership(6)...........    342,905       23.7        --            --
Norman C. Harbert(7)............................    381,006       26.4        --            --
Weinberg Family Limited Partnership(8)..........    333,800       23.1        --            --
Ronald E. Weinberg(9)...........................    370,889       25.7        --            --
Connecticut General Life Insurance Company(10)..     --           --        211,514        66.7 %
CIGNA Mezzanine Partners III, L.P.(11)..........     --           --        105,456        33.3
Krantz Family Limited Partnership(12)...........     75,505        5.2        --            --
Byron S. Krantz(13).............................     83,894        5.8        --            --
Jeffrey H. Berlin...............................     80,417        5.6        --            --
Douglas D. Wilson...............................     16,978        1.2        --            --
Thomas A. Gilbride..............................     14,733        1.0        --            --
Dan T. Moore, III...............................      3,161          *        --            --
Jess F. Helsel..................................      1,735          *        --            --
Paul R. Bishop..................................      1,735          *        --            --
All directors and executive officers as a group
  (11 individuals)..............................  1,418,040       98.2%       --            --

                                               (footnotes on the following page)

---------------

* Less than 1.0%.

 (1) All listed stockholders owning shares of Class A Common Stock are parties to agreements governing the voting and disposition of all Class A Common Stock held by such stockholders. Each such party disclaims beneficial ownership of the shares of Class A Common Stock owned by each other party. See "Stockholders' Agreements."

 (2) The Class A Common Stock is the only voting security of the Company. The Class B Common Stock (as defined) is not entitled to vote. See "Description of Capital Stock."

 (3) The shares of Class B Common Stock are issuable upon the exercise of warrants and may be converted on a one-for-one basis into Class A Common Stock under certain circumstances.

 (4) Includes 461,757 shares held by Clanco. Mr. O'Neill is the managing partner of Clanco Partners I, an Ohio general partnership ("Clanco"), and as a result has voting and dispositive power over the shares held by Clanco.

 (5) Clanco is an Ohio general partnership whose address is c/o William J. O'Neill, Jr., 30195 Chagrin Boulevard, Suite 310, Pepper Pike, Ohio 44124. Its managing partner is William J. O'Neill, Jr.

 (6) Harbert Family Limited Partnership is an Ohio limited partnership. Its managing general partner is Norman C. Harbert.

 (7) Includes 342,905 shares held by the Harbert Family Limited Partnership. Mr. Harbert is the managing general partner of the Harbert Family Limited Partnership and as a result has voting and dispositive power over the shares held by the Harbert Family Limited Partnership.

 (8) Weinberg Family Limited Partnership is an Ohio limited partnership. Its managing general partner is Ronald E. Weinberg.

 (9) Includes 333,800 shares held by the Weinberg Family Limited Partnership. Mr. Weinberg is the managing general partner of the Weinberg Family Limited Partnership and as a result has voting and dispositive power over the shares held by the Weinberg Family Limited Partnership.

(10) Connecticut General Life Insurance Company is a Connecticut corporation whose address is c/o CIGNA Investments, Inc., 900 Cottage Grove, Hartford, Connecticut 06152-2307.

(11) CIGNA Mezzanine Partners III, L.P. is a Delaware limited partnership whose address is c/o CIGNA Investments, Inc., 900 Cottage Grove, Hartford, Connecticut 06152-2307.

(12) Krantz Family Limited Partnership is an Ohio limited partnership whose address is c/o Byron S. Krantz, One Cleveland Center, 20th Floor, Cleveland, Ohio 44114. Its managing general partner is Byron S. Krantz.

(13) Includes 75,505 shares held by the Krantz Family Limited Partnership. Mr. Krantz is the managing general partner of the Krantz Family Limited Partnership and as a result has voting and dispositive power over the shares held by the Krantz Family Limited Partnership.

DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of (1) 2,200,000 authorized shares of Class A Common Stock, 1,443,976 shares of which are outstanding, (2) 375,000 authorized shares of Class B Common Stock, none of which are outstanding, and (3) 500,000 authorized shares of Serial Preferred Stock, $0.01 par value per share ("Preferred Stock"), of which 1,375 shares of Series A Preferred Stock, 702 shares of redeemable 9% cumulative preferred stock, par value $0.01 per share, Series B (the "Series B Preferred Stock") and 1,188.9 shares of Series C Preferred Stock are outstanding. The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation of the Company, as amended (the "Certificate"), and the By-laws of the Company, which are available as described under "Available Information."

     Preferred Stock. The Board of Directors has the authority (without action by the stockholders) to issue the authorized and unissued Preferred Stock in one or more additional series, to designate the number of shares constituting any such series, and to fix, by resolution, the preferences, rights, privileges, restrictions and other rights thereof, including voting rights, liquidation preferences, dividend rights and conversion and redemption rights of such series. The Company does not currently intend to issue any additional shares of Preferred Stock.

     Concurrently with the closing of the Offering and pursuant to the Hawk Controlling Stockholder Merger, the Company canceled 1,250 outstanding shares of Series A Preferred Stock and issued 1,188.9 shares of Series C Preferred Stock. Once cancelled, those shares of Series A Preferred Stock were permanently retired. See "Certain Transactions -- Transactions Concurrent with the Offering."

     The following is a description of the terms of the Series A, Series B and Series C Preferred Stock:

     - The shares of Series A, Series B and Series C Preferred Stock have identical powers, preferences, rights, qualifications, limitations and restrictions except for dividend rights. Dividends on the Series A, Series B and Series C Preferred Stock are cumulative and accrue at the rate of 10% per annum, payable quarterly, for the Series A and Series C Preferred Stock and 9% per annum, payable quarterly, for the Series B Preferred Stock.

     - The holders of the Series A, Series B and Series C Preferred Stock have no voting rights unless: (1) an amendment to the Company's Certificate of Incorporation is proposed that would change the preferences of the Series A, Series B or Series C Preferred Stock or cause the issuance of Preferred Stock with attributes that are senior to the Series A, Series B or Series C Preferred Stock or increase the number of shares of Class A Common Stock or Class B Common Stock, in which event they would have the right, voting separately as a class, to approve the amendment; or (2) the Company fails to declare and pay in cash the full amount of dividends payable on the Series A, Series B or Series C Preferred Stock in any six consecutive quarters, in which event the holders of either or both series of Preferred Stock on which such dividends have not been paid would have the right, subject to certain conditions and voting separately as a class, to elect one director to the Board of Directors until all dividends in default on such series of Preferred Stock have been paid in full and dividends for the then current dividend period have been declared and funds therefor set apart.

     - The Company may, at any time and from time to time as may be determined by the Board of Directors, redeem all but not less than all, of the Series A, Series B and Series C Preferred Stock, provided the Company is not in default in the payment of any dividends on such series of Preferred Stock then outstanding, for $1,000 per share plus all accrued and unpaid dividends to the date of redemption (or, in the case of the Series A and Series C Preferred Stock, for a new debt instrument with certain specified terms).

     - Each share of Series A, Series B and Series C Preferred Stock is entitled to a liquidation preference equal to $1,000 per share plus any accrued and unpaid dividends thereon after payment of all debts and other liabilities of the Company and before any payment or distribution is made on the Common Stock (or any other subordinate class or series of stock of the Company). The holders of the Series A, Series B and Series C Preferred Stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or sinking fund provisions with respect to such stock. The Series A, Series B and Series C Preferred Stock are not listed or quoted on any stock exchange or market.

     Common Stock. The powers, preferences and rights of the Class A Common Stock, and the qualifications, limitations and restrictions thereof, are in all respects identical to those of the Class B

Common Stock, except for voting and conversion rights. The Class B Common Stock was issued to comply with certain regulatory requirements imposed upon stockholders that are affiliates of insurance institutions.

     Each holder of Class A Common Stock is entitled to one vote per share owned of record on the applicable record date on all matters presented to a vote of the stockholders, including the election of directors. Except as may otherwise required by the Delaware General Corporation Law and the Certificate, the holders of Class B Common Stock are not entitled to vote on any matters to be voted on by the stockholders of the Company.

     The Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis (1) automatically upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, and (2) at the request of a third party transferee under certain circumstances. In case of any merger or consolidation of the Company with any other entity as a result of which the holders of Class A Common Stock are entitled to receive cash, property, stock or other securities with respect to or in exchange for their Class A Common Stock, or in case of any sale or conveyance of all or substantially all of the assets of the Company, the holders of each share of Class B Common Stock have the right thereafter to convert such share of Class B Common Stock into the kind and amount of cash, property, stock or other securities receivable upon such consolidation, merger, sale or conveyance by a holder of one share of Class A Common Stock.

     The holders of the Class A and Class B Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no other conversion rights or redemption or sinking fund provisions with respect to such stock.

STOCKHOLDER AGREEMENTS

     The stockholders of the Company have entered into the following stockholder agreements:

     Shareholders' Agreement with CIGNA. Connecticut General Life Insurance Company and CIGNA Mezzanine Partners III, L.P. (together, "CIGNA") entered into a Shareholders' Agreement with the Company, Old Hawk, Mr. Harbert, Mr. Weinberg and Mr. Krantz (collectively, the "Hawk Shareholders") in June 1995 in connection with CIGNA's purchase of the Senior Subordinated Notes and an aggregate of 316,970 warrants to purchase Class B Common Stock from the Company. See "Description of Certain Indebtedness -- Senior Subordinated Notes." Under this agreement, the Company has the option to repurchase the warrants and CIGNA has the option to put the warrants back to the Company at prices based on a fair market value formula. The Company's repurchase right commences June 30, 2001 and CIGNA's put right commences June 30, 2000. The repurchase and put rights terminate automatically upon an initial public offering by the Company. In the event that any of the Hawk Shareholders desires to sell any or all of its or his shares of Class A Common Stock (other than to certain eligible persons), the agreement contains a "tag-along" provision giving CIGNA the right to include a proportionate amount of the warrants or capital stock of the Company issued upon exercise of the warrants in any such sale. The agreement also provides for a "drag-along" provision giving CIGNA the right to sell all the warrants or capital stock of the Company issued upon the exercise of the warrants in any sale by the Hawk Shareholders of all their shares of Class A Common Stock to any person or entity that is not a subsidiary or affiliate of the Company.

     In addition, the agreement grants certain registration rights to the holders of shares of Common Stock or other capital stock of the Company issued upon exercise of the warrants (collectively, "Registrable Shares"). The holders of at least 50% of the Registrable Shares have the right to demand registration of all or any part of their Registrable Shares under the Securities Act. In addition, in the event that the Company at any time proposes to register any of its securities under the Securities Act (other than certain registrations of shares offered solely to the Company's employees or existing stockholders), the holders of Registrable Shares will have the right, subject to certain exceptions and limitations, to have the Registrable Shares then owned by them included in such registration. The Company has agreed that, in the event of any registration of Registrable Shares in accordance with the provisions of the agreement, it will indemnify the holders thereof, and certain related persons, against liabilities incurred in connection with such registration, including liabilities arising under the Securities Act. Registration expenses of the selling stockholders (other than underwriting or any other fees, discounts or commissions incurred in the sale of the Registrable Securities, certain transfer taxes and the fees and expenses of any accountants or other representatives retained by such stockholders) will be paid by the Company.

     Shareholders' Agreement with Clanco and Its Affiliates. In June 1995, the Company entered into a Shareholders' Agreement with Clanco, Clanco Partners III, William J. O'Neill, Jr., the William J. O'Neill, Sr. Irrevocable Trust A, the Dorothy K. O'Neill Revocable Trust, Martha B. Horsburgh and Sheldon M. Sager (collectively, the "Clanco Shareholders"), and the Hawk Shareholders. The agreement, as amended, imposes restrictions on the transfer by the Clanco Shareholders of their shares of Class A Common Stock and Series A, Series B and Series C Preferred Stock and grants to the Hawk Shareholders a right of first refusal in the event that any of the Clanco Shareholders desires to sell any or all of his, her or its shares of such stock to a bona fide offeror (other than another Clanco Shareholder). In the event that the Hawk Shareholders desire to sell any or all of their shares of Class A Common Stock or Series A, Series B or Series C Preferred Stock in an arm's-length transaction, the agreement also contains a "tag-along" provision that gives the Hawk Shareholders the right, subject to certain exceptions and limitations, to demand that the Clanco Shareholders sell a proportionate amount of their shares of such stock in that sale. Pursuant to the agreement, the Clanco Shareholders have the right to designate one member of the Board of Directors of the Company and the Hawk Shareholders are required to vote their shares of Class A Common Stock in favor of the election of that designee.

     Stockholder's Agreement with Dan T. Moore, III. The Hawk Shareholders and Dan T. Moore, III, a Director of the Company, are parties to a Stockholder's Agreement, dated June 6, 1991, as amended, that (1) grants to the Hawk Shareholders a right of first refusal in the event that Mr. Moore desires to sell any or all of his shares of Class A Common Stock to a bona fide offeror and
(2) grants to Mr. Moore the option to put all of his shares to the Company at a price based on a fair market value formula. The put right commences June 1, 1997 and terminates on May 31, 1999, is subordinated to the New Revolving Credit Facility, the Notes and the Senior Subordinated Notes and is guaranteed by Messrs. Harbert, Weinberg and Krantz. The agreement will terminate upon the earlier of the purchase of all shares of Class A Common Stock owned by Mr. Moore by any or all of the Hawk Shareholders or the consummation of an initial public offering by the Company.

     Shareholders' Agreement with All Other Stockholders. In June 1995, the Company entered into a Shareholders' Agreement with Paul R. Bishop, Jeffrey H. Berlin, Barry J. Feld, Thomas A. Gilbride, Jess F. Helsel, Fredric M. Roberts, Gary Siciliano and Douglas D. Wilson (collectively, the "Other Shareholders") and the Hawk Shareholders. The agreement, as amended, provides for, among other things, restrictions on the transfer by the Other Shareholders of their shares of Class A Common Stock and Series A, Series B and Series C Preferred Stock, a right of first offer in favor of the Hawk Shareholders in the event that any of the Other Shareholders desires to sell any or all of his shares of such stock, and the mandatory purchase by the Hawk Shareholders of all of the shares of an Other Shareholder upon the death, disability, retirement or termination of employment of such Other Shareholder at the applicable price set forth therein. In the event that the Hawk Shareholders desire to sell any or all of their shares of Class A Common Stock or Series A, Series B or Series C Preferred Stock in an arm's-length transaction, the agreement contains a "tag-along" provision that gives the Hawk Shareholders the right to demand that the Other Shareholders sell a proportionate amount of their shares of such stock in that sale. The agreement also contains an irrevocable proxy and power of attorney granted by each of the Other Shareholders to Mr. Harbert, Mr. Weinberg and Mr. Krantz, or any of them, with respect to the voting of such Other Shareholder's shares of Class A

Common Stock. The agreement will terminate upon the sooner to occur of the purchase by any of the Hawk Shareholders of all shares of Class A Common Stock owned by the Other Shareholders, or the sale by the Hawk Shareholders of all of their respective shares of Class A Common Stock.

     Stockholders' Voting Agreement. Messrs. Harbert, Weinberg and Krantz have also entered into a Stockholders' Voting Agreement, effective as of November 27, 1996, that provides that to the extent that any of them owns any shares of voting stock of the Company, including any shares of Class A Common Stock, they will vote those shares (1) in favor of electing Messrs. Harbert, Weinberg and Krantz (so long as each desires to serve) or their respective designees to Board of Directors of the Company, (2) in favor of electing such other directors to Board of Directors as a majority of Messrs. Harbert, Weinberg and Krantz shall direct and (3) with respect to such matters as are submitted to a vote of the stockholders of the Company as a majority of Messrs. Harbert, Weinberg and Krantz shall direct. If any of Messrs. Harbert, Weinberg or Krantz sells more than 50% of the Class A Common Stock beneficially owned by such individual on the date of the Offering, the obligation of the other parties to continue to vote for the selling stockholder as a Director will terminate.

                              CERTAIN TRANSACTIONS

TRANSACTIONS CONCURRENT WITH THE OFFERING

     Concurrently with the closing of the Offering, the Company completed the Hawk Controlling Stockholder Merger, thereby merging Old Hawk with and into the Company in a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. Old Hawk had no material assets other than the capital stock of the Company. Prior to the merger, Old Hawk owned 33.9% of the outstanding shares of Class A Common Stock of the Company and 1,250 shares of the Series A Preferred Stock with a liquidation value of $1.25 million, plus accrued and unpaid dividends. Old Hawk's only liabilities were its debts to the Company and Old Hawk's stockholders in the aggregate amount of approximately $870,000. As a result of the merger, the Series A Preferred Stock owned by Old Hawk was canceled, and the Company issued its Series C Preferred Stock in the aggregate amount of approximately $1.19 million ($1.25 million less $61,000), which was equal to the liquidation value of the Series A Preferred Stock owned by Old Hawk less $61,000 of indebtedness of Old Hawk to the Company, which was cancelled in the merger. In the merger, the Company also canceled the shares of Class A Common Stock of the Company owned by Old Hawk and then reissued the same amount of shares of Class A Common Stock pro rata to the Old Hawk stockholders. The common stockholders of Old Hawk included: Norman C. Harbert, Chairman of the Board, President, Chief Executive Officer and a stockholder of the Company who owned 44.2% of Old Hawk; Ronald E. Weinberg, Vice-Chairman of the Board, Treasurer and a stockholder of the Company who owned 42.1%; Byron S. Krantz, a Director, Secretary and a stockholder of the Company who owned 9.7%; Thomas A. Gilbride, Vice President-Finance and a stockholder of the Company who owned 1.9%; and Dan T. Moore, III, a Director of the Company, Douglas D. Wilson, Executive Vice President and a shareholder of the Company, and Clanco, each of whom owned less than 1.0%. William J. O'Neill, Jr., a Director and a stockholder of the Company, is the managing partner of Clanco.

     Old Hawk's liabilities included $61,000 of indebtedness to the Company under a note that bore interest at the prime rate and was due on demand, and approximately $809,000 of indebtedness to certain of its stockholders under a note that bore interest at the prime rate plus 1.75% per annum and was due March 14, 1994. Upon the effectiveness of the Hawk Controlling Stockholder Merger, the $61,000 indebtedness of Old Hawk to the Company was canceled. Of the $809,000 aggregate principal amount of indebtedness to stockholders, approximately $364,000 was owed to Mr. Harbert for his portion of the note, $347,000 was owed to Mr. Weinberg for his portion and $81,000 was owed to Mr. Krantz for his portion. Upon the effectiveness of the Hawk Controlling Stockholder Merger, the $809,000 aggregate principal amount of indebtedness was converted into Series C

Preferred Stock with a liquidation value of $809,000, and the Company issued Series C Preferred Stock with a liquidation value of $380,000 pro rata to the Old Hawk stockholders.

STOCKHOLDER NOTES

     Certain stockholders of the Company issued notes to the Company on June 30, 1995 (the "June 1995 Notes") as follows: by Mr. Harbert in the original principal amount of approximately $802,000; by Mr. Weinberg in the original principal amount of approximately $802,000; by Mr. Wilson in the original principal amount of $162,500; and by Mr. Krantz in the original principal amount of approximately $60,000. The June 1995 Notes are due and payable on July 1, 2002 and bore interest at the prime rate plus 1.25% per annum through September 30, 1996, and at the prime rate thereafter. The June 1995 Notes remain outstanding.

     In addition, Clanco issued a note to the Company on June 30, 1995 with the same terms as the June 1995 Notes. The original principal amount of Clanco's note was $162,500. Clanco repaid its note to the Company in full in August 1996.

THE 1995 HELSEL TRANSACTION

     In June 1995, Helsel became a wholly-owned subsidiary of the Company. Helsel was acquired in June 1994 by a group led by Mr. Harbert and Mr. Weinberg and, although Helsel was operated by Hawk's management group from the date of the 1994 acquisition, it was maintained as a separate company until its merger in June 1995 with a subsidiary of the Company. Pursuant to the terms of that merger, each outstanding share of common stock of Helsel was converted into shares of Class A Common Stock of the Company at an exchange ratio based on an independent valuation. Each outstanding share of the preferred stock of Helsel was surrendered in exchange for one fully paid share of Series B Preferred Stock of the Company. The terms of the Series B Preferred Stock of the Company are identical in all material respects to the terms of the Helsel preferred stock. At the time of the merger, the following directors and executive officers of the Company or immediate family members of such persons became the beneficial owners of the number of shares of Class A Common Stock and Series B Preferred Stock set forth opposite their names:

                                                             SHARES OF CLASS A     SHARES OF CLASS B
                   NAME OF STOCKHOLDER                         COMMON STOCK          COMMON STOCK
---------------------------------------------------------    -----------------     -----------------
William J. O'Neill, Jr.*.................................           2,203                  315
Norman C. Harbert........................................           1,645                  158
Ronald E. Weinberg.......................................           1,645                  158
Jeffrey H. Berlin........................................             784                   13
Byron S. Krantz..........................................             365                   35
Douglas D. Wilson........................................              38                    3
Thomas A. Gilbride.......................................              24                    1
Paul R. Bishop...........................................              17                   --
Jess F. Helsel...........................................              17                   --

---------------

* Includes 2,186 shares of Class A Common Stock issued to Clanco Partners III, an Ohio general partnership of which Mr. O'Neill was the managing general partner prior to its liquidation in 1995, and 315 shares of Series B Preferred Stock issued to the William J. O'Neill, Sr. Irrevocable Trust A, of which Mr. O'Neill is a co-trustee. Mr. O'Neill's mother, Dorothy K. O'Neill, is the beneficiary of the trust.

     In connection with its acquisition of Helsel's assets from Helco, Inc. ("Helco"), the Company issued a secured promissory note in the original principal amount of $500,000 to Helco, which note is due August 1, 1999. Jess F. Helsel, the President of Helsel, is a director, officer and stockholder of Helco. The note bears interest at the rate of prime plus 1% per annum (currently 9.25%), is payable in four equal annual principal installments of $125,000 and quarterly installments of interest accrued on the outstanding principal balance (currently $375,000), and is secured by a security interest in Helsel's assets and certain guaranties made by the Company, Mr. Harbert and Mr. Weinberg.

     On July 1, 1994, the Company issued 9% subordinated notes to the investment group formed to acquire Helsel, Inc. in the aggregate principal amount of $200,000. One such note, in the original principal amount of $90,000, was issued to the William J. O'Neill, Sr. Irrevocable Trust A, of which William J. O'Neill, Jr. is a co-trustee. Mr. O'Neill is a director of the Company. All of these notes were repaid in full in June 1995.

THE 1995 PARENT-SUBSIDIARY MERGER

     In June 1995, in connection with the merger of Helsel into a subsidiary of the Company and the acquisition of SKW, the Company, which until that time had been an Ohio corporation, reincorporated as a Delaware corporation in a parent-subsidiary merger. Pursuant to the terms of the merger, each outstanding share of common stock of Hawk, the Ohio corporation, was converted into one fully-paid share of Class A Common Stock of the Company. In addition, each outstanding share of preferred stock of Hawk, the Ohio corporation, was, by virtue of the merger, converted into one fully-paid share of Series A Preferred Stock of the Company. The terms of the Series A Preferred Stock of the Company are identical in all material respects to the terms of the preferred stock of the Ohio corporation. At the time of the merger, Old Hawk received 490,000 shares of Class A Common Stock and 1,250 shares of Series A Preferred Stock, and the following directors and executive officers of the Company and immediate family members of such persons became the beneficial owners of the number of shares of Class A Common Stock and Series A Preferred Stock set forth opposite their names:

                                                             SHARES OF CLASS A     SHARES OF CLASS A
                   NAME OF STOCKHOLDER                         COMMON STOCK         PREFERRED STOCK
---------------------------------------------------------    -----------------     -----------------
William J. O'Neill, Jr.(1)...............................         458,128                1,375
Norman C. Harbert(2).....................................         162,812                   --
Ronald E. Weinberg(3)....................................         162,812                   --
Jeffrey H. Berlin........................................          79,633                   --
Byron S. Krantz(4).......................................          36,109                   --
Douglas D. Wilson........................................          13,779                   --
Thomas A. Gilbride.......................................           5,225                   --
Paul R. Bishop...........................................           1,718                   --
Jess F. Helsel...........................................           1,718                   --

---------------

(1) Includes 456,410 shares of Class A Common Stock and 985 shares of Series A Preferred Stock owned by Clanco Partners I, of which Mr. O'Neill is the managing general partner, 290 shares of Series A Preferred Stock owned by the William J. O'Neill, Sr. Irrevocable Trust A, of which Mr. O'Neill is a co-trustee, and 100 shares of Series A Preferred Stock owned by the Dorothy
    K. O'Neill Revocable Trust, of which Mr. O'Neill is also a co-trustee. Mr. O'Neill's mother, Dorothy K. O'Neill, is the beneficiary of both trusts.

(2) All 162,812 shares are owned by the Harbert Family Limited Partnership, of which Mr. Harbert is the managing general partner.

(3) All 162,812 shares are owned by the Weinberg Family Limited Partnership, of which Mr. Weinberg is the managing general partner.

(4) All 36,109 shares are owned by the Krantz Family Limited Partnership, of which Mr. Krantz is the managing general partner.

OTHER TRANSACTIONS

     The Company is a party to an expense sharing arrangement under which the Company shares the expenses of its Cleveland, Ohio headquarters with Weinberg Capital Corporation, of which Mr. Weinberg is President and sole shareholder. The Company pays (1) approximately 50% of the overhead costs of the headquarters, including, without limitation, rent, utilities and copying expenses, and (2) all clearly-identifiable and reasonable out-of-pocket expenses, such as telephone and travel, incurred by personnel in the headquarters office directly on behalf of the Company. The aggregate amount of the payments by the Company for the shared headquarters were approximately $91,000 in the first nine months of 1996, $140,000 in 1995, $95,000 in 1994 and
$83,000 in 1993.

     Byron S. Krantz, a director and the Secretary of the Company, is a partner of the law firm of Kohrman Jackson & Krantz P.L.L., which provides legal services to the Company. The Company paid legal fees to Kohrman Jackson & Krantz P.L.L. in 1995 of $440,000, for services in connection with a variety of matters, including the acquisition of SKW, the reorganization of Helsel upon which it became a wholly-owned subsidiary of the Company and the Old Credit Facility.

     The Company believes that the terms of the transactions and the agreements described above are on terms at least as favorable as those which it could otherwise have obtained from unrelated parties.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain indebtedness of the Company and its subsidiaries that remains outstanding after the closing of the Transactions. To the extent such summary contains descriptions of the New Revolving Credit Facility and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are available as described under "Available Information."

NEW REVOLVING CREDIT FACILITY

     BT Commercial Corporation acted as agent and provided the New Revolving Credit Facility, consisting of a revolving credit loan that equals the lesser of
(1) $25.0 million, or (2) the sum of 85% of eligible accounts receivable and 60% of the value (at the lower of cost or market) of eligible inventory. The New Revolving Credit Facility is secured by substantially all of the accounts receivable, inventory and intangibles of the Company and its domestic subsidiaries. In addition, the New Revolving Credit Facility contains financial and other covenants with respect to the Company and its subsidiaries that, among other matters, would prohibit the payment of any dividends to the Company by the subsidiaries of the Company in the event of a default under the terms of the New Revolving Credit Facility, restrict the creation of certain liens, restrict capital expenditures and require the maintenance of certain interest coverage. Amounts outstanding under the New Revolving Credit Facility are due November 27, 1999 and bear interest at a variable rate based on the London Interbank Offered Rate ("LIBOR") plus 2.25% per annum, or at the Company's option, a variable rate based on the lending bank's prime rate plus 1.0% per annum. Interest payment dates will vary depending on the interest rate option selected by the Company, but generally, interest will be payable monthly. The commitment fee on the unused portion of the New Revolving Credit Facility will be 0.5% of such unused portion. Currently, there are no amounts outstanding under the New Revolving Credit Facility.

SENIOR SUBORDINATED NOTES

     Under a Senior Subordinated Note and Warrant Purchase Agreement, dated as of June 30, 1995, as amended, the Company has outstanding an aggregate of $30.0 million of Senior Subordinated Notes to Connecticut General Life Insurance Company and CIGNA Mezzanine Partners III,

L.P. The Senior Subordinated Notes mature in equal installments of $10.0 million on January 31, 2004 and June 30, 2004 and 2005. Interest on the Senior Subordinated Notes is payable quarterly at 12.0% per annum. The Senior Subordinated Notes are guaranteed by certain domestic subsidiaries of the Company. Concurrently with the closing of the Offering, the Company and the holders of the Senior Subordinated Notes entered into an amendment that, among other matters, (1) changed the initial principal payment date from June 30, 2003 to January 31, 2004, (2) subordinated the Senior Subordinated Notes to the Exchange Notes and the New Revolving Credit Facility, and (3) subordinated the Senior Subordinated Note guarantees to the Guarantees. In addition, the holders of the Senior Subordinated Notes granted a waiver to permit the Hawk Controlling Stockholder Merger.

     The Senior Subordinated Notes contain certain financial and other covenants and restrictions with respect to the Company and its subsidiaries that include: the mandatory prepayment of the Senior Subordinated Notes upon a "change in control" (as defined), provided that the Company has obtained the consent of the holders of the Exchange Notes and the notes issued under the New Revolving Credit Facility; restrictions on the incurrence of additional indebtedness; restrictions on the creation of certain liens; restrictions on mergers and similar transactions; restrictions on certain asset and capital stock sales; and restrictions on the ability of the Company to pay dividends or make other distributions and on the ability of less than wholly-owned subsidiaries of the Company, if any, to pay dividends or make other distributions to the Company.

     The Company issued detachable warrants to the Senior Subordinated Note holders to purchase 316,970 shares of Class B Common Stock at a price per share of $0.01, subject to customary anti-dilution provisions. The warrants may be exercised at anytime on or prior to June 30, 2005. The Company has the option to repurchase the warrants and the warrant holders have the option to put the warrants back to the Company at prices based on a fair market value formula. The Company's repurchase right commences June 30, 2001 and the warrant holders put right commences June 30, 2000. The repurchase and put rights terminate automatically upon an initial public offering by the Company. See "Principal Stockholders -- Description of Capital Stock -- Common Stock" and "Principal Stockholders -- Stockholder Agreements."

CERTAIN OTHER INDEBTEDNESS

     In connection with its acquisition of Helsel's assets from Helco, the Company issued a secured promissory note in the original principal amount of $500,000 to Helco, which note is due August 1, 1999. The note bears interest at the rate of prime plus 1% per annum (currently 9.25%), is payable in four equal annual principal installments of $125,000 and quarterly installments of interest accrued on the outstanding principal balance (currently $375,000), and is secured by a security interest in Helsel's assets and certain guaranties made by the Company, Mr. Harbert and Mr. Weinberg.

     In addition, Helsel has outstanding a capital lease securing certain equipment. Lease payments are due monthly in the amount of approximately $21,900 through the termination date of September 1, 2002.

     The Company's foreign subsidiaries have outstanding various bank loans and capital leases in an aggregate principal amount of $947,000 with maturity dates from April 1997 to October 2002.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

     The Exchange Notes will be issued under an Indenture (the "Indenture"), dated as of November 27, 1996, by and between the Company, the Guarantors and Bank One Trust Company, NA, as trustee (the "Trustee"). Upon the issuance of the Exchange Notes, or the effectiveness of a Shelf Registration Statement, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). As used in this "Description of the Exchange Notes" section, references to the Exchange Notes shall include the Notes that are not exchanged pursuant to the Exchange Offer and the "Company" means Hawk, but not any of its subsidiaries (unless the context otherwise requires).

     The following is a summary of the material provisions of the Indenture. This summary does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Trust Indenture Act, the Exchange Notes and the Indenture, including the definitions of certain terms contained therein and including those terms made part of the Indenture by reference to the Trust Indenture Act. A copy of the Indenture may be obtained as described under "Available Information." The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

MATURITY AND INTEREST

     The Exchange Notes will be unsecured senior obligations of the Company limited in aggregate principal amount to $100,000,000. The Exchange Notes will mature on December 1, 2003. Interest on the Exchange Notes will accrue at the rate of 10 1/4% per annum and will be payable semi-annually in arrears on June 1 and December 1 in each year, commencing on June 1, 1997, to holders of record on the immediately preceding May 15 and November 15, respectively. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the original issuance of the Exchange Notes (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, and premium, if any, and interest on, the Exchange Notes will be payable at the office or agency of the Company maintained for such purpose in the city of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Exchange Notes at their respective addresses as set forth in the register of holders of Exchange Notes. Until otherwise designated by the Company, the Company's office or agency in the city of New York will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in fully registered form, without coupons, and in denominations of $1,000 and integral multiples thereof. No service charge will be made for any transfer, exchange or redemption of Exchange Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

THE GUARANTEES

     Each of the Guarantors will fully and unconditionally guarantee (each, a "Guarantee") on a joint and several basis all of the Company's obligations under the Exchange Notes and the Indenture, including its obligations to pay principal, premium, if any, and interest with respect to the Exchange Notes. Except as provided below in "Certain Covenants," the Company is not restricted from selling or otherwise disposing of any of the Guarantors.

     Pursuant to the Guarantees, if the Company defaults in payment of any amount owing in respect of any Exchange Notes, each Guarantor will be obligated to duly and punctually pay the same. Pursuant to the terms of the Indenture, each of the Guarantors has agreed that its obligations under its Guarantee will be unconditional, irrespective of the validity, regularity or enforceability of the Exchange Notes or the Indenture, the absence of any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor.

     Concurrently with the creation or acquisition by the Company of any Subsidiary (other than a Foreign Subsidiary and other than an Unrestricted Subsidiary), the Company, such Subsidiary and the Trustee shall execute and deliver a supplement to the Indenture providing that such Subsidiary will be a Guarantor thereunder.

     If no Default exists or would exist under the Indenture, concurrently with any sale or disposition (by merger or otherwise) of any Guarantor (other than a transaction subject to the provisions described under "Merger, Consolidation and Sale of Assets") by the Company or a Restricted Subsidiary to any person that is not an Affiliate of the Company or any of the Restricted Subsidiaries that is in compliance with the terms of the Indenture, such Guarantor and each Subsidiary of such Guarantor that is also a Guarantor will automatically and unconditionally be released from all obligations under its Guarantee.

     The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

RANKING

     The Indebtedness of the Company evidenced by the Exchange Notes will rank senior in right of payment to all subordinated indebtedness of the Company and will rank pari passu in right of payment with all other existing and future unsecured senior indebtedness of the Company. However, the Exchange Notes will be effectively subordinated to all secured indebtedness of the Company and the Guarantors and to all future and existing indebtedness, including trade payables, of the Company's subsidiaries that are not Guarantors.

     The Guarantees will be senior unsecured obligations of the Guarantors, ranking senior in right of payment to all subordinated indebtedness of the Guarantors and will rank pari passu in right of payment with all other existing and future unsecured senior indebtedness of such Guarantor. However, the Guarantees will be effectively subordinated to all secured indebtedness of the Guarantors. See "Risk Factors -- Ranking of the Exchange Notes."

REDEMPTION

     Mandatory Redemption. The Exchange Notes are not subject to any mandatory sinking fund redemption prior to maturity.

     Optional Redemption. The Exchange Notes are redeemable in cash at the option of the Company, in whole or in part, at any time on or after December 1, 2000, at the redemption prices (expressed as percentages of the principal amount of the Exchange Notes) set forth below, plus in each case accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

                            YEAR                                 PERCENTAGE
-------------------------------------------------------------    ----------
2000.........................................................     105.125%
2001.........................................................     102.563%
2002 and thereafter..........................................     100.000%

     In addition, at any time or from time to time on or prior to December 1, 1999, the Company may, at its option, redeem up to $35.0 million of the aggregate principal amount of the Exchange Notes in cash with the net proceeds of one or more Public Equity Offerings, at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that (1) not less than $65.0 million aggregate principal amount of the Exchange Notes is outstanding immediately after giving effect to any such redemption (other than any Exchange Notes owned by the Company or any of its Affiliates) and (2) such redemption is effected within 60 days after the consummation of any such Public Equity Offering.

     Selection and Notice. If less than all of the Exchange Notes are to be redeemed at any time, selection of the Exchange Notes to be redeemed will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed or, if the Exchange Notes are not listed on a securities exchange, on a pro rata basis or by lot or any other method as the Trustee shall deem fair and appropriate; provided, however, that Exchange Notes redeemed in part shall only be redeemed in integral multiples of $1,000; provided, further, that any such redemption pursuant to the provisions relating to a Public Equity Offering shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of The Depository Trust Company or any other depositary), unless such method is otherwise prohibited. Notices of any optional or mandatory redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Exchange Notes to be redeemed at such holder's registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed, and the Trustee shall authenticate and mail to the holder of the original Exchange Note a new Exchange Note in principal amount equal to the unredeemed portion of the original Exchange Note promptly after the original Exchange Note has been canceled. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption.

CHANGE OF CONTROL

     In the event of a Change of Control, each holder of Exchange Notes will have the right, unless the Company has given a notice of redemption, subject to the terms and conditions of the Indenture, to require the Company to offer to purchase all or any portion (equal to $1,000 or an integral multiple thereof) of such holder's Exchange Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the terms set forth below (a "Change of Control Offer").

     The New Revolving Credit Facility restricts the Company's ability to purchase Exchange Notes pursuant to a Change of Control Offer. Any additional credit agreements or other agreements relating to unsubordinated indebtedness to which the Company becomes a party may contain similar restrictions. Moreover, the New Revolving Credit Facility contains a "change of control" provision that is similar to the provision in the Indenture relating to a Change of Control, and the occurrence of such a "change of control" would constitute a default under the New Revolving Credit Facility. The New Revolving Credit Facility may not permit the purchase of the Exchange Notes absent consent of the lenders thereunder in the event of a Change of Control. Notwithstanding the foregoing, the failure of the Company to effect a Change of Control Offer would constitute an Event of Default under the Indenture.

     If the Company is unable to obtain the requisite consents and/or repay all indebtedness that restricts the Company's ability to repurchase the Exchange Notes upon the occurrence of a Change of Control, the Company may not be able to commence a Change of Control Offer to purchase the Exchange Notes within 30 days of the occurrence of the Change of Control. Such failure would constitute an Event of Default under the Indenture. The Company's failure to commence such a Change of Control Offer would also constitute an event of default under the New Revolving Credit Facility that would permit the lenders thereunder to accelerate all of the Company's indebtedness under the New Revolving Credit Facility. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient assets to first satisfy its obligations under the New Revolving Credit Facility or other agreements relating to indebtedness, if accelerated, and then to purchase all of the Exchange Notes that might be delivered by holders seeking to accept a Change of Control Offer.

     On or before the 30th day following the occurrence of any Change of Control, the Company will mail to each holder of Exchange Notes at such holder's registered address a notice stating: (1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such holder's Exchange Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase

Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed;
(2) the amount of accrued and unpaid interest, if any, as of the Change of Control Purchase Date; (3) that any Exchange Note not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the purchase price for the Exchange Notes payable pursuant to the Change of Control Offer, any Exchange Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Purchase Date; (5) the procedures, consistent with the Indenture, to be followed by a holder of Exchange Notes in order to accept a Change of Control Offer or to withdraw such acceptance; and (6) such other information as may be required by the Indenture and applicable laws and regulations.

     On the Change of Control Purchase Date, the Company will (1) accept for payment all Exchange Notes or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent (as defined) the aggregate purchase price of all Exchange Notes or portions thereof accepted for payment, and (3) deliver or cause to be delivered to the Trustee all Exchange Notes tendered pursuant to the Change of Control Offer. The Paying Agent shall promptly mail to each holder of Exchange Notes or portions thereof accepted for payment an amount equal to the purchase price for such Exchange Notes plus accrued and unpaid interest, if any, thereon, and the Trustee shall promptly authenticate and mail to each holder of Exchange Notes accepted for payment in part a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes, and any Exchange Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Exchange Note. On and after a Change of Control Purchase Date, interest will cease to accrue on the Exchange Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     The Company will comply with the applicable tender offer rules, including the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer and will be deemed not to be in violation of any of the covenants under the Indenture to the extent such compliance is in conflict with such covenants.

CERTAIN COVENANTS

     Limitation on Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for ("incur") any Indebtedness (including Acquired
Debt), except that the Company may incur Indebtedness (including Acquired Debt) if, at the time of, and immediately after giving pro forma effect to, such incurrence of Indebtedness, the Consolidated Cash Flow Coverage Ratio of the Company for the most recently ended four fiscal quarters would be at least 2.0 to 1.0 if incurred during the period from the Issue Date through December 1, 1998, and 2.25 to 1.0 if incurred thereafter.

     The foregoing limitations do not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

           (1) Indebtedness of the Company arising under the New Revolving Credit Facility in an aggregate principal amount not to exceed at any time outstanding the greater of (a) $25.0 million, less any permanent reduction in commitments thereunder, and (b) the sum, at such time, of (i) 85% of the consolidated book value of net accounts receivable of the Company and the Restricted Subsidiaries and (ii) 60% of the consolidated book value of inventory of the Company and the Restricted Subsidiaries;

           (2) Indebtedness of the Company represented by the Exchange Notes and Indebtedness of the Guarantors represented by the Guarantees;

           (3) Indebtedness of the Company or any Restricted Subsidiary not covered by any other clause of this paragraph that is outstanding on the Issue Date ("Existing Indebtedness");

           (4) Indebtedness owed by any Restricted Subsidiary to the Company or to another Restricted Subsidiary, or owed by the Company to any Restricted Subsidiary that, if owed to a Restricted Subsidiary that is not a Guarantor, is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under the Indenture and the Exchange Notes; provided, however, that any such Indebtedness shall at all times be held by a Person that is either the Company or a Restricted Subsidiary; provided further, however, that upon either (a) the transfer or other disposition of any such Indebtedness to a Person other than the Company or another Restricted Subsidiary or (b) the sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of any such Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary, the incurrence of such Indebtedness shall be deemed to be an incurrence that is not permitted by this clause (4);

           (5) Indebtedness of the Company or any Restricted Subsidiary arising with respect to Interest Rate Agreement Obligations and Currency Agreement Obligations incurred for the purpose of fixing or hedging interest rate risk or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or with respect to any receivable or liability the payment of which is determined by reference to a foreign currency;

           (6) Indebtedness represented by performance, completion, guarantee, surety and similar bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practice;

           (7) Any Indebtedness incurred in connection with or given in exchange for the renewal, extension, substitution, refunding, defeasance, refinancing or replacement (a "refinancing") of any Indebtedness incurred as permitted under the first paragraph of this covenant or any Indebtedness described in clauses (1), (2) and (3) above and this clause (7) ("Refinancing Indebtedness"); provided, however, that: (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount (or accreted amount, if less) of the Indebtedness so refinanced (plus the premiums and reasonable expenses to be paid in connection therewith, that, with respect to such premiums, shall not exceed the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced); (b) if the Weighted Average Life to Maturity of the Indebtedness being refinanced is equal to or greater than the Weighted Average Life to Maturity of the Exchange Notes, the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced; (c) with respect to Refinancing Indebtedness other than Senior Debt incurred by the Company, such Refinancing Indebtedness shall rank no more senior than, and, if applicable, shall be at least as subordinated in right of payment to the Exchange Notes as, the Indebtedness being refinanced; and (d) the obligor on such Refinancing Indebtedness shall be the obligor on the Indebtedness being refinanced or the Company;

           (8) Indebtedness of the Company or any Restricted Subsidiary (a) representing Capitalized Lease Obligations and any refinancings thereof and/or (b) in respect of Purchase Money Obligations for property acquired, constructed or improved in the ordinary course of business and any refinancings thereof, that taken together in the aggregate do not exceed $5.0 million at any time outstanding;

           (9) Indebtedness of the Company or any Restricted Subsidiary relating to the acquisition of Hutchinson Foundry Products Company in an aggregate amount not to exceed $2.0 million (the "Hutchinson Notes");

          (10) Commodity agreements entered into in the ordinary course of business to protect against fluctuations in the prices of raw materials and not for speculative purposes;

          (11) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims or self-insurance;

          (12) Guarantees by the Company of Indebtedness of a Restricted Subsidiary permitted to be incurred under the Indenture and Guarantees of the Exchange Notes by the Guarantors;

          (13) Indebtedness of the Company or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum liability in respect of such Indebtedness shall not exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

          (14) Indebtedness of the Company or any Restricted Subsidiary in addition to that described in clauses (1) through (13) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (14) does not exceed $5.0 million at any one time outstanding.

     For purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

     Indebtedness of any Person that is outstanding at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary shall be deemed to have been incurred at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary, and Indebtedness that is assumed at the time of the acquisition of any asset shall be deemed to have been incurred at the time of such acquisition.

     Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment, unless at the time of and immediately after giving effect to the proposed Restricted Payment (with the value of any such Restricted Payment, if other than cash, to be determined reasonably and in good faith by the Board of Directors of the Company):

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "Limitation on Incurrence of Indebtedness;" and

          (3) the aggregate amount of all Restricted Payments made after the Issue Date shall not exceed the sum of:

             (a) an amount equal to 50% of the Company's aggregate cumulative Consolidated Net Income accrued on a cumulative basis during the period (treated as one accounting period) beginning on the Issue Date and ending on the date of such proposed Restricted

        Payment (or, if such aggregate cumulative Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

             (b) the aggregate amount of all net cash proceeds received since the Issue Date by the Company from the issuance and sale (other than to a Restricted Subsidiary) of, or equity contribution with respect to, Capital Stock (other than Disqualified Stock) and the principal amount of Indebtedness of the Company or any Restricted Subsidiary that has been converted into or exchanged for Capital Stock (other than Disqualified Stock), in any such case to the extent that such proceeds are not used (i) to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of the Company or any Restricted Subsidiary pursuant to clause (2) of the next paragraph or (ii) to make any Restricted Investment pursuant to clause (4) of the next paragraph; plus

             (c) the amount of the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) the payment of dividends or the repayment in cash of the principal of loans or the cash return on any Investment, in each case to the extent received by the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, (ii) the release or extinguishment of any guarantee of Indebtedness of any Unrestricted Subsidiary, and (iii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued as provided in the definition of "Investment"), such aggregate amount of the net reduction in Investments not to exceed in the case of any Unrestricted Subsidiary the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; plus

             (d) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the amount of cash proceeds received with respect to such Restricted Investment, net of taxes and the cost of disposition, not to exceed the amount of Restricted Investments made after the Issue Date.

     The foregoing provisions will not prohibit the following actions (collectively, "Permitted Payments"):

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such payment would have been permitted under the Indenture (which payment shall be deemed to have been paid on such date of declaration for purposes of clause (3) of the preceding paragraph);

          (2) the redemption, repurchase, retirement or other acquisition of any Capital Stock or any Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of, or equity contribution with respect to, Capital Stock of the Company (other than any Disqualified Stock), including without limitation the Hawk Controlling Stockholder Merger that occurred concurrently with the Offering;

          (3) any purchase or defeasance of Subordinated Indebtedness to the extent required upon a Change of Control or Asset Sale (as defined therein) by the Indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued, but only if the Company (a) in the case of a Change of Control, has complied with its obligations under the provisions described under "Change of Control" or (b) in the case of an Asset Sale, has applied the Net Proceeds from such Asset Sale in accordance with the provisions described under "Limitation on Asset Sales;"

          (4) any Restricted Investment made with the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, or equity contribution with respect to, Capital Stock of the Company (other than any Disqualified Stock);

          (5) loans or advances to employees of the Company or any of its Subsidiaries which loans or advances exist on the Issue Date and other loans or advances to employees of the Company or any Subsidiary to pay reasonable relocation expenses;

          (6) Restricted Investments in an amount such that the sum of the aggregate amount of Restricted Investments made pursuant to this clause (6) after the Issue Date does not exceed at any time $2.0 million; and

          (7) the payment of any dividend on, or redemption of any or all of, the Company's redeemable 10% cumulative preferred stock, par value, $0.01 per share, Series A; redeemable 9% cumulative preferred stock, par value, $0.01 per share, Series B; and redeemable 10% cumulative preferred stock, par value, $0.01 per share, Series C, in each case, outstanding on the Issue Date.

provided, however, that in the case of clauses (3) and (6) of this paragraph, no Default or Event of Default shall have occurred and be continuing.

     For purposes of clause (3) of the first paragraph of this covenant, the Permitted Payments referred to in clauses (1) and (6) above shall be included in the aggregate amount of Restricted Payments made since the Issue Date, and any other Permitted Payments described above shall be excluded.

     Limitation on Asset Sales. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or other property sold or disposed of in the Asset Sale and (2) at least 75% of such consideration consists of either cash or Cash Equivalents; provided, however, that for purposes of this covenant, "cash" shall include (a) the amount of any Indebtedness (other than any Indebtedness that is by its terms subordinated to the Notes) of the Company or such Restricted Subsidiary as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto that is assumed by the transferee of any such assets or other property in such Asset Sale (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that such assumption is effected on a basis such that there is no further recourse to the Company or any of the Restricted Subsidiaries with respect to such liabilities and (b) any notes, obligations or securities received by the Company or such Restricted Subsidiary from such transferee that are converted within 60 days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received).

     Within 180 days after any Asset Sale, the Company may elect to apply the Net Proceeds from such Asset Sale to (1) permanently reduce any Senior Debt of the Company and/or (2) make an investment in, or acquire assets and properties that will be used in, the business of the Company and the Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto. Pending the final application of any such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness of the Company under the New Revolving Credit Facility or temporarily invest such Net Proceeds in any Investments described under clauses (1) through (3) of the definition of Permitted Investments. Any Net Proceeds from an Asset Sale not applied or invested as provided in the first sentence of this paragraph within 180 days of such Asset Sale will be deemed to constitute "Excess Proceeds."

     Each date that the aggregate amount of Excess Proceeds in respect of which an Asset Sale Offer (as defined below) has not been made exceeds $5.0 million shall be deemed an "Asset Sale Offer Trigger Date." As soon as practicable, but in no event later than 20 business days after each Asset Sale Offer Trigger Date, the Company shall commence an offer (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Notes that may be purchased out of the

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

Excess Proceeds. Any Exchange Notes to be purchased pursuant to an Asset Sale Offer shall be purchased pro rata based on the aggregate principal amount of Exchange Notes outstanding, and all Exchange Notes shall be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. To the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, the Company may use the remaining amount for general corporate purposes otherwise permitted by the Indenture. In the event that the Company is prohibited under the terms of any agreement governing outstanding Senior Debt of the Company from repurchasing Exchange Notes with Excess Proceeds pursuant to an Asset Sale Offer as set forth in the first sentence of this paragraph, the Company shall promptly use all Excess Proceeds to permanently reduce such outstanding Senior Debt of the Company. Upon the consummation of any Asset Sale Offer, the amount of Excess Proceeds shall be deemed to be reset to zero.

     Notice of an Asset Sale Offer shall be mailed by the Company not later than the 20th business day after the related Asset Sale Offer Trigger Date to each holder of Exchange Notes at such holder's registered address, stating: (1) that an Asset Sale Offer Trigger Date has occurred and that the Company is offering to purchase the maximum principal amount of Exchange Notes that may be purchased out of the Excess Proceeds (to the extent provided in the immediately preceding paragraph), at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase (the "Asset Sale Offer Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (2) the amount of accrued and unpaid interest, if any, as of the Asset Sale Offer Purchase Date,
(3) that any Exchange Note not tendered will continue to accrue interest, (4) that, unless the Company defaults in the payment of the purchase price for the Exchange Notes payable pursuant to the Asset Sale Offer, any Exchange Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Purchase Date, (5) the procedures, consistent with the Indenture, to be followed by a holder of Exchange Notes in order to accept an Asset Sale Offer or to withdraw such acceptance, and (6) such other information as may be required by the Indenture and applicable laws and regulations.

     On the Asset Sale Offer Purchase Date, the Company will (1) accept for payment the maximum principal amount of Exchange Notes or portions thereof tendered pursuant to the Asset Sale Offer that can be purchased out of Excess Proceeds from such Asset Sale that are to be applied to an Asset Sale Offer, (2) deposit with the Paying Agent the aggregate purchase price of all Exchange Notes or portions thereof accepted for payment, and (3) deliver or cause to be delivered to the Trustee all Exchange Notes tendered pursuant to the Asset Sale Offer. If less than all Exchange Notes tendered pursuant to the Asset Sale Offer are accepted for payment by the Company for any reason consistent with the Indenture, selection of the Exchange Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed or, if the Exchange Notes are not so listed, on a pro rata basis or by lot; provided, however, that Exchange Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent shall promptly mail to each holder of Exchange Notes or portions thereof accepted for payment an amount equal to the purchase price for such Exchange Notes plus accrued and unpaid interest, if any, thereon, and the Trustee shall promptly authenticate and mail to such holder of Exchange Notes accepted for payment in part a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes, and any Exchange Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Exchange Note. On and after an Asset Sale Offer Purchase Date, interest will cease to accrue on the Exchange Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Asset Sale Offer Purchase Date.

     The foregoing provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "Merger, Consolidation and Sale of Assets" below.

     The Company will comply with the applicable tender offer rules, including the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Asset Sale Offer and will be deemed not to be in violation of any of the covenants under the Indenture to the extent such compliance is in conflict with such covenants.

     Limitation on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom to secure any such Indebtedness, unless (1) if such Lien secures Indebtedness that is pari passu with the Exchange Notes, then the Exchange Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (2) if such Lien secures Indebtedness that is subordinated to the Exchange Notes, any such Lien shall be subordinated to a Lien granted to the holders of the Exchange Notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the Exchange Notes.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (2) make loans or advances to, or issue Guarantees for the benefit of, the Company or any other Restricted Subsidiary or (3) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) the New Revolving Credit Facility, (b) applicable law, (c) any instrument governing Indebtedness or Capital Stock of an Acquired Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition); provided, however, that no such encumbrance or restriction is applicable to any Person, or the properties or assets of any Person, other than the Acquired Person, (d) by reason of customary non-assignment, subletting or net worth provisions in leases or other agreements entered into in the ordinary course of business and consistent with past practices, (e) Purchase Money Indebtedness for property acquired in the ordinary course of business that impose restrictions only on the property so acquired, (f) an agreement for the sale or disposition of assets or the Capital Stock of such Restricted Subsidiary; provided, however, that such restriction or encumbrance is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted by the provisions described under "Limitation on Asset Sales;" provided, further, however, that such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement through a termination date not later than 180 days after such execution and delivery, (g) Refinancing Indebtedness permitted under the Indenture, (h) the Indenture, the Exchange Notes and the Guarantees, (i) other Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "Limitation on Incurrence of Indebtedness;" provided, however, that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred, (j) encumbrances and restrictions imposed by Liens incurred in accordance with the covenant described under "Limitation on Liens," (k) customary provisions in joint venture agreements and other similar agreements, and (l) encumbrances and restrictions imposed by amendments, restatements, renewals, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such encumbrances and restrictions are, in the good faith judgment of the Company's Board of Directors, no more restrictive, in any material respect, than those contained in such contracts, instruments or obligations immediately prior to such amendment, restatement, renewal, replacement or refinancing.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company unless (1) such transaction or series of transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be obtainable at such time in a comparable transaction in arm's-length dealings with an unrelated third party and (2) the Company delivers to the Trustee (a) with respect to any transaction or series of transactions involving aggregate payments in excess of $500,000, an Officers' Certificate certifying that such transaction or series of related transactions complies with clause (1) above and
(b) with respect to any transaction or series of transactions involving aggregate payments in excess of $2.0 million, an Officers' Certificate certifying that such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Company (and approved by a majority of the Independent Directors or, in the event there is only one Independent Director, by such Independent Director), and (c) with respect to any transaction or series of transactions involving aggregate payments in excess of $5.0 million, an opinion as to the fairness to the Company from a financial point of view issued by an investment banking firm of national standing.

     Notwithstanding the foregoing, this covenant will not apply to (1) employment agreements or compensation or employee benefit arrangements with any officer, director or employee of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business (including customary benefits thereunder and including reimbursement or advancement of out-of-pocket expenses, and director's and officer's liability insurance), (2) the expense sharing arrangement between the Company and Weinberg Capital Corporation regarding the expenses incurred with respect to the Company's Cleveland, Ohio headquarters, (3) the Hawk Controlling Stockholder Merger that occurred concurrently with the Offering, (4) the secured promissory note in the original principal amount of $500,000 issued to Helco, (5) the Hutchinson Notes,
(6) any transaction entered into by or among the Company or one of its Restricted Subsidiaries with one or more Restricted Subsidiaries of the Company,
(7) any transaction permitted by the second paragraph under "Limitation on Restricted Payments," (8) transactions permitted by, and complying with, the provisions described under "Merger, Consolidation and Sale of Assets," and (9) transactions with suppliers or other purchases or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which, in the reasonable determination of the Board of Directors of the Company, are on terms no less favorable to the Company or its Restricted Subsidiaries than those that could reasonably have been obtained at such time from an unaffiliated party.

     Limitation on Designation of Unrestricted Subsidiaries. The Indenture provides that the Company will not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

          (1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (2) immediately after giving effect to such Designation, the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant described under "Limitation on Incurrence of Indebtedness;" and

          (3) the Company would not be prohibited under the Indenture from making an Investment at the time of Designation in an amount (the "Designation Amount") equal to the greater of (a) the book value of such Restricted Subsidiary on such date and (b) the Fair Market Value of such Restricted Subsidiary on such date.

In the event of any such Designation, the Company shall be deemed to have made an Investment in the Designation Amount constituting a Restricted Payment pursuant to the covenant described under "Limitation on Restricted Payments" for all purposes of the Indenture.

     The Indenture will further provide that the Company will not designate an Unrestricted Subsidiary as a Restricted Subsidiary (a "Redesignation"), unless:

          (1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

          (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Redesignation shall be deemed to have been incurred at such time and shall have been permitted to be incurred for all purposes of the Indenture.

     An Unrestricted Subsidiary shall be deemed to be redesignated as a Restricted Subsidiary at any time if (1) the Company or any other Restricted Subsidiary (a) provides credit support for, or a guarantee of, any Indebtedness of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (b) is directly or indirectly liable for any Indebtedness of such Unrestricted Subsidiary, (2) a default with respect to any Indebtedness of such Unrestricted Subsidiary (including any right that the holders thereof may have to take enforcement action against it) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity or (3) such Unrestricted Subsidiary incurs Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

     All Designations and Redesignations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions. Subsidiaries that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries. The Designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed a Designation of all of the Subsidiaries of such Unrestricted Subsidiary as Unrestricted Subsidiaries.

     Provision of Financial Statements and Information. The Indenture provides that, following effectiveness of the Exchange Offer, whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will file with the Commission, so long as any Exchange Notes are outstanding, the annual reports, quarterly reports and other periodic reports that the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject, and such documents shall be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject; provided the Commission will accept such filings. The Company will also in any event (1) within 15 days of each Required Filing Date, file with the Trustee, and supply the Trustee with copies for delivery to the holders of the Exchange Notes, the annual reports, quarterly reports and other periodic reports that the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (2) if the Commission will not accept the filing of such documents, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of the Exchange Notes.

     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (1) payment of principal, premium and interest; (2) maintenance of an office or agency in

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

The City of New York; (3) maintenance of corporate existence; (4) payment of taxes and other claims; (5) maintenance of properties; and (6) maintenance of insurance.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Indenture provides that the Company shall not, in any single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the Surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to, another Person, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, taken as a whole, to another Person, unless: (1) the Surviving Person is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (2) the Surviving Person (if other than the Company or a Guarantor) assumes all the obligations of the Company under the Exchange Notes, the Indenture and, if then in effect, the Registration Rights Agreement pursuant to a supplemental indenture or other written agreement, as the case may be, in a form reasonably satisfactory to the Trustee; (3) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing; (4) immediately after giving effect to such transaction or series of related transactions, (a) in the case of a transaction involving the Company, the Surviving Person shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of related transactions or (b) in the case of a transaction involving a Restricted Subsidiary of the Company, the Surviving Person shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of such Restricted Subsidiary immediately prior to such transaction or series of related transactions; and (5) after giving pro forma effect to such transaction, the Surviving Person would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "Limitation on Incurrence of Indebtedness." Notwithstanding clauses (3), (4) and (5) above, any Restricted Subsidiary that is a Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary that is a Guarantor.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company or a Guarantor is not the Surviving Person, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its obligations under, the Indenture, the Exchange Notes and the Registration Rights Agreement.

EVENTS OF DEFAULT

     The Indenture provides that each of the following constitutes an Event of
Default:

          (1) a default for 30 days in the payment when due of interest on, or Liquidated Damages (if any) with respect to, any Exchange Note;

          (2) a default in the payment when due of principal on any Exchange Note, whether upon maturity, acceleration, optional or mandatory redemption, required repurchase or otherwise;

          (3) failure to perform or comply with any covenant, agreement or warranty in the Indenture (other than the defaults specified in clauses (1) and (2) above) which failure continues for 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Exchange Notes;

          (4) the occurrence of one or more defaults under any agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated and such acceleration is not rescinded, annulled or cured within 10 days thereafter;

          (5) one or more judgments, orders or decrees for the payment of money in excess of $5.0 million, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and which judgments, orders or decrees are not paid, discharged, bonded or stayed or stayed pending appeal for a period of 60 days after their entry;

          (6) certain events of bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary; or

          (7) any Guarantee shall for any reason cease to be in full force and effect or become invalid.

     If any Event of Default (other than as specified in clause (6) of the preceding paragraph with respect to the Company) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Exchange Notes may, and the Trustee at the request of such holders shall, declare all the Exchange Notes to be due and payable immediately by notice in writing to the Company, and to the Company and the Trustee if by the holders, specifying the respective Event of Default and that such notice is a "notice of acceleration," and the Exchange Notes shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from the event specified in clause (6) of the preceding paragraph with respect to the Company, the principal of, premium, if any, and any accrued interest on all outstanding Exchange Notes shall ipso facto become immediately due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture.

     The holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Exchange Notes waive any existing Default or Event of Default and its consequences under the Indenture except (1) a continuing Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Exchange Notes (which may only be waived with the consent of each holder of Exchange Notes affected), or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Exchange Note outstanding. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Exchange Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, interest on or Liquidated Damages, if any, with respect to any of the Exchange Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Exchange Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Exchange Notes, waives and releases all such liability.

DEFEASANCE

     The Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors discharged with respect to the outstanding Exchange Notes and the Guarantees ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Exchange Notes and to have satisfied all other obligations under the Exchange Notes and the Indenture except for (1) the rights of holders of the outstanding Exchange Notes to receive, solely from the trust fund described below, payments in respect of the principal of, premium, if any, and interest on such Exchange Notes when such payments are due,
(2) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes mutilated, destroyed, lost or stolen Exchange Notes, and the maintenance of an office or agency for payment, (3) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and (4) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Exchange Notes. In the event that a covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the Exchange Notes.

     In order to exercise either defeasance or covenant defeasance: (1) the Company shall irrevocably deposit with the Trustee, as trust funds in trust, for the benefit of the holders of the Exchange Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the report of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Exchange Notes to redemption or maturity; (2) the Company shall have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as the case may be, had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (3) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (iv) under the first paragraph under "Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit; (4) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other agreement or instrument to which the Company or any Guarantor is a party or by which any of them is bound; (5) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of any creditors of the Company of any Guarantor (other than holders of the Exchange Notes) and (b) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (6) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result therefrom.

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

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Exchange Notes, as expressly provided for in the Indenture) as to all outstanding Exchange Notes when: (1) either (a) all the Exchange Notes theretofore authenticated and delivered (except lost, stolen or destroyed Exchange Notes that have been replaced or paid and Exchange Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or (b) all Exchange Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Exchange Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit; (2) the Company and the Guarantors have paid or caused to be paid all other sums payable under the Indenture, the Exchange Notes and the Guarantees by the Company and the Guarantors; and (3) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two paragraphs, the Indenture, the Exchange Notes or the Guarantees may be amended or supplemented with the written consent of the holders of at least a majority in aggregate principal amount of the then outstanding Exchange Notes (including consents obtained in connection with a tender offer or exchange offer for the Exchange Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Exchange Notes or the Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding Exchange Notes (including consents obtained in connection with a tender offer or exchange offer for Exchange Notes).

     Without the consent of each holder affected, an amendment or waiver shall not (1) reduce the principal amount of the Exchange Notes whose holders must consent to an amendment, supplement or waiver, (2) reduce the principal of or change the fixed maturity of any Exchange Note, or alter or waive the provisions with respect to the redemption of the Exchange Notes in a manner adverse to the holders of the Exchange Notes other than with respect to a Change of Control Offer or an Asset Sale Offer, (3) reduce the rate of or change the time for payment of interest on any Exchange Notes, (4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Exchange Notes (except that holders of at least a majority in aggregate principal amount of the then outstanding Exchange Notes may (a) rescind an acceleration of the Exchange Notes that resulted from a non-payment default, and
(b) waive the payment default that resulted from such acceleration), (5) make any Exchange Note payable in money other than that stated in the Exchange Notes,
(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Exchange Notes to receive payments of principal of, or premium, if any, or interest on, the Exchange Notes, (7) following the occurrence of a Change of Control, amend, change or modify the Company's obligation to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto in a manner adverse to the holders of the Exchange Notes, or following the occurrence of an Asset Sale, amend, change or modify the Company's obligation to make and consummate an Asset Sale Offer or modify any of the provisions or definitions with respect thereto in a manner adverse to the holders of the Exchange Notes or (8) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in compliance with the Indenture.

     Notwithstanding the foregoing, without the consent of any holder of Exchange Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Exchange Notes or the Guarantees (1) to cure any ambiguity, defect or inconsistency, (2) to provide for

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

uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, (3) to provide for the assumption of the Company's obligations to holders of the Exchange Notes in the event of any Disposition involving the Company in which the Company is not the Surviving Person, (4) to make any change that would provide any additional rights or benefits to the holders of the Exchange Notes or that does not adversely affect the rights of any such holder,
(5) to release any Guarantee permitted to be released under the Indenture or (6) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

TRANSFER AND EXCHANGE

     The registered holder of a Exchange Note will be treated as the owner of it for all purposes. A holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Exchange Agent (as defined) and the Trustee may require a holder among other things to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. Neither the Company nor the Exchange Agent shall be required to issue, register the transfer of or exchange any Exchange Note (1) during a period beginning at the opening of business on the day that the Trustee receives notice of any redemption from the Company and ending at the close of business on the day the notice of redemption is sent to holders, (2) selected for redemption, in whole or in part, except the unredeemed portion of any Exchange Note being redeemed in part may be transferred or exchanged, and (3) during a Change of Control Offer or an Asset Sale Offer if such Exchange Note is tendered pursuant to such Change of Control Offer or Asset Sale Offer and not withdrawn.

THE TRUSTEE

     Bank One Trust Company, NA is the Trustee under the Indenture and has been appointed by the Company as Exchange Agent and Paying Agent with regard to the Exchange Notes. Bank One Columbus, NA, an affiliate of the Trustee, was a lender to the Company under the Old Credit Facility, and received a portion of the proceeds of the Notes used to repay and terminate the Old Credit Facility.

     The Indenture (including the provisions of the Trust Indenture Act incorporated by reference therein) contains limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture, the Exchange Notes and the Guarantees will be governed by the laws of the State of Ohio, without regard to principles of conflicts of law.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

     "Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person (the "Acquired Person") existing at the time the Acquired Person merges with or into, or becomes a Restricted Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, the Acquired Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided, however, that Indebtedness of such Acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or

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

immediately upon consummation of the transactions by which such Acquired Person merges with or into or becomes a Restricted Subsidiary of such specified Person shall not be Acquired Debt.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means (1) any sale, lease, conveyance or other disposition by the Company or any Restricted Subsidiary of any assets (including by way of a sale-and-leaseback) other than in the ordinary course of business, or (2) the issuance or sale of Capital Stock of any Restricted Subsidiary, in the case of each of (1) and (2), whether in a single transaction or a series of related transactions, to any Person (other than to the Company or a Restricted Subsidiary and other than directors' qualifying shares) for Net Proceeds in excess of $100,000.

     "Capital Lease Obligation" of any Person means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease for property leased by such Person that would at such time be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Stock.

     "Cash Equivalents" means: (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.; (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Rating Services or at least P-1 from Moody's Investors Service, Inc.; (4) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million; (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and (6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

     "Cash Flow" means, with respect to any period, Consolidated Net Income for such period, plus, to the extent deducted in computing such Consolidated Net
Income: (1) extraordinary net losses, plus (2) provision for taxes based on income or profits and any provision for taxes utilized in computing the extraordinary net losses under clause (1) hereof, plus (3) Consolidated Interest Expense, plus (4) depreciation, amortization and all other non-cash charges (including amortization of goodwill and other intangibles).

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

     "Change of Control" means the occurrence of any of the following events:
(1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than Permitted Holders) is or becomes (including by merger, consolidation or otherwise) the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the voting power of the total outstanding Voting Stock of the Company; (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors of the Company then in office; (3) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the terms of the Indenture); or (4) the sale or other disposition (including by merger, consolidation or otherwise) of all or substantially all of the Capital Stock or assets of the Company to any Person or group (as defined in Rule 13d-5 of the Exchange Act) (other than to the Permitted Holders) as an entirety or substantially as an entirety in one transaction or a series of related transactions.

     "Consolidated Cash Flow Coverage Ratio" means, for any period, the ratio of
(1) the aggregate amount of Cash Flow for such period, to (2) Consolidated Interest Expense for such period, determined on a pro forma basis after giving pro forma effect to: (a) the incurrence of the Indebtedness giving rise to the calculation of the Consolidated Cash Flow Coverage Ratio and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such period; (b) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period; (c) in the case of Acquired Debt, the related acquisition as if such acquisition had occurred at the beginning of such period; and (d) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period.

     "Consolidated Interest Expense" means, with respect to any period, the sum of (1) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (a) amortization of debt discount,
(b) the net payments, if any, under interest rate contracts (including amortization of discounts), (c) the interest portion of any deferred payment obligation and (d) accrued interest, plus (2) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period, and all capitalized interest of the Company and its Restricted Subsidiaries, plus (3) all dividends paid during such period by the Company and its Restricted Subsidiaries with respect to any Disqualified Stock (other than by any Restricted Subsidiary to the Company or any other Restricted Subsidiary and other than any dividend paid in Capital Stock (other than Disqualified Stock)), and all dividends paid during such period by any Restricted Subsidiary with respect to any Preferred Stock, in each case, as determined on a consolidated basis in accordance with GAAP consistently applied.

     "Consolidated Net Income" means, with respect to any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in

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

accordance with GAAP consistently applied, adjusted to the extent included in calculating such net income (or loss), by excluding, without duplication, (1) all extraordinary gains but not losses (less all fees and expenses relating thereto), (2) the portion of net income (or loss) of the Company and its Restricted Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except to the extent of the amount of dividends or distributions actually paid to the Company or its Restricted Subsidiaries by such other Person during such period, (3) net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling-of-interests" basis attributable to any period prior to the date of combination, (4) net gain but not losses (less all fees and expenses relating thereto) in respect of disposition of assets (including, without limitation, pursuant to sale and leaseback transactions) other than in the ordinary course of business, or (5) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income to the Company is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Stock of such Person.

     "Currency Agreement Obligations" means the obligations of any person under a foreign exchange contract, currency swap agreement or other similar agreement or arrangement to protect such person against fluctuations in currency values.

     "Default" means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

     "Disqualified Stock" means (1) any Preferred Stock of any Restricted Subsidiary and (2) any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a change of control of the Company in circumstances where the holders of the Exchange Notes would have similar rights), in whole or in part on or prior to the stated maturity of the Exchange Notes.

     "Dollars" and "$" means lawful money of the United States of America.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "Foreign Subsidiary" means a Restricted Subsidiary not organized under the laws of the United States or any political subdivision thereof and the operations of which are located entirely outside the United States.

     "GAAP" means generally accepted accounting principles in the United States set forth in the Statements of Financial Accounting Standards and the Interpretations, Accounting Principles Board

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

Opinions and AICPA Accounting Research Bulletins that are applicable as of the Issue Date and consistently applied.

     "Guarantee" has the meaning ascribed to that term under "The Guarantees."

     "guarantee" means, as applied to any obligation, (1) a guarantee (other than endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (2) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Guarantor" means (1) each of Friction Products Co., Logan Metal Stampings, Inc., Hawk Brake, Inc., S.K. Wellman Holdings, Inc., S.K. Wellman Corp., Wellman Friction Products U.K. Corp., Helsel, Inc., and Hutchinson Products Corporation and (2) any other Subsidiary of the Company that guarantees the Exchange Notes.

     "Indebtedness" means, with respect to any Person, without duplication, and whether or not contingent, (1) all indebtedness of such Person for borrowed money or that is evidenced by a note, bond, debenture or similar instrument, (2) all obligations of such Person to pay the deferred or unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such service, (3) all Capital Lease Obligations of such Person, (4) all obligations of such Person in respect of letters of credit or bankers' acceptances issued or created for the account of such Person, (5) to the extent not otherwise included in this definition, all net obligations of such Person under Interest Rate Agreement Obligations or Currency Agreement Obligations of such Person, (6) all liabilities of others of the kind described in the preceding clause (1), (2) or (3) secured by any Lien on any property owned by such Person, provided, however, that if the obligations secured by a Lien (other than a Permitted Lien not securing any liability that would itself constitute Indebtedness) or any assets or property have not been assumed by such Person in full or are not such Person's legal liability in full, the amount of such Indebtedness for purposes of this definition shall be limited to the lesser of the amount of Indebtedness secured by such Lien and the Fair Market Value of the property subject to such Lien; (7) all Disqualified Stock issued by such Person and all Preferred Stock issued by a Subsidiary of such Person, and (8) to the extent not otherwise included, any guarantee by such Person of any other Person's indebtedness or other obligations described in clauses (1) through (7) above. "Indebtedness" of the Company and the Restricted Subsidiaries shall not include current trade payables incurred in the ordinary course of business and payable in accordance with customary practices, and non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business that are not more than 90 days past due. The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness. Notwithstanding the foregoing, Indebtedness shall not include Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 3 business days of the incurrence thereof.

     "Independent Director" means a director of the Company other than a director (1) who (apart from being a director of the Company or any Subsidiary of the Company) is an employee, associate or Affiliate of the Company or a Subsidiary of the Company, or (2) who is a director, employee, associate or Affiliate of another party (other than the Company or any of its Subsidiaries) to the transaction in question.

     "Interest Rate Agreement Obligations" means, with respect to any Person, the Obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest

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

rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (1) "Investment" shall include and be valued at the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (2) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided, however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means November 27, 1996.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Liquidated Damages" means all liquidated damages owing under the Registration Rights Agreement.

     "Net Proceeds" means, with respect to any Asset Sale by any Person, the aggregate cash or Cash Equivalent proceeds received by such Person and/or its Affiliates in respect of such Asset Sale, which amount is equal to the excess, if any, of (1) the cash or Cash Equivalent received by such Person and/or its Affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, over (2) the sum of (a) the amount of any Indebtedness that is secured by such asset and that is required to be repaid by such Person in connection with such Asset Sale, plus
(b) all fees, commissions and other expenses incurred by such Person in connection with such Asset Sale, plus (c) provision for taxes, including income taxes, directly attributable to the Asset Sale or to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, plus (d) if such Person is a Restricted

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

Subsidiary, any dividends or distributions payable to holders of minority interests in such Restricted Subsidiary from the proceeds of such Asset Sale.

     "New Revolving Credit Facility" means the New Revolving Credit Facility between the Company and the lenders named therein as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time, including
(1) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, and (2) any notes, guarantees, collateral documents, instruments and agreements executed in connection with any such amendment, modification, renewal, refunding, replacement or refinancing.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holders" means any of Norman C. Harbert, Ronald E. Weinberg, Byron S. Krantz, Clanco Partners I or any "group" (as defined in Rule 13d-5 of the Exchange Act) consisting of any or all of the foregoing.

     "Permitted Investments" means: (1) any Investment in the Company or any Restricted Subsidiary that is a Guarantor; (2) any Investment in Cash Equivalents; (3) any Investment in a Person (an "Acquired Person") if, as a result of such Investment, (a) the Acquired Person becomes a Restricted Subsidiary of the Company and becomes a Guarantor of the Exchange Notes, or (b) the Acquired Person either (i) is merged, consolidated or amalgamated with or into the Company or one of its Restricted Subsidiaries that is a Guarantor of the Exchange Notes and the Company or such Restricted Subsidiary is the Surviving Person, or (ii) transfers or conveys substantially all of its assets to, or is liquidated into, the Company or one of its Restricted Subsidiaries that is a Guarantor of the Exchange Notes; (4) Investments in accounts and notes receivable acquired in the ordinary course of business; (5) any securities received in connection with an Asset Sale that complies with the covenant described under "Limitations on Asset Sales;" (6) Interest Rate Obligations and Currency Agreement Obligations permitted pursuant to the second paragraph of the covenant described under "Limitation on Incurrence of Indebtedness" above; and
(7) investments in or acquisitions of Capital Stock or similar interests in Persons (other than Affiliates of the Company) received in the bankruptcy or reorganization of or by such Person or any exchange of such investment with the issuer thereof or taken in settlement of or other resolution of claims or disputes.

     "Permitted Liens" means: (1) Liens securing Indebtedness under the New Revolving Credit Facility; (2) Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Company or a Restricted Subsidiary, provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of such Person; (3) Liens on property acquired by the Company or a Restricted Subsidiary, provided, however, that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property; (4) Liens in respect of Interest Rate Obligations and Currency Agreement Obligations permitted under the Indenture; (5) Liens in favor of the Company, any Restricted Subsidiary or any Guarantor; (6) Liens existing or created on the Issue Date; and (7) Liens securing the Exchange Notes.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or

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

distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

     "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Company pursuant to an effective registration statement filed under the Securities Act.

     "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company or the Restricted Subsidiaries, and any additions and accessions thereto, that are purchased, constructed or improved by the Company or any Restricted Subsidiary at any time after the Issue Date; provided, however, that (1) any security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a "Security Agreement") shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (3) (a) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Security Agreement is entered into exceed 100% of the purchase price to the Company or any Restricted Subsidiary of the assets subject thereto or (b) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Payment" means: (1) any dividend or other distribution declared or paid on any Capital Stock of the Company (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or (b) dividends or distributions payable to the Company or any Restricted Subsidiary); (2) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company; (3) any payment to purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, any Indebtedness that is subordinated in right of payment to the Exchange Notes other than a purchase, redemption, defeasance or other acquisition or retirement for value that is paid for with the proceeds of Refinancing Indebtedness that is permitted under the covenant described under "Certain Covenants -- Limitation on Incurrence of Indebtedness;" or (4) any Restricted Investment.

     "Restricted Subsidiary" means each direct or indirect Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Senior Debt" means the principal of and interest (including post-petition interest) on, and all other amounts owing in respect of, (1) the New Revolving Credit Facility, (2) Indebtedness evidenced by the Exchange Notes, and (3) any other Indebtedness incurred by the Company (including, but not limited to, reasonable fees and expenses of counsel and all other charges, fees and expenses incurred in connection with such Indebtedness), unless the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is on a parity with or subordinated in right of payment to the Notes. Notwithstanding the foregoing, Senior Debt shall not include (1) any Indebtedness for federal, state, local or other taxes, (2) any Indebtedness among or between the Company, any of its Subsidiaries and/or their Affiliates, (3) any Indebtedness incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business or any obligations in respect of any such Indebtedness, (4) any Indebtedness that is incurred in violation of the Indenture, or (5)

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

Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company.

     "Subordinated Indebtedness" means Indebtedness of the Company subordinated in right of payment to the Exchange Notes.

     "Subsidiary" of a Person means (1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, (2) any limited partnership of which such Person or any Subsidiary of such Person is a general partner or (3) any other Person (other than a corporation or limited partnership) in which such Person or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "Unrestricted Subsidiary" means a Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "Limitation on Designations of Unrestricted Subsidiaries" and not redesignated a Restricted Subsidiary in compliance with such covenant.

     "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, with (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding aggregate principal amount of such Indebtedness.

BOOK-ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the Company expects that the Exchange Notes initially will each be represented by a single global certificate in fully registered form (the "Global Note") and will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

     If a holder tendering Notes so requests, such holder's Exchange Notes will be issued in registered form (the "Certificated Notes"). Certificated Notes will initially be registered in the name of a nominee of DTC and be deposited with, or on behalf of, DTC. Beneficial owners of Certificated Notes, however, may request registration of such Certificated Notes in their names or in the names of their nominees.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby

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

eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Global Note. The Company expects that upon the issuance of the Global Note, DTC or its custodian will credit, on its book-entry registration and transfer system, the respective principal amount of Exchange Notes of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, premium (if any) and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the record relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any record relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     The Company expects that transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Exchange Notes to persons in states which require physical delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interest in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the Exchange Notes or the Indenture, DTC will exchange the Global Note for Certificated Notes that it will distribute to its participants.

     Although DTC customarily agrees to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the

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

Guarantors nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Notes will be issued in exchange for the Global Note.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences of the exchange of Notes for Exchange Notes pursuant to the Exchange Offer and of the ownership of Exchange Notes as of the date hereof. Except where noted, it deals only with Exchange Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Exchange Notes as a part of a hedging or conversion transaction or a straddle or holders of Exchange Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.

     PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES OR TENDERING NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The following paragraph sets forth the opinion of Kohrman Jackson & Krantz P.L.L. relating to certain United States federal income tax consequences of the exchange of Notes for Exchange Notes pursuant to the Exchange Offer as of the date hereof. PERSONS CONSIDERING THE EXCHANGE OF NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     The exchange of the Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Notes. Rather, the Exchange Notes received by a holder of Notes should be treated as a continuation of the Notes in the hands of such holder. As a result, there should be no federal income tax consequences to a holder exchanging Notes for the Exchange Notes pursuant to the Exchange Offer.

PAYMENTS OF INTEREST

     Except as set forth below, stated interest on an Exchange Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of an Exchange Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is a holder that is not a United States Holder.

MARKET DISCOUNT

     If a United States Holder purchases an Exchange Note for an amount that is less than its stated principal amount, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, an Exchange Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Exchange Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Exchange Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Exchange Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of an Exchange Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service ("IRS").

AMORTIZABLE BOND PREMIUM

     A United States Holder that purchases an Exchange Note for an amount in excess of the sum of all amounts payable on the Exchange Note after the purchase date other than stated interest will be considered to have purchased the Exchange Note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the Exchange Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Exchange Note. Bond premium on an Exchange Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Exchange Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF EXCHANGE NOTES

     A United States Holder's tax basis in an Exchange Note will, in general, be the United States Holder's cost therefor, increased by market discount previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the Exchange Note other than stated interest. Upon the sale, exchange, retirement or other disposition of an Exchange Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued interest, which will be taxable as such) and the adjusted tax basis of the Exchange Note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the Exchange Note has been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

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

NON-UNITED STATES HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (1) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest on an Exchange Note owned by a Non-United States Holder, provided (a) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (b) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (c) the beneficial owner is not a bank whose receipt of interest on an Exchange Note is described in section 881(c)(3)(A) of the Code and (d) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

          (2) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of an Exchange Note; and

          (3) an Exchange Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in clause (1)(d) above, the beneficial owner of such Note, or a financial institution holding the Exchange Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Service Form W-8 (or successor form)) or (2) a financial institution holding the Exchange Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

     If a non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in clause (1) above, payments of premium, if any, and interest made to such non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Exchange Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tap treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Exchange Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest on the Exchange Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest on an Exchange Note will be included in such foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of an Exchange Note generally will not be subject to United States federal income tax unless (1) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (2) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on Exchange Notes and to the proceeds of sale of an Exchange Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in clause (1)(d) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply if payments of the principal, interest or premium on an Exchange Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Exchange Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of an Exchange Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations.

     Payments of principal, interest and premium on an Exchange Note paid to the beneficial owner of an Exchange Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of an Exchange Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in clause (1)(d) under "Non-United States Holders" and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption. Under proposed United States Treasury regulations not currently in effect, backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person. The IRS recently proposed regulations addressing certain withholding, certification and information rules which could affect the treatment of the payment of the amounts described above (the "Proposed Regulations"). The Proposed Regulations would provide alternative methods for satisfying the certification requirement described in clause (1)(d) under "Non-United States Holders." The Proposed Regulations also would require, in the case of Exchange Notes held by foreign partnerships, that (1) the certification described in clause (1)(d) under "Non-United States Holders" be provided by the partners rather than by the foreign partnership and (2) the partnership provide certain information, including a United States taxpayer identification number. A look through rule would apply in the case of tiered partnerships. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions they will include if and when adopted in temporary or final form. Non-United States Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the possible application of the proposed United States Treasury regulations addressing the withholding and information reporting rules.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

     Under Proposed Treasury Regulations, not currently in effect, the statement requirement referred to in clause (1)(d) under "Non-United States Holders" may be satisfied with other documentary evidence for interest paid after December 31, 1997 with respect to an offshore account or through certain foreign intermediaries.

                              REGISTRATION RIGHTS

     The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on the Issue Date pursuant to which the Company and the Guarantors agreed, for the benefit of holders of the Notes, that they will, at their expense (1) on or prior to the 45th day following the Issue Date, file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer pursuant to which the Notes will be exchanged for the Exchange Notes, which will have terms identical to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or any provision relating to this paragraph) and (2) use their best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act by the 120th day after the Issue Date. Upon effectiveness of the Exchange Offer Registration Statement, the Company and the Guarantors will offer to all holders of the Notes an opportunity to exchange their securities for a like principal amount of the Exchange Notes. The Company and the Guarantors agreed to keep the Exchange Offer open for acceptance for not less than 20 business days (or longer, if required by applicable law) after the date the Exchange Offer Registration Statement is declared effective, and will comply with Regulation 14E and Rule 13e-4 under the Exchange Act (other than the filing requirements of Rule 13e-4). For each Note surrendered to the Company for exchange pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange therefor or, if no interest has been paid on such Note, from the Issue Date.

     Under existing interpretations of the Commission contained in several no-action letters to third parties, the Exchange Notes would generally be freely transferable by holders thereof after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Notes, as set forth below). However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (1) will not be able to rely on the interpretation of the staff of the Commission, (2) will not be able to tender its Notes in the Exchange Offer and
(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of Exchange Notes, any broker-dealer that acquired the Notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The

Commission has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. The Company has agreed to make available, for a period of up to 120 days after consummation of the Exchange Offer, copies of this Prospectus, as it may be amended or supplemented from time to time, to any such broker-dealer and any other persons, if any, with similar prospectus delivery requirements, for use in connection with any resale of Exchange Notes. A broker-dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations thereunder).

     Each holder of the Notes who wishes to exchange its Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company and the Guarantors, including that (1) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (2) it has no arrangement with any person to participate in a public distribution (within the meaning of the Securities Act) of the Exchange Notes and (3) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or any Guarantor, or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

     In addition, each holder who is not a broker-dealer will be required to represent that it is not engaged in, and does not intend to engage in, a public distribution of the Exchange Notes. The Letter of Transmittal relating to the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In the absence of an exemption, each broker-dealer that received the Notes from the Company in the Offering and not as a result of market-making or other trading activities must comply with the registration requirements of the Securities Act.

     In the event that (1) any changes in law or the applicable interpretations of the Staff do not permit the Company and the Guarantors to effect the Exchange Offer, (2) if for any other reason the Exchange Offer is not consummated by the 150th day following the Issue Date, (3) if any of the Initial Purchasers so requests with respect to the Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer or (4) if any holder of Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Notes in the Exchange Offer, then the Company and the Guarantors will, at their expense, (a) promptly file the Shelf Registration Statement permitting resales from time to time of the Notes, (b) use their best efforts to cause the Shelf Registration Statement to become effective and (c) use their best efforts to keep the Shelf Registration Statement current and effective until three years from the date it becomes effective or such shorter period that will terminate when all the Notes covered by the Shelf Registration Statement have been sold pursuant thereto. The Company, at its expense, will provide to each holder of the Notes copies of the prospectus, which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes from time to time. A holder of Notes who sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

     Although the Company and the Guarantors intend to file the registration statements described above, as required, there can be no assurance that such registration statements will be filed, or, if filed, that they will become effective. In the event that (1) the Exchange Offer Registration Statement is not filed with Commission on or prior to the 45th day after the Issue Date or declared effective on or prior to the 120th day after the Issue Date, (2) the Exchange Offer is not consummated on or prior to the 150th day following the Issue Date, (3) the Shelf Registration Statement is not filed or declared effective within the required time periods or (4) the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective but thereafter ceases to be effective (except as specifically permitted therein) for a period of 15 consecutive days without being succeeded immediately by an additional Exchange Offer Registration Statement or Shelf Registration Statement, as the case may be, filed and declared effective (each such event, a "Registration Default"), then the interest rate borne by the Notes shall be increased by 0.50% per annum for the 90-day period following such Registration Default. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period following such Registration Default, up to a maximum aggregate increase of 1.50% per annum. From and after the date that all Registration Defaults have been cured, the Notes will bear interest at the rate set forth on the cover page of this Prospectus.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed to make available, for a period of up to 120 days after consummation of the Exchange Offer, copies of this Prospectus, as amended or supplemented, to any broker-dealer and any other persons, if any, with similar prospectus delivery requirements, for use in connection with any resale of Exchange Notes. In the absence of an exemption, each broker-dealer that received the Notes from the Company in the Offering and not as a result of market-making or other trading activities must comply with the registration requirements of the Securities Act.

     Hawk and the Guarantors will not receive any cash proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Hawk and the Guarantors have jointly and severally agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Exchange Notes and the Guarantees will be passed upon for the Company by Kohrman Jackson & Krantz P.L.L., Cleveland, Ohio. Byron S. Krantz, a partner in Kohrman Jackson & Krantz P.L.L., is a stockholder, the Secretary and a director of the Company. Marc C. Krantz, a son of Byron S. Krantz and a partner in Kohrman Jackson & Krantz P.L.L., is the Assistant Secretary of the Company. The Company paid legal fees to Kohrman Jackson & Krantz P.L.L. in 1995 of $440,000, for services in connection with a variety of matters, including the acquisition of SKW, the reorganization of Helsel upon which it became a wholly-owned subsidiary of the Company and the Old Credit Facility.

                                    EXPERTS

     The consolidated financial statements of the Company and subsidiaries as of December 31, 1995 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Company and subsidiaries as of December 31, 1994 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited, as to combination only, by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Hawk Group of Companies, Inc. and subsidiaries as of and for the years ended December 31, 1994 and 1993 included in this Prospectus have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for income taxes effective January 1, 1993 to conform with Statement of Financial Accounting Standard No. 109), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Helsel as of December 31, 1994, and for the period from July 1, 1994 through December 31, 1994, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of SKW and subsidiaries as of December 31, 1994 and 1993, and for each of the two years in the period ended December 31, 1994, and for the statements of operations and cash flows for the nine month period ended September 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The balance sheet of Houghton Acquisition Corporation d/b/a Hutchinson Foundry Products Company as of December 31, 1995 and the related statements of income, stockholders' equity and cash flows for the year then ended included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         CHANGE IN INDEPENDENT AUDITORS

     In December 1995, the Board of Directors of the Company authorized the Company to retain Ernst & Young LLP as its independent auditors. The Company's engagement of Deloitte & Touche LLP, the independent auditors, terminated by its terms in December 1994. The report of Deloitte & Touche LLP for the year ended December 31, 1994 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles or practices. During the year ended December 31, 1994, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

                      (This page intentionally left blank)

                              THE HAWK CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
HAWK CORPORATION
Report of Independent Auditors.......................................................   F-3
Consolidated Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996
  (unaudited)........................................................................   F-4
Consolidated Statements of Income for the years ended December 31, 1993, 1994 and
  1995 and the nine months ended September 30, 1995 and 1996 (unaudited).............   F-6
Consolidated Statements of Shareholders' Equity (Deficit) for the years ended
  December 31, 1993, 1994 and 1995, and the nine months ended September 30, 1996
  (unaudited)........................................................................   F-7
Consolidated Statements of Cash Flows for the year ended December 31, 1993, 1994 and
  1995, and the nine months ended September 30, 1995 and 1996 (unaudited)............   F-8
Notes to Consolidated Financial Statements...........................................   F-9
HAWK GROUP OF COMPANIES, INC. (AS PUBLISHED CONSOLIDATED FINANCIAL STATEMENTS)
Independent Auditors' Report.........................................................   F-20
Consolidated Balance Sheets as of December 31, 1993 and 1994.........................   F-21
Consolidated Statements of Income for the years ended December 31, 1993 and 1994.....   F-22
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1993
  and 1994...........................................................................   F-23
Consolidated Statements of Cash Flows for the years ended December 31, 1993 and
  1994...............................................................................   F-24
Notes to Consolidated Financial Statements...........................................   F-25
HELSEL, INC.
Report of Independent Auditors.......................................................   F-31
Balance Sheet as of December 31, 1994................................................   F-32
Statement of Income for the period from July 1, 1994 through December 31, 1994.......   F-33
Statement of Shareholders' Equity for the period from July 1, 1994 through December
  31, 1994...........................................................................   F-34
Statement of Cash Flows for the period from July 1, 1994 through December 31, 1994...   F-35
Notes to Financial Statements........................................................   F-36
S.K. WELLMAN CORP. FINANCIAL STATEMENTS
Report of Independent Auditors.......................................................   F-39
Consolidated Balance Sheets as of December 31, 1993 and 1994.........................   F-40
Consolidated Statements of Operations for the years ended December 31, 1993 and 1994
  and the six months ended June 30, 1995.............................................   F-42
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1993
  and 1994...........................................................................   F-43
Consolidated Statements of Cash Flows for the years ended December 31, 1993 and 1994,
  and the six months ended June 30, 1995.............................................   F-44
Notes to Consolidated Financial Statements...........................................   F-45

                                                                                        PAGE
                                                                                        ----
HOUGHTON ACQUISITION CORPORATION D/B/A HUTCHINSON FOUNDRY PRODUCTS COMPANY FINANCIAL
  STATEMENTS
Report of Independent Accountants....................................................   F-52
Balance Sheet as of December 31, 1995................................................   F-53
Statement of Income for the year ended December 31, 1995.............................   F-54
Statement of Stockholders' Equity (Deficit) for the year ended December 31, 1995.....   F-55
Statement of Cash Flows for the year ended December 31, 1995.........................   F-56
Notes to Financial Statements........................................................   F-57

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Hawk Corporation

     We have audited the accompanying consolidated balance sheet of Hawk Corporation and subsidiaries as of December 31, 1995 and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hawk Corporation and subsidiaries at December 31, 1995, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     We also have audited, as to combination only, the accompanying consolidated balance sheet of Hawk Corporation and subsidiaries as of December 31, 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. As described in Notes A and C to such statements, these statements have been combined from the consolidated statements of The Hawk Group of Companies, Inc. and subsidiaries and Helsel, Inc. which statements are presented separately herein. The report of the other auditors who audited the statements of The Hawk Group of Companies, Inc. appears elsewhere herein. Our report on the statements of Helsel, Inc., also appears elsewhere herein. In our opinion, the accompanying consolidated financial statements for 1994 have been properly combined on the basis described in Notes A and C.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
October 1, 1996, except for Note M, as
  to which the date is November 27, 1996

                                HAWK CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                         -----------------------
                                                           1994          1995
                                                         --------      ---------      SEPTEMBER 30,
                                                                                          1996
                                                                                      -------------
                                                                                      (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash................................................   $    698      $     771        $   1,894
  Accounts receivable, less allowance of $232, $276,
     and $252 in 1994, 1995 and 1996, respectively....      6,357         17,307           18,515
  Inventories:
     Raw materials and work-in-process................      3,148         14,575           15,714
     Finished products................................      2,723          5,530            4,632
                                                          -------       --------         --------
                                                            5,871         20,105           20,346
  Deferred income taxes...............................        437          1,042            1,042
  Other current assets................................        795          1,984            2,307
                                                          -------       --------         --------
          Total current assets........................     14,158         41,209           44,104
PROPERTY, PLANT AND EQUIPMENT:
  Land................................................        509          1,080            1,098
  Buildings and improvements..........................      3,524          6,619            7,522
  Machinery and equipment.............................     10,888         38,990           44,206
  Furniture and fixtures..............................        669          1,118            1,211
  Construction in progress............................         75            653            3,565
                                                          -------       --------         --------
                                                           15,665         48,460           57,602
  Less accumulated depreciation.......................      5,499          9,000           13,318
                                                          -------       --------         --------
          Total property, plant and equipment.........     10,166         39,460           44,284
OTHER ASSETS:
  Intangible assets...................................     17,387         36,966           35,506
  Net assets held for sale............................                     3,604            3,604
  Shareholder notes...................................                     2,000            1,838
  Other...............................................      1,934            622               90
                                                          -------       --------         --------
          Total other assets..........................     19,321         43,192           41,038
                                                          -------       --------         --------
TOTAL ASSETS..........................................   $ 43,645      $ 123,861        $ 129,426
                                                          =======       ========         ========

                                HAWK CORPORATION

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                         -----------------------
                                                           1994          1995
                                                         --------      ---------      SEPTEMBER 30,
                                                                                          1996
                                                                                      -------------
                                                                                      (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Line of credit......................................   $  1,280
  Accounts payable....................................      1,728      $   8,488        $   8,838
  Accrued compensation................................      2,468          7,364            5,813
  Other accrued expenses..............................      2,256          3,537            3,440
  Current portion of long-term debt...................     10,502          5,460            6,604
                                                          -------       --------         --------
          Total current liabilities...................     18,234         24,849           24,695
LONG-TERM LIABILITIES:
  Long-term debt......................................     16,224         89,446           95,542
  Deferred income taxes...............................      2,604          2,348            2,748
  Other...............................................                     2,228            2,671
                                                          -------       --------         --------
          Total long-term liabilities.................     18,828         94,022          100,961
DETACHABLE STOCK WARRANTS, SUBJECT TO PUT OPTION......                     4,600            4,600
SHAREHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $1,000 par value with 10%
     cumulative dividend, 2,625 shares authorized,
     issued and outstanding in 1994...................      2,625
  Helsel preferred stock, $1,000 par value with 9%
     cumulative dividend, 702 shares authorized,
     issued and outstanding in 1994...................        702
  Series A preferred stock, $.01 par value with 10%
     cumulative dividend (2,625 shares authorized,
     issued and outstanding); Series B preferred stock
     with 9% cumulative dividend (702 shares
     authorized, issued and outstanding)..............                         1                1
  Common stock, no par value; 12,000 shares
     authorized, 7,500 issued and outstanding and 18
     treasury shares in 1994..........................        377
  Helsel common stock, $3 par value, 100,000 shares
     authorized, issued and outstanding in 1994.......        300
  Class A common stock, $.01 par value; 2,200,000
     shares authorized, 1,443,976 issued and
     outstanding in 1995 and 1996.....................                        14               14
  Class B common stock, $.01 par value, 375,000 shares
     authorized, none issued or outstanding
  Retained earnings (deficit).........................      2,579            496           (1,019)
  Other equity adjustments............................                      (121)             174
                                                          -------       --------         --------
          Total shareholders' equity (deficit)........      6,583            390             (830)
                                                          -------       --------         --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............   $ 43,645      $ 123,861        $ 129,426
                                                          =======       ========         ========

See notes to consolidated financial statements.

                                HAWK CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                                                 NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31               SEPTEMBER 30
                                          ---------------------------------    ----------------------
                                            1993        1994        1995         1995         1996
                                          --------    --------    ---------    ---------    ---------
                                                                                     (Unaudited)
Net sales..............................   $ 28,417    $ 41,395    $  84,643    $  55,841    $  93,672
Cost of sales..........................     16,834      26,771       61,164       39,630       69,023
                                           -------     -------    ---------      -------    ---------
Gross profit...........................     11,583      14,624       23,479       16,211       24,649
Expenses:
  Selling, technical and administrative
     expenses..........................      4,833       6,294       11,575        7,927       11,611
  Amortization of intangibles..........        954         954        1,864        1,059        2,319
  Plant consolidation expense..........                                                         3,749
                                           -------     -------    ---------      -------    ---------
Total expenses.........................      5,787       7,248       13,439        8,986       17,679
                                           -------     -------    ---------      -------    ---------
Income from operations.................      5,796       7,376       10,040        7,225        6,970
Interest expense.......................      2,654       3,267        7,323        4,432        7,321
Other (income) expense, net............                   (234)        (130)                       55
                                           -------     -------    ---------      -------    ---------
Income (loss) before income taxes and
  cumulative change in accounting
  principle............................      3,142       4,343        2,847        2,793         (406)
Income taxes...........................      1,716       1,845        1,593        1,241          863
                                           -------     -------    ---------      -------    ---------
Income (loss) before cumulative effect
  of change in accounting principle....      1,426       2,498        1,254        1,552       (1,269)
Cumulative effect of change in
  accounting for income taxes..........        284
                                           -------     -------    ---------      -------    ---------
Net income (loss)......................   $  1,142    $  2,498    $   1,254    $   1,552    $  (1,269)
                                           =======     =======    =========      =======    =========
Preferred stock dividend
  requirements.........................       (263)       (294)        (326)        (245)        (246)
                                           =======     =======    =========      =======    =========
Net income (loss) applicable to common
  shareholders.........................   $    879    $  2,204    $     928    $   1,308    $  (1,515)
                                           =======     =======    =========      =======    =========
Net income (loss) per share applicable
  to common shareholders...............   $     94    $   2.32    $     .68    $     .86    $    (.86)
                                           =======     =======    =========      =======    =========
Number of shares used to compute per
  share data...........................    931,667     950,000    1,355,473    1,523,219    1,760,946
                                           =======     =======    =========      =======    =========

See notes to consolidated financial statements.

                                HAWK CORPORATION

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                        HAWK CORPORATION
          -----------------------------------------------------------------------------            HELSEL, INC
                                                   COMMON                                         -----------------------------
                               PREFERRED  COMMON   STOCK                                                COMMON
                    PREFERRED    STOCK    STOCK    $.01  ADDITIONAL  RETAINED      OTHER     PREFERRED  STOCK
                      STOCK    $.01 PAR   NO PAR   PAR    PAID-IN    EARNINGS     EQUITY       STOCK    $3 PAR  RETAINED
                       10%       VALUE    VALUE   VALUE   CAPITAL    (DEFICIT)  ADJUSTMENTS     9%      VALUE   EARNINGS  TOTAL
                    ---------  --------   ------  -----  ----------  --------   -----------  ---------  ------  --------  -----
Balance at
 January 1,
 1993...........    $ 2,625               $ 367                      $  (504)                                             $ 2,488
Net income......                                                       1,142                                                1,142
Preferred stock
 dividend.......                                                        (263)                                                (263)
Sale of stock...                             10                                                                                10
                    -------    ----       -----   ----   -------     -------    -----        -----      -----   -----     -------
Balance at
December 31,
 1993...........      2,625                 377                          375                                                3,377
Purchase of
 Helsel.........                                                                             $ 702      $ 300               1,002
Net income......                                                       2,052                                   $  446       2,498
Preferred stock
 dividend.......                                                        (263)                                     (31)       (294)
                    -------    ----       -----   ----   -------     -------    -----        -----      -----   -----     -------
Balance at
December 31,
 1994...........      2,625                 377                        2,164                   702        300     415       6,583
Merger of
 Helsel and
 Hawk...........     (2,625)   $  1       (377)   $ 14   $ 3,989         415                  (702)      (300)   (415)          0
Net income......                                                       1,254                                                1,254
Preferred stock
 dividend.......                                                        (326)                                                (326)
Purchase of
 warrants.......                                          (3,989)     (3,011)                                              (7,000)
Foreign currency
translation
 adjustment.....                                                                $ 207                                         207
Additional
 minimum pension
 liability......                                                                 (328)                                       (328)
                    -------    ----       -----   ----   -------     -------    -----        -----      -----   -----     -------
Balance at
December 31,
 1995...........          0       1           0     14         0         496     (121)           0          0       0         390
Net loss
(unaudited).....                                                      (1,269)                                              (1,269)
Preferred
 stock dividend
 (unaudited)....                                                        (246)                                                (246)
Foreign currency
 translation
 adjustment
 (unaudited)....                                                                  295                                         295
                    -------    ----       -----   ----   -------     -------    -----        -----      -----   -----     -------
BALANCE AT
 SEPTEMBER
 30, 1996
 (UNAUDITED)....    $     0    $  1       $   0   $ 14   $     0     $(1,019)   $ 174        $   0      $   0   $   0     $  (830)
                    =======    ====       =====   ====   =======     =======    =====        =====      =====   =====     =======

See notes to consolidated financial statements.

                                HAWK CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                            NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31               SEPTEMBER 30
                                                    ----------------------------------    ----------------------
                                                      1993        1994         1995         1995         1996
                                                    --------    ---------    ---------    ---------    ---------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..............................   $  1,142    $   2,498    $   1,254    $   1,552    $  (1,269)
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
       Depreciation and amortization.............      1,920        2,466        5,467        3,246        6,636
       Accretion of discount on debt.............                                  325          163          488
       Deferred income taxes.....................      1,030          302          377
  Changes in operating assets and liabilities,
     net of acquired assets:
       Accounts receivable.......................       (352)        (451)         (53)        (179)      (1,208)
       Inventories...............................       (844)        (380)      (1,398)      (1,614)        (241)
       Other assets..............................       (148)           4         (885)          13         (487)
       Accounts payable..........................         88          235          196       (1,174)         350
       Other liabilities.........................        404          147          430       (2,037)        (805)
                                                    --------     --------     --------     --------     --------
  Net cash provided by (used in) operating
     activities..................................      3,240        4,821        5,713          (30)       3,464
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Helco, Inc.........................                  (4,627)
  Purchase of S.K. Wellman Limited, Inc., net of
     cash acquired...............................                              (61,607)     (61,607)
  Purchases of property, plant and equipment.....       (586)      (1,871)      (3,781)      (2,622)      (9,142)
                                                    --------     --------     --------     --------     --------
  Net cash used in investing activities..........       (586)      (6,498)     (65,388)     (64,229)      (9,142)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowings on long-term debt.....                   3,880      102,000      102,000       47,697
  Payments on long-term debt.....................     (2,407)      (3,555)     (30,726)     (27,334)     (40,945)
  Net borrowings (payments) under revolving
     credit lines................................                   1,280       (1,280)      (1,280)
  Purchase of warrants...........................                               (7,000)      (7,000)
  Proceeds from sale of preferred stock..........                     702
  Proceeds from sale of common stock.............         10          300
  Deferred financing costs.......................                               (2,799)      (2,799)
  Payments of preferred stock dividends..........       (263)        (295)        (326)        (223)        (246)
  Other..........................................                                 (121)         197          295
                                                    --------     --------     --------     --------     --------
  Net cash (used in) provided by financing
     activities..................................     (2,660)       2,312       59,748       63,561        6,801
                                                    --------     --------     --------     --------     --------
NET (DECREASE) INCREASE IN CASH..................         (6)         635           73         (698)       1,123
CASH AT BEGINNING OF PERIOD......................         38           63          698          698          771
                                                    --------     --------     --------     --------     --------
CASH AT END OF PERIOD............................   $     32    $     698    $     771    $       0    $   1,894
                                                    ========     ========     ========     ========     ========
SUPPLEMENTAL CASH FLOW DISCLOSURES
  Cash payments for interest.....................   $  2,916    $   2,743    $   6,260    $   3,532    $   6,952
                                                    ========     ========     ========     ========     ========
  Cash payments for income taxes.................   $    600    $   1,852    $   1,929    $   1,929    $     330
                                                    ========     ========     ========     ========     ========

See notes to consolidated financial statements.

                                HAWK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995
           NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

A.  BASIS OF PRESENTATION

     The consolidated financial statements of Hawk Corporation, formerly the Hawk Group of Companies, Inc., and its wholly-owned subsidiaries, also include, effective July 1, 1994, the accounts of Helsel, Inc. (Helsel) and effective July 1, 1995, the accounts of S.K. Wellman Limited, Inc. (Wellman) (collectively, the Company). See Note C. All significant intercompany accounts and transactions have been eliminated in the accompanying financial statements. Certain amounts have been reclassified in 1993 and 1994 to conform with the 1995 presentation.

     The Company operates in one principal business segment, the design, engineering, manufacturing and marketing of friction products and precision engineered components for aerospace, industrial and other specialty applications.

     The accompanying unaudited consolidated financial statements at September 30, 1996 and for the nine months ended September 30, 1995 and 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

B.  SIGNIFICANT ACCOUNTING POLICIES

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost and include expenditures for additions and major improvements. Expenditures for repairs and maintenance are charged to operations as incurred. The Company principally uses either the straight-line or the unit method of depreciation for financial reporting purposes based on annual rates sufficient to amortize the cost of the assets over their estimated useful lives (5 to 40 years). Accelerated methods of depreciation are used for federal income tax purposes.

INTANGIBLE ASSETS

     Intangible assets are amortized using the straight-line method over periods ranging from 5 to 40 years. See Note D.

     The ongoing value and remaining useful life of intangible assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. When events and circumstances indicate that intangible assets might be impaired, an undiscounted cash flows methodology would be used to determine whether an impairment loss would be recognized.

FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at year-end exchange rates. Revenues and expenses are translated at weighted average exchange

                                HAWK CORPORATION
rates. Gains and losses resulting from translation are included in other equity adjustments in the consolidated balance sheets.

REVENUE RECOGNITION

     Revenue from the sale of the Company's products is recognized upon shipment to the customer. Costs and related expenses to manufacture the products are recorded as costs of sales when the related revenue is recognized.

SIGNIFICANT CONCENTRATIONS

     The Company provides credit, in the normal course of its business, to original equipment and after-market manufacturers in the aircraft and heavy equipment industries. The Company's customers are not concentrated in any specific geographic region. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.

     The percentage of consolidated net sales to major customers are as follows:




                                                 YEAR ENDED DECEMBER 31       NINE MONTHS ENDED
                                                ------------------------        SEPTEMBER 30,
                                                1993      1994      1995            1996
                                                ----      ----      ----      -----------------
                                                                                 (UNAUDITED)
    Customer A...............................   35.8%     22.6%     13.8%            10.8%
    Customer B...............................   12.5      11.0       9.8              9.4
    Customer C...............................   11.2      10.3       6.5              7.6

     Accounts receivable balances from these customers represent approximately 36% and 18% of the Company's consolidated accounts receivable at December 31, 1994 and 1995, respectively.

PRODUCT RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred. The Company's expenditures for product development and engineering were approximately $840,000 in 1993, $1,158,000 in 1994 and $3,000,000 in 1995.

ADVERTISING

     Advertising costs are expensed as incurred. Advertising expenses amounted to approximately $92,000, $106,000 and $385,000 in 1993, 1994 and 1995,
respectively.

INCOME TAXES

     The Company uses the liability method in measuring the provision for income taxes and recognizing deferred tax assets and liabilities in the balance sheet. The liability method requires that deferred income taxes reflect the tax consequences of currently enacted rates for differences between the tax and financial reporting bases of assets and liabilities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1994 and 1995, the carrying value of the Company's financial instruments approximate their fair value.

                                HAWK CORPORATION

NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is based on the weighted average number of common shares and common share equivalents (warrants) outstanding during the respective periods. Earnings avail-able to common stockholders includes an adjustment for Preferred Stock dividends paid during the respective periods.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1995, Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, was issued. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. The Company adopted SFAS No. 121 effective January 1, 1996. The adoption of SFAS No. 121 did not have a material effect on the Company's financial position or results of operations.

C.  BUSINESS ACQUISITIONS

     Effective June 30, 1994, shareholders of the Company acquired substantially all of the net assets of Helsel, for a total purchase price of approximately $8.6 million. The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated to assets and liabilities based on their estimated fair values as of the date of the acquisition. The excess of fair market value of identifiable assets less liabilities over the purchase price resulted in negative goodwill, which was applied to reduce property, plant and equipment. The acquisition was financed through long-term debt and the sale of $702,000 of preferred stock and $300,000 of common stock. Effective June 30, 1995, Helsel became a wholly-owned subsidiary of the Company whereby each outstanding share of common stock of Helsel was converted into shares of common stock of the Company at an exchange ratio based on an independent valuation. Additionally, the Company issued one share of its 9% preferred stock for each share of Helsel preferred stock surrendered. Because Helsel was an entity under common control, its operating results are included in the Company's consolidated financial statements since July 1, 1994.

     A summary of the combination and financial results for Helsel and the Company, as of December 31, 1994 and for the period July 1, 1994 through December 31, 1994, is as follows:

                                                                                 CONSOLIDATED
                                                                                     HAWK
                                                        HELSEL       HAWK        CORPORATION
                                                        ------      -------      ------------
                                                                   (IN THOUSANDS)
    Total assets.....................................   $8,804      $34,841        $ 43,645
    Shareholders' equity.............................    1,417        5,166           6,583
    Net sales........................................    8,555       32,840          41,395
    Income before income taxes.......................      787        3,556           4,343
    Net income.......................................      446        2,052           2,498

                                HAWK CORPORATION

     On June 30, 1995, the Company acquired for cash substantially all of the net assets of Wellman for approximately $62 million. The acquisition was accounted for as a purchase. The excess of the purchase over the estimated fair value of the net assets acquired is included in intangible assets. The operating results of Wellman are included in the Company's consolidated statements of income since the date of acquisition. As a result of this acquisition, the Company is consolidating certain operating facilities. Accordingly, the net carrying value of the facilities the Company plans to close and sell are reflected as net assets held for sale on the accompanying balance sheets at December 31, 1995 and September 30, 1996. The net assets held for sale are stated at the lower of the carrying amount or fair value less costs to sell and consist primarily of land and buildings. In addition, during the nine months ended September 30, 1996, the Company incurred approximately $3.7 million of costs relating to the consolidation of these operating facilities, including expenses relating to the relocation of machinery and equipment.

     The following unaudited pro forma consolidated results of operations give effect to the above acquisitions as though they had occurred on January 1, 1994.

                                                                   YEAR ENDED DECEMBER 31
                                                                 --------------------------
                                                                   1994             1995
                                                                 ---------        ---------
                                                                       (IN THOUSANDS)
    Net sales.................................................   $ 109,568        $ 119,559
                                                                  ========         ========
    Net income................................................   $   6,278        $   6,579
                                                                  ========         ========

     Pro forma net sales and net income are not necessarily indicative of the net sales and net income that would have occurred had the acquisitions been made at the beginning of the respective years or the results which may occur in the future.

D.  INTANGIBLE ASSETS

     The components of intangible assets and related amortization periods are as follows:

                                                                          DECEMBER 31
                                                                     ----------------------
                                                                       1994          1995
                                                                     --------      --------
                                                                         (IN THOUSANDS)
    Product certifications (19 to 40 years).......................   $ 20,820      $ 20,820
    Goodwill (15 to 40 years).....................................      2,366        18,154
    Deferred financing costs (5 years)............................      1,028         2,779
    Proprietary formulations and patents (10 years)...............                    1,806
    Pension costs (15 or 25 years)................................                      703
    Other.........................................................        910           779
                                                                      -------       -------
                                                                       25,124        45,041
    Accumulated amortization......................................     (7,737)       (8,075)
                                                                      -------       -------
                                                                     $ 17,387      $ 36,966
                                                                      =======       =======

                                HAWK CORPORATION

E.  LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                          DECEMBER 31
                                                                     ----------------------
                                                                       1994          1995
                                                                     --------      --------
                                                                         (IN THOUSANDS)
    A Term Loan...................................................                 $ 35,200
    B Term Loan...................................................                   21,890
    Revolving Credit Line.........................................   $  4,039        10,400
    Revolving Step Down Loan......................................      9,000
    Senior Subordinated Notes.....................................      9,500        25,725
    Subordinated Note Payable.....................................        700
    Term Note.....................................................      3,472
    Other.........................................................         15         1,691
                                                                      -------       -------
                                                                       26,726        94,906
    Less current portion..........................................     10,502         5,460
                                                                      -------       -------
                                                                     $ 16,224      $ 89,446
                                                                      =======       =======

     During 1994, the Company had a Secured Credit Agreement which provided for borrowings totaling $30,250,000 under three separate credit facilities. Borrowings under each credit facility were secured by the Company's accounts receivable, inventories and property, plant and equipment in addition to the common stock of its subsidiaries. The Company also had a term note payable to a bank, two subordinated notes payable and a revolving line of credit with a borrowing capacity of $2.5 million, after it's acquisition of Helsel in June 1994. As a result of the acquisition of Wellman in June 1995, the Company entered into a new credit agreement with several participating banks, and repaid all existing credit facilities. The new credit agreement consists of the following:

          A Term Loan -- Interest is payable quarterly at certain published rates, including the rate of prime (8.5% at December 31, 1995) plus 1.25% and, at the Company's option, an applicable London Interbank Offered Rate (LIBOR) (5.875% at December 31, 1995) plus 2.5%, payable at various interest periods per the credit agreement. Principal payments are due quarterly, in accordance with a payment schedule, beginning in September 1995. The A Term loan matures on June 30, 2000.

          B Term Loan -- Interest is payable quarterly at certain published rates, including the rate of prime plus 2% and, at the Company's option, LIBOR plus 3.25%, payable at various interest periods per the credit agreement. Principal payments are due quarterly, in accordance with a payment schedule, beginning in September 1995. The B Term loan matures on June 30, 2002.

          Revolving Credit Line -- The Revolving Credit Line makes available to the Company a credit facility totaling $22,000,000 at December 31, 1995. The Company pays a commitment fee of one half percent per annum on the unused portion ($11,600,000 at December 31, 1995). Interest is payable quarterly at certain published rates, including the rate of prime plus 1.25% or, alternatively at the Company's option, LIBOR plus 2.5%, payable at various interest periods per the credit agreement. The Revolving Credit Line matures in June 2000.

     Substantially all of the Company's property, plant and equipment, receivables and inventory are pledged as security under the agreement. The agreement includes limitations on capital expendi-

                                HAWK CORPORATION
tures and certain covenants related to current ratio, interest ratio coverage, dividend restrictions and minimum net worth requirements.

     In addition, effective June 30, 1995, the Company issued $30,000,000 in senior subordinated notes with $10,000,000 maturing on June 30, 2003, 2004 and 2005. Interest is payable quarterly at a fixed rate of 12%. In connection with the senior subordinated notes, the Company issued detachable warrants to the lender that provide the lender the option to purchase 316,970 shares of the Company's Class B common stock at a per share price of $.01. The warrants are exercisable through the year 2005. The Company has the option to repurchase the warrants and the warrant holder has a put option to sell the warrants back to the Company for cash at prices based on a fair market value formula beginning in the year 2001. The warrant holders put option to sell the warrants back to the Company is terminated upon the occurrence of certain events, including the consummation of an initial public offering.

     The portion of the proceeds representing the current value of the warrants ($4,600,000) is classified as detachable stock warrant, subject to put option on the accompanying balance sheets and the resulting discount is being amortized over the life of the debt as non-cash, imputed interest. The discount is based on an effective interest rate of 14.2%. The unamortized discount at December 31, 1995 and September 30, 1996 totaled $4,275,000 and $3,950,000, respectively.

     Aggregate principal payments due on long-term debt as of December 31, 1995 are as follows (in thousands): 1996 -- $5,460; 1997 -- $7,430; 1998 -- $9,390;
1999 -- $10,687; thereafter -- $66,214.

F.  SHAREHOLDERS' EQUITY

     During 1993, the Company sold 200 shares of common stock at $50 per share.

     In accordance with a Merger Agreement and Plan of Reorganization dated June 30, 1995, the Company, formerly an Ohio corporation, was merged with and into a Delaware corporation under the same name. Concurrently, each issued and outstanding share of common stock, without par value, of the previous corporation was converted into one fully paid share of Class A common stock, par value $.01 per share, of the merged corporation. Additionally, each issued and outstanding share of preferred stock, $1,000 par value per share, of the previous corporation was converted into one fully paid share of Series A preferred stock, par value $.01 per share, of the merged corporation.

     The Company's authorized preferred stock includes 2,625 shares of Class A preferred stock and 702 shares of Class B preferred stock. Dividends are cumulative and at the rate of 10% of $1,000 per share for Class A preferred stock and 9% of $1,000 per share for Class B preferred stock. Each share of preferred stock is: (1) entitled to a liquidation preference equal to $1,000 per share plus any accrued or unpaid dividends, (2) not entitled to vote, except in certain circumstances, (3) redeemable in whole, for $1,000 per share plus all accrued dividends to the date of redemption.

     The Company's authorized common shares of 2,575,000 includes 2,200,000 shares of Class A voting and 375,000 shares of Class B non-voting. Each share of the Class B common stock is convertible into one share of Class A common stock upon the occurrence of certain events. All of the outstanding shares are Class A.

     In June 1995, the Company repurchased detachable warrants covering 2,000 shares of Class B common stock for a negotiated price of $7,000,000. The warrants were originally issued in

                                HAWK CORPORATION
connection with a subordinated note that was paid in full when the Company entered into its new credit agreement as described in Note E.

G.  EMPLOYEE BENEFITS

     The Company has several defined benefit pension plans which cover certain employees. Benefits payable are based primarily on compensation and years of service or a fixed annual benefit for each year of service. Certain hourly employees are also covered under collective bargaining agreements. The Company funds the plans in amounts sufficient to satisfy the minimum amounts required under ERISA.

     A summary of the components of net periodic pension cost (income) for the plans is as follows:

                                                                YEAR ENDED DECEMBER 31
                                                             -----------------------------
                                                             1993       1994        1995
                                                             -----      -----      -------
                                                                    (IN THOUSANDS)
    Service cost..........................................   $ 207      $ 246      $   382
    Interest cost.........................................     411        421          665
    Actual return on plan assets..........................    (624)      (165)      (1,732)
    Net amortization and deferral.........................     210       (293)         673
                                                             -----      -----      -------
                                                             $ 204      $ 209      $   (12)
                                                             =====      =====      =======

     A summary of the actuarially determined benefit obligations and trusteed net assets for Company administered defined benefit pension plans is presented below, along with a reconciliation of the plans' funded status to amounts recognized in the Company's balance sheets. The plans' assets are primarily invested in fixed income and equity securities.

                                                               1994         1995          1995
                                                             --------     --------    -------------
                                                                                       ACCUMULATED
                                                                 ASSETS EXCEED          BENEFITS
                                                             ACCUMULATED BENEFITS     EXCEED ASSETS
                                                             ---------------------    -------------
                                                                         (IN THOUSANDS)
Actuarial present value of accumulated benefit obligations:
  Vested...................................................  $ (5,004)    $ (5,960)      $(2,559)
  Non-vested...............................................       (93)         (60)         (214)
                                                              -------      -------       -------
                                                             $ (5,097)    $ (6,020)      $(2,773)
                                                              =======      =======       =======
Projected benefit obligations..............................  $ (5,566)    $ (6,634)      $(2,773)
Plan assets at fair value..................................     5,193        7,524         1,693
                                                              -------      -------       -------
Projected benefit obligations less than (in excess of) plan
  assets...................................................      (373)         890        (1,080)
Unrecognized net loss......................................       931          371           328
Prior service cost not yet recognized in net periodic
  pension cost.............................................                    134           361
Unrecognized net (asset) obligation........................       134         (231)          151
Adjustment required to recognize minimum liability.........                                 (840)
                                                              -------      -------       -------
PREPAID (ACCRUED) PENSION COST AT DECEMBER 31..............  $    692     $  1,164       $(1,080)
                                                              =======      =======       =======

                                HAWK CORPORATION

     The following assumptions were used in accounting for the defined benefit plans:

                                                                             1994      1995
                                                                             ----      ----
    Used to compute the projected benefit obligation as of December 31:
      Discount rate.......................................................     8%        8%
      Annual salary increase..............................................     3%        3%
    Expected long-term rate of return on plan assets for the year ended
      December 31.........................................................    10%       10%

     The Company also sponsors several defined contribution plans which provide voluntary employee contributions and, in certain plans, matching and discretionary employer contributions. Expenses associated with these plans were approximately $108,000 in 1993, $290,000 in 1994 and $920,000 in 1995.

H.  LEASE OBLIGATIONS

     The Company has capital lease commitments for buildings and equipment. Future minimum annual rentals are: 1996 -- $515,000, 1997 -- $485,000,
1998 -- $442,000 1999 -- $240,000, 2000 -- $49,000, thereafter -- $89,000.
Amount representing interest is $388,000. Total capital lease obligations are included in other long-term debt. Amortization of assets recorded under capital leases is included with depreciation expense.

     The Company leases certain office and warehouse facilities and equipment under operating leases. Rental expense was approximately $52,000 in 1993, $77,000 in 1994, and $270,000 in 1995. Future minimum lease commitments under these agreements which have an original or existing term in excess of one year as of December 31, 1995 are as follows: 1996 -- $488,000; 1997 -- $232,000;
1998 -- $84,000; 1999 -- $68,000 and 2000 -- $8,000.

I.  INCOME TAXES

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach for recording income taxes rather than the deferred method as prescribed by previous accounting standards. The cumulative effect on prior years of this change in accounting principle decreased net income by $284,000, and is reported separately in the consolidated statements of income for the year ended December 31, 1993.

     The provision for income taxes consists of the following:

                                                                  YEAR ENDED DECEMBER 31
                                                             ---------------------------------
                                                              1993         1994         1995
                                                             -------      -------      -------
                                                                      (IN THOUSANDS)
    Current:
      Federal.............................................   $   769      $ 1,369      $   907
      State and local.....................................       200          174          235
      Foreign.............................................                                  74
                                                              ------       ------       ------
                                                                 969        1,543        1,216
    Deferred:
      Federal.............................................       672          237          365
      State...............................................        75           65           12
                                                              ------       ------       ------
    TOTAL INCOME TAXES....................................   $ 1,716      $ 1,845      $ 1,593
                                                              ======       ======       ======

                                HAWK CORPORATION

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1994 and 1995 are as follows:

                                                                           DECEMBER 31
                                                                        ------------------
                                                                         1994        1995
                                                                        ------      ------
                                                                          (IN THOUSANDS)
    Deferred tax assets:
      Reserve for severance costs....................................               $  237
      Accrued vacation...............................................   $  104         259
      Accrued pension costs..........................................       52         466
      Other accruals.................................................       51         509
      Other..........................................................      230         302
                                                                        ------      ------
    Total deferred tax assets........................................      437       1,773
    Deferred tax liabilities:
      Tax over book depreciation and amortization....................    2,380       2,659
      Other..........................................................      224         420
                                                                        ------      ------
    Total deferred tax liabilities...................................    2,604       3,079
                                                                        ------      ------
    NET DEFERRED TAX LIABILITIES.....................................   $2,167      $1,306
                                                                        ======      ======

     The provision for income taxes differs from the amounts computed by applying the federal statutory rate as follows:

                                                                     YEAR ENDED DECEMBER 31
                                                                    ------------------------
                                                                    1993      1994      1995
                                                                    ----      ----      ----
    Income tax at federal statutory rate.........................   34.0%     34.0%     34.0%
    State and local tax, net of federal tax benefit..............    5.8       3.0       5.7
    Nondeductible goodwill amortization..........................    6.5       2.2       7.2
    Federal tax audit settlement.................................    5.6
    Adjustment to worldwide tax liability and other, net.........    2.7       3.1       9.0
                                                                    ----      ----      ----
    Provision for income taxes...................................   54.6%     42.3%     55.9%
                                                                    ====      ====      ====

     Undistributed earnings of the Company's foreign subsidiaries were not significant at December 31, 1995. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided. Upon distribution of these earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to various foreign countries which may be offset by foreign tax credits.

J.  CONTINGENCIES

     The Company has wage continuation agreements with two of its officers/shareholders. In the event the officer/shareholder dies or becomes permanently disabled while employed by the Company, each agreement provides for payments to be made annually to the officer/shareholder's spouse based on a compensation formula, until the spouse's death.

                                HAWK CORPORATION

K.  RELATED PARTIES

     The Company has interest-bearing notes receivable from certain shareholders totaling approximately $2,000,000 at December 31, 1995 and September 30, 1996. The notes are due and payable on July 1, 2002 and bear interest at the prime rate plus 1.25% through September 30, 1996 and at the prime rate thereafter.

L.  GEOGRAPHIC INFORMATION

     Geographic information for the year ended December 31, 1995 is as follows:

                                                       DOMESTIC       FOREIGN
                                                       OPERATIONS     OPERATIONS      TOTAL
                                                       ---------      ----------    ---------
                                                                   (IN THOUSANDS)
    Net sales.......................................   $  76,394      $  8,249      $  84,643
    Income from operations..........................       9,391           649         10,040
    Net income......................................       1,063           191          1,254
    Total assets....................................     109,896        13,965        123,861

     The Company had no foreign operations in 1993 or 1994.

M.  SUBSEQUENT EVENTS

CERTAIN TRANSACTIONS

     Effective November 27, 1996, the Company entered into certain transactions, including: (1) the repayment of its existing Secured Credit Agreement Facility and the issuance of new senior notes, (2) the execution of a new senior revolving bank credit facility (New Revolving Credit Facility); (3) the execution of an amendment to the Senior Subordinated Notes; and (4) the merger, in a tax-free reorganization, of the Company with Hawk Holding Corp. (a principal stockholder of the Company).

     In connection with the repayment of the Secured Credit Agreement Facility, the Company incurred an extraordinary charge of approximately $1.9 million as a result of the write-off of previously capitalized deferred financing costs.

     The new senior notes are fully and unconditionally guaranteed on a joint and several basis by each of the domestic subsidiaries of the Company (Guarantors). The Guarantors are direct or indirect wholly-owned subsidiaries of the Company. The New Revolving Credit Facility contains covenants with respect to the Company and its subsidiaries that, among other things, would prohibit the payment of any dividends to the Company by the subsidiaries of the Company (including the Guarantors) in the event of a default under the terms of the New Revolving Credit Facility.

                                HAWK CORPORATION

Consolidated condensed financial information of the Guarantors and foreign subsidiaries of the Company is as follows (in thousands):

                                                                 DECEMBER 31, 1995
                                                     ------------------------------------------
                                                                       FOREIGN
                                                     GUARANTORS      SUBSIDIARIES       TOTAL
                                                     ----------      ------------      --------
    Current assets................................    $ 31,551         $  9,658        $ 41,209
    Total assets..................................     109,896           13,965         123,861
    Total liabilities.............................     112,476            6,395         118,871
    Stock purchase warrants, subject to put
      option......................................       4,600                0           4,600
    Shareholders' equity..........................           7              383             390
    Net sales.....................................      76,394            8,249          84,643
    Cost of sales.................................      54,391            6,773          61,164
    Income from operations........................       9,391              649          10,040
    Net income....................................       1,063              191           1,254

                                                                 SEPTEMBER 30, 1996
                                                     ------------------------------------------
                                                                       FOREIGN
                                                     GUARANTORS      SUBSIDIARIES       TOTAL
                                                     ----------      ------------      --------
    Current assets................................    $ 32,718         $ 11,386        $ 44,104
    Total assets..................................     111,700           17,726         129,426
    Total liabilities.............................     118,157            7,499         125,656
    Stock purchase warrants, subject to put
      option......................................       4,600                            4,600
    Shareholders' equity (deficit)................      (2,138)           1,308            (830)
    Net sales.....................................      79,001           14,671          93,672
    Cost of sales.................................      57,810           11,213          69,023
    Income from operations........................       4,662            2,308           6,970
    Net income (loss).............................      (2,048)             779          (1,269)

PENDING ACQUISITION OF HUTCHINSON FOUNDRY PRODUCTS

     The Company has entered into a definitive purchase agreement to acquire all of the outstanding capital stock of Hutchinson Foundry Products Company (Hutchinson). The Company plans to acquire Hutchinson for (1) $10.0 million in cash, subject to adjustment, and (2) $1.5 million in 8.0% two-year convertible notes and $500,000 in 8.0% three-year notes. The Company expects to close the Hutchinson acquisition in the first quarter of 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
The Hawk Group of Companies, Inc.

     We have audited the accompanying consolidated balance sheets of The Hawk Group of Companies, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Hawk Group of Companies, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 6 to the consolidated financial statements, the Company changed its method of accounting for income taxes effective January 1, 1993 to conform with Statement of Financial Accounting Standards No. 109.

                                          DELOITTE & TOUCHE LLP

Cleveland, Ohio
March 14, 1995
(April 10, 1995 as to Note 10)

                       THE HAWK GROUP OF COMPANIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1993

                (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                                             DECEMBER 31,
                                                                         --------------------
                                ASSETS                                    1994         1993
                                                                         -------      -------
CURRENT ASSETS:
  Cash................................................................   $   271      $    32
  Investments.........................................................        32           31
  Accounts receivable, less allowance for doubtful accounts of $232
     and $229 in 1994 and 1993, respectively (Note 2).................     4,336        3,753
  Inventories (Notes 2 and 3).........................................     4,534        3,671
  Deferred income taxes (Note 6)......................................       322          192
  Other current assets................................................       736          603
                                                                         -------      -------
          Total current assets........................................    10,231        8,282
PROPERTY, PLANT AND EQUIPMENT -- NET (Notes 2 and 4)..................     5,548        5,627
INTANGIBLE AND OTHER ASSETS (Note 5)..................................    19,062       20,016
                                                                         -------      -------
TOTAL ASSETS..........................................................   $34,841      $33,925
                                                                         =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable....................................................   $   731      $   769
  Accrued incentive compensation......................................     2,123        2,041
  Accrued liabilities.................................................     1,619        1,227
  Income taxes payable................................................        95          404
  Current portion of long-term debt (Note 2)..........................     9,539        7,550
                                                                         -------      -------
          Total current liabilities...................................    14,107       11,991
LONG-TERM DEBT, Less current portion (Note 2).........................    13,000       16,500
DEFERRED INCOME TAXES (Note 6)........................................     2,568        2,057
SHAREHOLDERS' EQUITY:
  10% preferred stock, $1,000 par value, 2,625 shares authorized,
     issued and outstanding...........................................     2,625        2,625
  Common stock, no par value, 12,000 shares authorized, 7,500 shares
     outstanding and 18 treasury shares in both years.................       377          377
  Accumulated earnings................................................     2,164          375
                                                                         -------      -------
          Total shareholders' equity..................................     5,166        3,377
                                                                         -------      -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................   $34,841      $33,925
                                                                         =======      =======

See accompanying Notes to Consolidated Financial Statements.

                       THE HAWK GROUP OF COMPANIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                             (DOLLARS IN THOUSANDS)

                                                                          1994         1993
                                                                         -------      -------
NET REVENUES..........................................................   $32,840      $28,417
COST OF GOODS SOLD:
  Material, labor and overhead........................................    18,214       15,277
  Incentive compensation..............................................       944          739
  Depreciation........................................................       927          818
                                                                         -------      -------
TOTAL COST OF GOODS SOLD..............................................    20,085       16,834
                                                                         -------      -------
GROSS PROFIT..........................................................    12,755       11,583
OPERATING EXPENSES:
  Technical and selling...............................................     1,769        1,496
  Administrative......................................................     2,043        1,905
  Incentive compensation..............................................     1,244        1,284
  Depreciation........................................................       172          148
  Amortization........................................................       954          954
                                                                         -------      -------
TOTAL OPERATING EXPENSES..............................................     6,182        5,787
                                                                         -------      -------
OPERATING INCOME......................................................     6,573        5,796
INTEREST..............................................................     3,017        2,654
                                                                         -------      -------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE................................................     3,556        3,142
INCOME TAXES (Note 6).................................................     1,504        1,716
                                                                         -------      -------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.....     2,052        1,426
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR INCOME TAXES (Note 6)...                   (284)
                                                                         -------      -------
NET INCOME............................................................   $ 2,052      $ 1,142
                                                                         =======      =======

See accompanying Notes to Consolidated Financial Statements.

                       THE HAWK GROUP OF COMPANIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                             (DOLLARS IN THOUSANDS)

                                                                            ACCUMULATED
                                                 PREFERRED      COMMON       EARNINGS
                                                   STOCK        STOCK        (DEFICIT)       TOTAL
                                                 ---------      ------      -----------      ------
BALANCE AT JANUARY 1, 1993....................    $ 2,625        $367         $  (504)       $2,488
NET INCOME FOR 1993...........................                                  1,142         1,142
PREFERRED STOCK DIVIDENDS.....................                                   (263)         (263)
SALE OF STOCK (200 SHARES)....................                     10                            10
                                                   ------        ----          ------        ------
BALANCE AT DECEMBER 31, 1993..................      2,625         377             375         3,377
NET INCOME FOR 1994...........................                                  2,052         2,052
PREFERRED STOCK DIVIDENDS.....................                                   (263)         (263)
                                                   ------        ----          ------        ------
BALANCE AT DECEMBER 31, 1994..................    $ 2,625        $377         $ 2,164        $5,166
                                                   ======        ====          ======        ======

See accompanying Notes to Consolidated Financial Statements.

                       THE HAWK GROUP OF COMPANIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                             (DOLLARS IN THOUSANDS)

                                                                          1994         1993
                                                                         -------      -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................................   $ 2,052      $ 1,142
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization....................................     2,053        1,920
     Deferred income taxes -- noncurrent..............................       511        1,222
  Changes in current assets and liabilities:
     Accounts receivable..............................................      (583)        (352)
     Inventories......................................................      (863)        (844)
     Deferred income taxes -- current.................................      (130)        (192)
     Other current assets.............................................      (133)        (148)
     Accounts payable and accrued liabilities.........................       436           88
     Income taxes payable.............................................      (309)         404
                                                                         -------      -------
     Net cash provided by operating activities........................     3,034        3,240
                                                                         -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES -- Capital expenditures..........    (1,021)        (586)
                                                                         -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt.........................................    (1,511)      (2,407)
  Preferred stock dividends paid......................................      (263)        (263)
  Proceeds from sale of common stock..................................                     10
                                                                         -------      -------
  Net cash provided by financing activities...........................    (1,774)      (2,660)
                                                                         -------      -------
NET INCREASE (DECREASE) IN CASH.......................................       239           (6)
CASH AT BEGINNING OF YEAR.............................................        32           38
                                                                         -------      -------
CASH AT END OF YEAR...................................................   $   271      $    32
                                                                         =======      =======

See accompanying Notes to Consolidated Financial Statements.

                       THE HAWK GROUP OF COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Operations -- The Hawk Group of Companies, Inc. (Company) is a leading producer of the metallic friction materials used in commercial and general aviation brake assemblies for both the original equipment and replacement markets. Aviation products customers accounted for approximately 45% and 51% of consolidated 1994 and 1993 revenues, respectively, and 61% and 49% of December 31, 1994 and 1993 accounts receivable, respectively.

     Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts, transactions and profits are eliminated in consolidation.

     Investments -- The Company records investments at cost, which approximates market value.

     Inventories -- Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     Property, Plant and Equipment -- Property, plant and equipment are recorded at cost less accumulated depreciation. Expenditures for maintenance, repairs and minor replacements and betterments that do not materially prolong the useful lives of the assets are expensed when incurred.

     Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets. The useful lives range from 5 to 31.5 years. The composite method is used for the plant and equipment acquired as a whole on March 14, 1989, and the unit method is used for individual assets subsequently capitalized. The composite method of depreciation recognizes no gain or loss on normal property dispositions because the property cost is credited to the property accounts and charged to the accumulated depreciation accounts. Any proceeds are credited to the accumulated depreciation accounts. However, if there are any abnormal dispositions of property, the cost and related depreciation amounts are removed from the accounts and any profit or loss is reflected in income. The unit method of depreciation reflects any gain or loss on property dispositions in income.

     Intangible and Other Assets -- Goodwill is amortized using the straight-line method over a period of 40 years. Other intangibles, principally purchased technology, are amortized using the straight-line method over periods of 3 to 41 years.

2.  DEBT

     The Company and its subsidiaries have a Secured Credit Agreement (Agreement) which provides for borrowings totalling $30,250. The Agreement provides for three borrowing facilities, each of which is secured by the Company's accounts receivable, inventories and property, plant and equipment in addition to the common stock of its subsidiaries. The Company made cash payments for interest of $2,547 and $2,916 for 1994 and 1993, respectively.

                       THE HAWK GROUP OF COMPANIES, INC.

     Borrowings under the Agreement consist of the following:

                                                                         DECEMBER 31,
                                                                     --------------------
                                                                      1994         1993
                                                                     -------      -------
    Senior Subordinated Note......................................   $ 9,500      $ 9,500
    Revolving Step Down Term Loan.................................     9,000        9,000
    Working Capital Loan..........................................     4,039        5,550
                                                                     -------      -------
              Total...............................................    22,539       24,050
    Less current portion..........................................     9,539        7,550
                                                                     -------      -------
    Long-term debt................................................   $13,000      $16,500
                                                                     =======      =======

     Senior Subordinated Note -- The Senior Subordinated Note is due in one installment of $9,500 on December 31, 1996. Interest is payable quarterly at a fixed rate of 14.393%.

     Revolving Step Down Term Loan -- Interest on the Revolving Step Down Term Loan is payable monthly at the prime rate plus 1.75% (10.25% at December 31, 1994). Maturities due each year are: 1995 -- $5,500 and 1996 -- $3,500.

     Working Capital Loan -- The Working Capital Loan agreement makes available to the Company a credit facility totalling $10,000. The Company pays a commitment fee of one-half percent per annum on the unused portion. Interest is payable monthly at the prime rate plus 1.75% (10.25% at December 31, 1994). The Working Capital Loan matures on December 31, 1995. The Company has the ability, with the consent of the lender, to extend this loan for one additional one year period. It is management's intent to exercise this option.

     Covenants -- The Agreement contains certain financial ratio and covenant requirements such as minimum adjusted net worth and working capital, as defined. Under the most restrictive covenants, the Company is required to maintain minimum interest coverage, cash flow and total liabilities ratios.

     Warrants -- In connection with the Agreement, the Company issued warrants to the lender for the purchase of 2,500 shares of its Common Stock at a per share price of $50. On December 31, 1990, the Company borrowed $1,250 under its working capital facility and used the proceeds to repurchase warrants for 500 shares. The remaining warrants to purchase 2,000 shares are exercisable through March 13, 1999, and are subject to certain antidilution adjustments. The Company has the option to repurchase these warrants at stipulated prices.

3.  INVENTORIES

     Inventories consist of the following:

                                                                           DECEMBER 31,
                                                                        ------------------
                                                                         1994        1993
                                                                        ------      ------
    Raw materials....................................................   $2,388      $1,055
    In process and finished goods....................................    2,146       2,616
                                                                        ------      ------
                                                                        $4,534      $3,671
                                                                        ======      ======

                       THE HAWK GROUP OF COMPANIES, INC.

4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                                           DECEMBER 31,
                                                                       --------------------
                                                                        1994         1993
                                                                       -------      -------
  Land..............................................................   $   440      $   440
  Buildings.........................................................     2,808        2,802
  Machinery and equipment...........................................     6,667        5,723
  Furniture and fixtures............................................       669          590
  Construction in progress..........................................        75           75
                                                                       -------      -------
                                                                        10,659        9,630
  Accumulated depreciation..........................................    (5,111)      (4,003)
                                                                       -------      -------
  Property, plant and equipment -- net..............................   $ 5,548      $ 5,627
                                                                       =======      =======

     The Company leases its corporate headquarters together with an affiliate of a shareholder of the Company. The Company's allocation of the annual rent approximates $47. The lease expires in 1999. The expenses of maintaining this office are also shared with the affiliate. Rental expense included in the results of operations was $49 and $52 for 1994 and 1993, respectively.

5.  INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist of the following:

                                                                         DECEMBER 31,
                                                                     --------------------
                                                                      1994         1993
                                                                     -------      -------
    Product certifications........................................   $20,820      $20,820
    Goodwill......................................................     2,366        2,366
    Debt issuance costs...........................................       750          750
    Other.........................................................     2,585        2,585
                                                                     -------      -------
                                                                      26,521       26,521
    Accumulated amortization......................................    (7,459)      (6,505)
                                                                     -------      -------
                                                                     $19,062      $20,016
                                                                     =======      =======

6.  INCOME TAXES

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires an asset and liability approach for recording income taxes rather than the deferred method as prescribed by previous accounting standards. The cumulative effect on prior years of this change in accounting principles decreased net income by $284, and is reported separately in the consolidated statement of operations for the year ended December 31, 1993. As permitted under SFAS No. 109, the Company elected not to restate the financial statements of any prior years.

                       THE HAWK GROUP OF COMPANIES, INC.

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. The components of the net deferred tax asset (liability) at December 31, 1994 consist of the following:

                                                      FEDERAL      STATE      LOCAL       TOTAL
                                                      -------      -----      -----      -------
Assets.............................................   $   268      $  43      $  11      $   322
Liabilities........................................    (2,183)      (353)       (32)      (2,568)
                                                      -------      -----       ----      -------
          Total....................................   $(1,915)     $(310)     $ (21)     $(2,246)
                                                      =======      =====       ====      =======

     Deferred tax assets result principally from provisions and accruals which are deductible in future periods and uniform capitalization relating to inventory costing. Deferred tax liabilities result principally from the difference in amortization methods used for intangibles for tax purposes compared to financial reporting purposes and the use of accelerated depreciation methods for tax purposes compared to the straight-line method for financial reporting purposes for property, plant and equipment.

     The provision for income taxes consists of the following:

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                        ------------------
                                                                         1994        1993
                                                                        ------      ------
    CURRENT:
      Federal........................................................   $1,026      $  769
      State..........................................................       82         189
      City...........................................................       15          11
                                                                        ------      ------
              Total..................................................    1,123         969
                                                                        ------      ------
    DEFERRED:
      Federal........................................................      316         672
      State..........................................................       55          63
      City...........................................................       10          12
                                                                        ------      ------
              Total..................................................      381         747
                                                                        ------      ------
      Total income taxes.............................................   $1,504      $1,716
                                                                        ======      ======

     The provision for income taxes differs from the amounts computed by applying the federal statutory rate as follows:

                                                                       DECEMBER 31, 1993
                                                                     ---------------------
                                                                     1994            1993
                                                                     -----           -----
    Income tax at federal statutory rate..........................    34.0%           34.0%
    State and local tax, net......................................     3.0             5.8
    Nondeductible goodwill amortization and other.................     2.2             6.5
    Federal tax audit settlement..................................                     5.6
    Other, net....................................................     3.1             2.7
                                                                      ----            ----
      Total income taxes..........................................    42.3%           54.6%
                                                                      ====            ====

     The Company made cash payments for income taxes of $1,482 and $600 in 1994 and 1993, respectively.

                       THE HAWK GROUP OF COMPANIES, INC.

7.  RETIREMENT BENEFITS

     The Company's subsidiaries sponsor a non-contributory, defined benefit pension plan covering substantially all employees. The plan provides participating employees with retirement benefits in accordance with benefit provision formulas which are based on years of service and/or compensation. The Company funds pension costs in accordance with the plan and legal requirements.

     Pension cost for the plan is based on the projected unit credit actuarial cost method using an assumed 8.0% discount rate for 1994 compared to 7.5% for 1993, 10% expected long-term rate of return on assets and 3% rate of increase in compensation levels.

     Components of net periodic pension cost of this plan were as follows:

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                         ----------------
                                                                         1994       1993
                                                                         -----      -----
    Service cost......................................................   $ 246      $ 207
    Interest cost.....................................................     421        411
    Actual return on plan assets......................................    (165)      (624)
    Net amortization and deferral.....................................    (293)       210
                                                                         -----      -----
                                                                         $ 209      $ 204
                                                                         =====      =====

     The funded status of the plan and the amounts recognized in the Company's balance sheet are as follows:

                                                                           DECEMBER 31,
                                                                        ------------------
                                                                         1994        1993
                                                                        ------      ------
    Actuarial present value of:
      Vested benefit obligation......................................   $5,004      $4,660
      Unvested benefit obligation....................................       93         460
                                                                        ------      ------
      Accumulated benefit obligation.................................    5,097       5,120
      Effect of projected future salary increases....................      469         496
                                                                        ------      ------
      Projected benefit obligation...................................    5,566       5,616
    Plan assets at fair market value.................................    5,193       5,093
                                                                        ------      ------
    Projected benefit obligation in excess of plan assets............     (373)       (523)
    Unrecognized net loss............................................      931         990
    Unamortized net obligation.......................................      134         134
                                                                        ------      ------
    Prepaid pension cost.............................................   $  692      $  601
                                                                        ======      ======

     In connection with a collective bargaining agreement, the Company contributes to a pension plan based on hours worked by the covered employees. Pension cost for this plan was $20 and $36 in 1994 and 1993, respectively.

     The Company sponsors a defined contribution pension plan which covers a majority of its employees. The plan provides for voluntary employee contributions and elective salary deferral options with a discretionary Company contribution. Expenses related to this plan were $131 and $108 in 1994 and 1993, respectively.

                       THE HAWK GROUP OF COMPANIES, INC.

8.  COMMON STOCK

     During 1993, the Company sold 200 shares of common stock at $50 per share, thus increasing the number of common shares outstanding and reducing treasury shares.

9.  SUBSEQUENT EVENTS

     On April 10, 1995, the Company entered into a definitive agreement with MLX Corp., a publicly-held company, to purchase all of the capital stock of its subsidiary S.K. Wellman Limited, Inc. (with revenues of approximately $60,000) for a purchase price of approximately $60,000. The purchase will be financed principally with proceeds from an umbrella financing arrangement which will also be used to repay the Company's current indebtedness and any related costs and settle any remaining obligations for the warrants the lender owns. The Company will account for the transaction as a purchase if consummated.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Helsel, Inc.

     We have audited the accompanying balance sheet of Helsel, Inc. as of December 31, 1994, and the related statements of income, shareholders' equity and cash flows for the period from July 1, 1994 through December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Helsel, Inc. at December 31, 1994, and the results of its operations and its cash flows for the period from July 1, 1994 through December 31, 1994 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
February 3, 1995

                                  HELSEL, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1994

ASSETS
Current assets:
  Cash.........................................................................   $   427,091
  Accounts receivable..........................................................     2,021,147
  Inventories..................................................................     1,336,894
  Deferred income taxes........................................................       115,000
  Prepaid expenses.............................................................        27,198
                                                                                   ----------
Total current assets...........................................................     3,927,330
Property, plant and equipment:
  Land.........................................................................        68,778
  Building.....................................................................       716,131
  Manufacturing equipment......................................................     4,014,377
  Office equipment.............................................................       206,434
                                                                                   ----------
                                                                                    5,005,720
  Less accumulated depreciation................................................       387,488
                                                                                   ----------
                                                                                    4,618,232
Deferred expenses, less accumulated amortization of $19,409....................       258,788
                                                                                   ----------
TOTAL ASSETS...................................................................   $ 8,804,350
                                                                                   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit...............................................................   $ 1,279,410
  Accounts payable.............................................................       997,691
  Accrued payroll and payroll taxes............................................       837,420
  Accrued income taxes.........................................................        50,000
  Current portion of long-term debt............................................       963,212
                                                                                   ----------
Total current liabilities......................................................     4,127,733
Long-term debt, less current portion...........................................     3,224,027
Deferred income taxes..........................................................        36,000
Shareholders' equity:
  Preferred stock -- par value $1,000 with 9% cumulative dividend; 702
     authorized, issued and outstanding shares.................................       702,000
  Common stock -- par value $3 per share; 100,000 shares authorized, issued and
     outstanding...............................................................       300,000
  Retained earnings............................................................       414,590
                                                                                   ----------
Total shareholders' equity.....................................................     1,416,590
                                                                                   ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....................................   $ 8,804,350
                                                                                   ==========

See notes to financial statements.

                                  HELSEL, INC.

                              STATEMENT OF INCOME

               PERIOD FROM JULY 1, 1994 THROUGH DECEMBER 31, 1994

Net sales......................................................................   $ 8,554,937
Cost of goods sold.............................................................     6,685,804
                                                                                   ----------
Gross margin...................................................................     1,869,133
Selling, general and administrative expenses...................................       887,443
Research and development costs.................................................       178,312
                                                                                   ----------
Operating income...............................................................       803,378
Other income (expenses):
  Tool sales...................................................................       221,365
  Miscellaneous income.........................................................        12,921
  Interest expense.............................................................      (250,484)
                                                                                   ----------
                                                                                      (16,198)
                                                                                   ----------
Income before income taxes.....................................................       787,180
Income tax expense -- Note D...................................................       341,000
                                                                                   ----------
NET INCOME.....................................................................   $   446,180
                                                                                   ==========

See notes to financial statements.

                                  HELSEL, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                                            PREFERRED       COMMON       RETAINED
                                              STOCK         STOCK        EARNINGS        TOTAL
                                            ---------      --------      --------      ----------
Balance at July 1, 1994..................                                              $        0
Sale of stock............................   $ 702,000      $300,000                    $1,002,000
Net income...............................                                $446,180         446,180
Dividends on preferred stock.............                                 (31,590)        (31,590)
                                             --------      --------      --------      ----------
BALANCE AT DECEMBER 31, 1994.............   $ 702,000      $300,000      $414,590      $1,416,590
                                             ========      ========      ========      ==========

See notes to financial statements.

                                  HELSEL, INC.

                             STATEMENT OF CASH FLOW

               PERIOD FROM JULY 1, 1994 THROUGH DECEMBER 31, 1994

CASH FLOWS FROM OPERATING ACTIVITIES
Net income.....................................................................   $   446,180
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization................................................       413,146
  Deferred income taxes........................................................       (79,000)
  Loss on sale of equipment....................................................         6,636
  Changes in operating assets and liabilities, net of effect of acquired asset and assumed liabilities:
     Accounts receivable.......................................................       132,149
     Inventories...............................................................       483,224
     Other assets..............................................................       169,380
     Accounts payable..........................................................       272,494
     Other liabilities.........................................................       (26,019)
                                                                                   ----------
Net cash provided by operating activities......................................     1,818,190
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of certain assets and assumption of certain liabilities of Helco,
  Inc..........................................................................    (4,626,932)
Purchase of property and equipment.............................................      (850,517)
                                                                                   ----------
NET CASH USED IN INVESTING ACTIVITIES..........................................    (5,477,449)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from line of credit...............................................     1,279,410
Proceeds from long-term debt...................................................     3,880,000
Principal payments on long-term debt...........................................    (2,043,470)
Proceeds from sale of stock....................................................     1,002,000
Dividends paid.................................................................       (31,590)
                                                                                   ----------
Net cash provided by financing activities......................................     4,086,350
                                                                                   ----------
CASH AT END OF PERIOD..........................................................   $   427,091
                                                                                   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period from July 1, 1994 through December 31, 1994 for:
  Interest.....................................................................   $   195,747
                                                                                   ==========
  Income taxes.................................................................   $   370,000
                                                                                   ==========
RECONCILIATION OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
Fair value of assets acquired..................................................   $ 8,615,284
Liabilities assumed............................................................    (3,488,352)
Subordinated note payable issued for acquisition of Helco, Inc.................      (500,000)
                                                                                   ----------
CASH PAID FOR ACQUISITION......................................................   $ 4,626,932
                                                                                   ==========

See notes to financial statements.

                                  HELSEL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

A. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Helsel, Inc. (the Company) acquired substantially all of the net assets of Helco Inc. on July 1, 1994, for a total purchase price of approximately $8.6 million. The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated to assets and liabilities based on their estimated fair values as of the date of the acquisition. The excess of fair market value of identifiable assets less liabilities over the purchase price resulted in negative goodwill, which was applied to reduce property, plant and equipment. The acquisition was financed through long-term and short-term debt and the sale of $702,000 of preferred stock and $300,000 of common stock.

     During the six month's ended December 31, 1994, the Company had sales approximating $5,730,000 to four customers. At December 31, 1994 amounts due from these customers, included in accounts receivable, was $1,386,000.

     The company manufactures, markets and distributes powdered metal parts for its customers located primarily throughout the midwestern United States.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Depreciation is provided over the estimated service lives of the respective classes of assets using accelerated methods.

  Deferred Expenses

     The Company has capitalized certain costs related to the debt incurred as a result of the acquisition and is amortizing those costs over the life of the debt.

B. INVENTORIES

     Inventories are summarized as follows:

        Raw materials..................................................   $   266,524
        Work-in process................................................       496,821
        Finished goods.................................................       573,549
                                                                           ----------
                                                                          $ 1,336,894
                                                                           ==========

                                  HELSEL, INC.

C. DEBT ARRANGEMENTS

     Long-term debt consists of the following:

        Term note, payable in four quarterly installments of $207,500 beginning October 1, 1994, and 23 quarterly installments of
          $118,750 beginning August 1, 1995, interest is payable
          monthly at the bank's prime lending rate (8.50% at December
          31, 1994) plus 1.25% through June 30, 1995 and plus .75%
          thereafter...................................................   $ 3,472,500
        Subordinated note, payable to the owner of Helco, Inc. in four annual installments of $125,000 beginning August 1, 1996,
          interest is payable quarterly at the prime lending rate per the Wall Street Journal (8.25% at December 31, 1994) plus
          1%...........................................................       500,000
        Subordinated note, payable in 12 annual installments beginning
          October 1, 1995, interest payable quarterly at 9%............       200,000
        Other..........................................................        14,739
                                                                           ----------
                                                                            4,187,239
        Less current portion...........................................       963,212
                                                                           ----------
                                                                          $ 3,224,027
                                                                           ==========

     The future maturities of long-term debt outstanding are as follows:
$963,212 in 1995; $703,408 in 1996; $603,616 in 1997; $603,836 in 1998; $600,667
in 1999, and $712,500 thereafter.

     The Company has a revolving line of credit with a bank callable after June 30, 1997 with a borrowing capacity of $2.5 million, bearing interest at the bank's prime lending rate (8.5% at December 31, 1994) plus .5%.

     An additional line of credit for capital expenditures is available to the Company through June 30, 1995 with a borrowing capacity of $700,000 bearing interest at the bank's prime rate plus 1%. No amount was outstanding on this line at December 31, 1994.

     The term loan and credit line are collateralized by substantially all tangible assets of the Company.

D. INCOME TAXES

     Income taxes are summarized as follows:

        Current:
          Federal........................................................   $ 343,000
          State..........................................................      77,000
                                                                             --------
                                                                              420,000
        Deferred.........................................................     (79,000)
                                                                             --------
                                                                            $ 341,000
                                                                             ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1994 the Company had deferred tax liabilities of $36,000 resulting

                                  HELSEL, INC.

from accelerated depreciation methods and deferred tax assets of $115,000 primarily related to accrued pension and salary expense.

     The provision for income taxes differs from the amounts computed by applying the federal statutory rate as follows:

        Income tax at federal statutory rate..................................   34.0%
        State and local tax, net..............................................    6.5
        Other, net............................................................    2.9
                                                                                 ----
                                                                                 43.4%
                                                                                 ====

E. EMPLOYEE BENEFIT PLANS

     The Company has a qualified defined contribution pension plan covering substantially all of its employees. Contributions are based on a percent of the individual employee's earnings. Contributions to the plan totaled $144,157 during the six months ended December 31, 1994.

     The Company also sponsors an employees' savings and retirement plan in which certain of its employees are eligible to participate. Participants may elect to contribute a portion of their compensation to the plan. The Company is required to contribute 50% of the participant's contribution, not to exceed 2% of the participant's earnings. The Company contributed $15,157 to this plan during the six months ended December 31, 1994.

                         REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND SHAREHOLDERS
S.K. WELLMAN LIMITED, INC.

     We have audited the consolidated balance sheets of S.K. Wellman Limited, Inc. and subsidiaries (a wholly-owned subsidiary of MLX Corp.) as of December 31, 1993 and 1994, and the related consolidated statements of operations, shareholder's equity, and cash flows for the years then ended. We have also audited the statements of operations and cash flows of S.K. Wellman Limited, Inc. and subsidiaries for the six months ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of S.K. Wellman Limited, Inc. and subsidiaries at December 31, 1993 and 1994, and the consolidated results of their operations and their cash flows for the years ended December 31, 1993 and 1994 and the six months ended June 30, 1995 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
September 26, 1996

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                             DECEMBER 31
                                                                         --------------------
                                                                          1993         1994
                                                                         -------      -------
ASSETS
Current assets:
  Cash................................................................   $   290      $   446
  Accounts receivable.................................................     8,357        9,638
  Inventories:
     Raw materials and work-in-process................................     6,151        7,328
     Finished products................................................     2,298        2,353
                                                                         -------      -------
                                                                           8,449        9,681
  Prepaid expenses and other current assets...........................       585          957
  Deferred income taxes...............................................       825          618
                                                                         -------      -------
Total current assets..................................................    18,506       21,340
Property, plant and equipment:
  Land and improvements...............................................     1,179        1,239
  Buildings and improvements..........................................     6,908        7,376
  Machinery and equipment.............................................    15,686       17,581
  Construction in progress............................................       533        1,178
                                                                         -------      -------
                                                                          24,306       27,374
  Less accumulated depreciation and amortization......................    12,250       14,012
                                                                         -------      -------
                                                                          12,056       13,362
Other assets:
  Receivable from MLX Corp............................................     1,467        2,151
  Intangible assets, less accumulated amortization of $3,060 in 1993
     and $3,558 in 1994...............................................     2,370        1,925
  Other...............................................................       536          510
                                                                         -------      -------
TOTAL ASSETS..........................................................   $34,935      $39,288
                                                                         =======      =======

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

                                                                             DECEMBER 31
                                                                         --------------------
                                                                          1993         1994
                                                                         -------      -------
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable....................................................   $ 3,356      $ 4,615
  Accrued compensation and benefits...................................     2,214        2,764
  Accrued taxes.......................................................       403          769
  Other accrued liabilities and expenses..............................     1,481        1,552
  Current portion of long-term debt...................................        53           61
                                                                         -------      -------
Total current liabilities.............................................     7,507        9,761
Long-term liabilities:
  Debt................................................................    12,390       10,997
  Deferred income taxes...............................................       224          181
  Other...............................................................     2,261        2,893
                                                                         -------      -------
Total long-term liabilities...........................................    14,875       14,071
Shareholder's equity:
  Preferred stock, $100 par value--authorized 20,000 shares; none outstanding
  Common stock, $1 par value--authorized and outstanding 250,000
     shares...........................................................       250          250
  Retained earnings...................................................    14,044       16,838
  Other equity adjustments............................................    (1,536)      (1,427)
  Cost of 3,750 shares of common stock held for retirement............      (205)        (205)
                                                                         -------      -------
Total shareholder's equity............................................    12,553       15,456
                                                                         -------      -------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY............................   $34,935      $39,288
                                                                         =======      =======

See notes to consolidated financial statements.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                         YEARS ENDED DECEMBER
                                                                  31                 SIX MONTHS
                                                        ----------------------          ENDED
                                                         1993           1994        JUNE 30, 1995
                                                        -------        -------      -------------
Net sales............................................   $57,036        $60,858         $34,916
Costs and expenses:
  Cost of products sold..............................    43,174         46,365          26,617
  Selling, general and administrative expenses.......     6,196          6,772           3,085
  MLX Corp. management fee...........................       950          1,200             600
  Amortization of intangibles........................       175            175              87
                                                        -------        -------         -------
                                                         50,495         54,512          30,389
                                                        -------        -------         -------
Operating earnings...................................     6,541          6,346           4,527
Interest expense.....................................    (1,746)        (1,369)           (660)
Intercompany interest income.........................       151            185             109
Other (expense) income...............................      (122)           115              (6)
                                                        -------        -------         -------
Earnings before income taxes.........................     4,824          5,277           3,970
Provision for income taxes:
  Federal income taxes...............................     1,422          1,489           1,016
  Foreign, state and local income taxes..............       533            994             680
                                                        -------        -------         -------
                                                          1,955          2,483           1,696
                                                        -------        -------         -------
NET EARNINGS.........................................   $ 2,869        $ 2,794         $ 2,274
                                                        =======        =======         =======

See notes to consolidated financial statements.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                COMMON            TOTAL
                                      COMMON    RETAINED    OTHER EQUITY      STOCK HELD      SHAREHOLDER'S
                                      STOCK     EARNINGS    ADJUSTMENTS     FOR RETIREMENT       EQUITY
                                      ------    --------    ------------    --------------    -------------
Balances at January 1, 1993........    $250     $ 14,552      $ (1,026)         $ (205)          $13,571
Net earnings.......................                2,869                                           2,869
Dividend to MLX Corp...............               (3,377)                                         (3,377)
Foreign currency translation
  adjustment.......................                               (445)                             (445)
Pension adjustment.................                                (65)                              (65)
                                       ----     --------      --------          ------           -------
Balances at December 31, 1993......     250       14,044        (1,536)           (205)           12,553
Net earnings.......................                2,794                                           2,794
Foreign currency translation
  adjustment.......................                                109                               109
                                       ----     --------      --------          ------           -------
BALANCES AT DECEMBER 31, 1994......    $250     $ 16,838      $ (1,427)         $ (205)          $15,456
                                       ====     ========      ========          ======           =======

See notes to consolidated financial statements.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                         YEARS ENDED DECEMBER
                                                                  31                 SIX MONTHS
                                                        ----------------------          ENDED
                                                         1993           1994        JUNE 30, 1995
                                                        -------        -------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings.........................................   $ 2,869        $ 2,794         $ 2,274
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
     Depreciation and amortization...................     2,501          2,269           1,099
     Changes in operating assets and liabilities:
       Accounts receivable...........................       (84)        (1,281)           (907)
       Inventories and prepaid expenses..............      (507)        (1,604)           (891)
       Accounts payable and accrued expenses.........     1,486          2,116             143
       Deferred income taxes.........................      (449)           191
       Other.........................................    (1,152)           124             301
                                                        -------        -------         -------
Net cash provided by operating activities............     4,664          4,609           2,019
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment...........    (1,820)        (2,983)         (1,334)
Collection of intercompany advances and interest.....     1,731          1,140             372
Advances to MLX Corp.................................    (1,247)        (1,824)
                                                        -------        -------         -------
Net cash used in investing activities................    (1,336)        (3,667)           (962)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of long-term debt.........................    10,740            365
Repayments of long-term debt.........................    (8,132)        (1,750)         (1,759)
Changes in capital lease obligations.................                      599             256
Dividends paid to MLX Corp...........................    (5,900)
                                                        -------        -------         -------
Net cash used in financing activities................    (3,292)          (786)         (1,503)
                                                        -------        -------         -------
Net increase (decrease) in cash......................        36            156            (446)
Cash at beginning of period..........................       254            290             446
                                                        -------        -------         -------
CASH AT END OF PERIOD................................   $   290        $   446         $     0
                                                        =======        =======         =======

See notes to consolidated financial statements.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1993 AND 1994
                     AND THE SIX MONTHS ENDED JUNE 30, 1995

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of the Business

     S.K. Wellman Limited, Inc. (S.K. Wellman or the Company), is a wholly-owned subsidiary of MLX Corp. (MLX). The Company designs and manufactures proprietary high-energy friction material and related products for original equipment and aftermarket applications in the aircraft industry and for heavy equipment brakes, transmissions and clutches. The Company serves many large manufacturing companies around the world through subsidiary manufacturing and sales offices located in Brook Park, Ohio; LaVergne, Tennessee; Solon, Ohio; Concord, Ontario; Orzinuovi, Italy; and an affiliation with Tokai Carbon Co., Limited in Tokyo, Japan.

     On June 30, 1995, substantially all of the net assets of the Company were acquired, for cash, by Hawk Corporation for a purchase price of approximately $62 million. The acquisition was accounted for as a purchase. The operating results of the Company have been included in Hawk Corporation's consolidated financial statements since the date of acquisition.

  Principles of Consolidation

     The financial statements include the accounts of S.K. Wellman and its wholly-owned subsidiaries. Upon consolidation, all significant intercompany accounts and transactions have been eliminated.

  Inventories

     Inventories are stated at lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost and include expenditures for additions and major improvements. Expenditures for repairs and maintenance are charged to operations as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets.

  Intangible Assets

     Intangible assets are amortized using the straight-line method over the weighted average lives indicated in the following table. The components of intangible assets are as follows:

                                                          1993         1994          LIFE
                                                         -------      -------      --------
                                                         (IN THOUSANDS)
    Excess of cost of acquired businesses over the
      fair value of the net assets acquired...........   $ 1,699      $ 1,699      10 years
    Deferred financing costs..........................       907          953      11 years
    Proprietary formulations and patents..............     1,806        1,806      10 years
    Pension costs.....................................     1,018        1,025      15 years
                                                         -------      -------
                                                           5,430        5,483
    Accumulated amortization..........................    (3,060)      (3,558)
                                                         -------      -------
                                                         $ 2,370      $ 1,925
                                                         =======      =======

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

  Product Research and Development

     Costs incurred in research, product development and engineering ($3.4 million in 1993 and 1994 and $1.9 million for the six months ended June 30,
1995) are charged to operations as incurred. The Company recorded the research and product development portion of this expense ($1.7 million in 1993, $1.4 million in 1994 and $.7 million for the six months ended June 30, 1995) as selling, general and administrative expense in the Consolidated Statements of Operations.

  Foreign Currency Translation

     The assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates with the resulting cumulative translation adjustment reflected as an Other Equity Adjustment in shareholder's equity. Exchange adjustments resulting from certain transactions, included in other (expense) income in the accompanying Consolidated Statements of Operations were a $255,000 loss in 1993, $95,000 income in 1994 and $10,000 income for the six months ended June 30, 1995.

  Income Taxes

     In accordance with a tax sharing agreement between MLX and the Company, MLX charges the Company for federal income taxes computed as if the Company was not part of the consolidated federal income tax return. In addition, the Company records provisions for foreign, state and local income taxes.

     Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to accruals recorded for book purposes that are not deductible for tax purposes until paid and the use of accelerated depreciation methods for property, plant and equipment for income tax purposes.

  Reclassification

     Certain reclassifications have been made in the 1993 financial statements to conform with the 1994 and 1995 presentation.

B.  RELATIONSHIP WITH MLX CORP.

     The Company has a Management Services Agreement with MLX under which MLX provides certain senior management and financial services to the Company for a fee.

     The Company advanced $4 million in cash to MLX in 1990 and made additional advances totaling $1.2 million in 1993 and $1.8 million in 1994. The Company charges MLX interest on these advances at a rate which is equal to the rate which the Company pays on its senior credit facility. The intercompany balance is adjusted quarterly for charges by MLX for federal income taxes on the Company's taxable income.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

C.  LONG-TERM DEBT

     The components of long-term debt are as follows:

                                                                      1993         1994
                                                                     -------      -------
                                                                         (IN THOUSANDS)
    Senior credit facility:
      Revolving credit facility...................................   $ 2,345      $ 1,981
      Real estate term facility...................................     6,450        8,399
      Mezzanine component.........................................     1,350          550
      Equipment term note.........................................       420
    Subordinated note.............................................     1,703
    Note payable to bank..........................................       175          128
                                                                     -------      -------
                                                                      12,443       11,058
    Less current portion..........................................        53           61
                                                                     -------      -------
                                                                     $12,390      $10,997
                                                                     =======      =======

     The Company has available a $19.7 million credit facility (the senior credit facility). During 1994, the loan and security agreement was amended to extend the expiration of the facility through January 1998 and to consolidate the real estate term facility, the original equipment term note and the proceeds used to repay the seller note into the consolidated term loan.

     The senior credit facility provides for four borrowing components with varying rates and repayment obligations. Included in the senior credit facility is a secured revolving credit component with a maximum borrowing limit of $7.2 million which expires in January 1998. This revolving loan bears interest at prime rate plus 1.25% (9.75%) at December 31, 1994 compared to prime rate plus 2.0% (8%) at December 31, 1993. The amount which may be borrowed is subject to certain availability formulas regarding accounts receivable and inventory.

     The senior credit facility also includes a secured consolidated term loan component with an initial balance of $8.5 million. This loan requires monthly amortization of $101,000 with any remaining unpaid balance payable in January 1998. The loan bears an initial interest rate of prime plus 2% dropping to prime plus 1.75% after certain conditions are met.

     These components of the senior credit facility are secured by a lien on substantially all the North American assets of the Company and a pledge of the common stock of its Italian subsidiary. The agreements require the Company to, among other things, maintain specified levels of working capital, net worth and profitability. This agreement also limits cash dividends and loans to MLX. Under the most restrictive covenants, retained earnings in the amount of approximately $1.3 million were free from limitations on the payment of dividends to MLX at December 31, 1994.

     An additional component of the senior credit facility is a $2 million, unsecured, 30-month mezzanine term facility expiring in July 1995 with monthly amortization requirements of $67,000 and an interest rate of prime plus 3.5%. This facility may be prepaid, under certain circumstances, with no penalty.

     The senior credit facility also has available a line of credit intended to fund capital expenditures up to a maximum of $2 million. This note bears interest at prime rate plus 1.75% and requires equal monthly amortization payments based on a five year term with any remaining unpaid balance payable in January 1997. Advances are made at the Company's request and may occur at any time until January 1997. At December 31, 1994 no amounts were outstanding under the arrangement.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

     The note payable to bank was used to fund certain capital expenditures in Italy. The note bears interest at 9%, is unsecured, and is due in varying quarterly installments through December 1996.

     The Company intends to finance current maturities of long-term borrowings, except the Italian note payable to bank, through availability under the revolving credit facility.

     Aggregate maturities and other reductions of debt are: 1995 -- $61,000; 1996 -- $1.3 million; 1997 -- $1.2 million and 1998 -- $8.5 million.

     Interest paid was $1.4 million in 1993, $1.2 million in 1994 and $.6 million for the six months ended June 30, 1995.

D.  EMPLOYEE BENEFITS

     The Company sponsors a defined contribution pension plan which covers a majority of its U.S. employees. The plan provides for voluntary employee contributions, a matching Company contribution and a discretionary Company contribution. Expenses related to this plan were $470,000, $516,000 and $285,000 in 1993, 1994 and for the six months ended June 30, 1995, respectively.

     The Company and certain of its subsidiaries sponsor two non-contributory defined benefit pension plans covering certain of their U.S. and Canadian employees. Benefits under one plan is based on compensation during the years immediately preceding retirement. Under the other plan, the benefits are based on a fixed annual benefit for each year of credited service. It is the Company's policy to make contributions to these plans sufficient to meet minimum funding requirements of the applicable laws and regulations, plus such additional amounts, if any, as the Company's actuarial consultants advise to be appropriate. Plan assets consist principally of equity securities and fixed income instruments.

     A summary of the components of net periodic pension costs for the plans is as follows:

                                                                         1993       1994
                                                                         -----      -----
                                                                           (IN THOUSANDS)
    Service cost......................................................   $ 105      $ 125
    Interest cost.....................................................     259        160
    Actual return on plan assets......................................    (281)        71
    Net amortization and deferral.....................................      88       (227)
                                                                         -----      -----
                                                                         $ 171      $ 129
                                                                         =====      =====
    Assumptions used were:
      Weighted average discount rate..................................    7.44%      8.38%
      Rate of increase in compensation levels.........................    6.00%      5.00%
      Weighted average expected long-term
         rate of return on assets.....................................    8.63%      8.63%

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

     The following table presents the funded status and amounts recognized in the consolidated financial statements at December 31, 1993 and 1994, related to the defined benefit plans (in thousands):

                                        DECEMBER 31, 1993                     DECEMBER 31, 1994
                                 --------------------------------      --------------------------------
                                 ASSETS EXCEED       ACCUMULATED       ASSETS EXCEED       ACCUMULATED
                                  ACCUMULATED         BENEFITS          ACCUMULATED         BENEFITS
                                   BENEFITS         EXCEED ASSETS        BENEFITS         EXCEED ASSETS
                                 -------------      -------------      -------------      -------------
ACTUARIAL PRESENT VALUE OF
  BENEFIT OBLIGATIONS
Vested benefit obligations....      $  (423)           $(1,407)            $(372)            $(1,558)
                                     ======            =======             =====             =======
Accumulated benefit
  obligations.................      $  (434)           $(1,613)            $(381)            $(1,772)
                                     ======            =======             =====             =======
Projected benefit
  obligations.................      $  (537)           $(1,613)            $(495)            $(1,772)
Plan assets at fair value.....        1,012                984               891               1,038
                                     ------            -------             -----             -------
Projected benefit obligations
  less than
  (in excess of) plan
  assets......................          475               (629)              396                (734)
Unrecognized net loss.........           93                 86                                   149
Prior service cost not yet
  recognized in net periodic
  pension cost................                             200               170                 349
Unrecognized net obligation
  (asset)
  at January 1................         (284)               214              (246)                 76
Adjustment required to
  recognize minimum
  liability...................                            (500)                                 (574)
                                     ------            -------             -----             -------
PREPAID (ACCRUED) PENSION COST
  AT DECEMBER 31..............      $   284            $  (629)            $ 320             $  (734)
                                     ======            =======             =====             =======

     The Company provides a fixed noncontributory benefit toward postretirement health care for certain of its U.S. retired union employees. Projected future costs of providing postretirement health care benefits are recognized as expense as employees render service. In 1993, the Company recognized a transition obligation amounting to approximately $540,000, for prior service costs as of January 1, 1993. This transition obligation is being amortized into general and administrative expenses over 20 years. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7%. Postretirement benefit costs amounted to $62,000, $50,000 and $13,500 in 1993, 1994 and the six months ended June 30, 1995, respectively.

E.  LEASES

     The Company has lease commitments for buildings and equipment. Future minimum annual rentals are: 1995 -- $211,000, 1996 -- $188,000, 1997 -- $158,000
1998 -- $115,000, 1999 -- $47,000, thereafter -- $135,000. Amount representing interest is $211,000.

     The Company leases certain office and warehouse facilities and equipment under operating leases. Rental expense was $312,000, $367,000 and $162,000, in 1993, 1994 and the six months ended June 30, 1995, respectively. Future minimum lease commitments under these agreements which have an original or existing term in excess of one year as of December 31, 1994 are as

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES follows: 1995 -- $259,000; 1996 -- $128,000; 1997 -- $76,000; 1998 -- $11,000
and 1999 -- $9,000.

F.  INCOME TAXES

     The results of the Company's operations are included in the consolidated federal income tax returns of MLX Corp. Income taxes set forth in the Consolidated Statements of Operations are as follows (in thousands):

                                                             YEAR ENDED
                                                            DECEMBER 31           SIX MONTHS
                                                         ------------------          ENDED
                                                          1993        1994       JUNE 30, 1995
                                                         ------      ------      -------------
    Federal:
      Current.........................................   $1,810      $1,298         $ 1,016
      Deferred........................................     (388)        191               0
                                                         ------      ------          ------
                                                          1,422       1,489           1,016
    Foreign...........................................      219         699             424
    State and local:
      Current.........................................      375         295             256
      Deferred........................................      (61)
                                                         ------      ------          ------
                                                            314         295             256
                                                         ------      ------          ------
                                                         $1,955      $2,483         $ 1,696
                                                         ======      ======          ======

     The provision for income taxes differ from the amounts computed by applying the federal statutory rate as follows:

                                                              YEAR ENDED
                                                             DECEMBER 31          SIX MONTHS
                                                           ----------------          ENDED
                                                           1993       1994       JUNE 30, 1995
                                                           -----      -----      -------------
    Income tax at federal statutory rate................    34.0%      34.0%          34.0%
    State and local tax, net............................     4.3        3.7            4.3
    Nondeductible goodwill amortization and other.......     0.6        0.9            0.7
    Foreign tax rate differential.......................     3.5        6.1            3.8
    Other, net..........................................    (1.9)       2.4            0.0
                                                            ----       ----           ----
                                                            40.5%      47.1%          42.8%
                                                            ====       ====           ====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES tax purposes. Significant components of the Company's net deferred tax assets as of December 31, 1993 and 1994 are as follows (in thousands):

                                                                         1993       1994
                                                                         -----      -----
    Deferred tax assets:
      Accrued vacation................................................   $ 321      $ 181
      Inventory obsolescence..........................................     193         93
      Accrued pension.................................................     138          8
      Other reserves..................................................     173        336
                                                                          ----       ----
    Total deferred tax assets.........................................     825        618
    Deferred tax liabilities:
      Tax over book depreciation......................................    (193)      (201)
      Other...........................................................     (31)        20
                                                                          ----       ----
    Total deferred tax liabilities....................................    (224)      (181)
                                                                          ----       ----
    Net deferred tax assets...........................................   $ 601      $ 437
                                                                          ====       ====

     Undistributed earnings of the Company's foreign subsidiaries were not significant at December 31, 1994. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided. Upon distribution of these earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to various foreign countries.

     The Company paid foreign, state and local income taxes amounting to $504,000 and $628,000 in 1993 and 1994, respectively.

G.  OTHER MATTERS

     Sales of foreign operations were $10.1 million, $11.8 million and $7.6 million in 1993, 1994 and for the six months ended June 30, 1995, respectively, with operating earnings of $.9 million, $1.6 million and $1.2 million in 1993, 1994 and six months ended June 30, 1995, respectively, and net loss of $16,000, net income of $514,000 and net income of $385,000 in 1993, 1994 and for the six months ended June 30, 1995, respectively. Identifiable assets of foreign operations were $9.4 million and $10.8 million at December 31, 1993 and 1994, respectively.

     The percentage of net sales to major customers was as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31         SIX MONTHS
                                                              --------------          ENDED
                                                              1993      1994      JUNE 30, 1995
                                                              ----      ----      -------------
    Customer A.............................................    16%       15%            17%
    Customer B.............................................     9%        9%            13%
    Customer C.............................................    14%       16%            12%

     The Company provides credit, in the normal course of its business, to original equipment and after-market companies in the aircraft and heavy equipment industries. The Company's customers are not concentrated in any specific geographic region. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Houghton Acquisition Corporation d/b/a
Hutchinson Foundry Products Company:

     We have audited the accompanying balance sheet of Houghton Acquisition Corporation d/b/a Hutchinson Foundry Products Company (the "Company") as of December 31, 1995 and the related statements of income, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

St. Louis, Missouri
February 2, 1996

                     HOUGHTON ACQUISITION CORPORATION D/B/A
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                                 BALANCE SHEET

                               DECEMBER 31, 1995

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................................  $   21,945
  Accounts receivable, net of estimated allowance for doubtful accounts of
     $90,500....................................................................   1,007,205
  Inventories...................................................................     226,150
  Prepaid expenses and other assets.............................................      35,608
  Deferred income taxes.........................................................     124,000
                                                                                  ----------
          Total current assets..................................................   1,414,908
                                                                                  ----------
Property, plant and equipment...................................................   3,248,921
Less accumulated depreciation...................................................     827,744
                                                                                  ----------
          Property, plant and equipment, net....................................   2,421,177
                                                                                  ----------
OTHER ASSETS:
  Prepaid pension cost..........................................................     177,373
  Debt financing costs, net of accumulated amortization of $196,238.............      10,586
  Noncompete agreement, net of accumulated amortization of $300,000.............     200,000
  Goodwill, net of accumulated amortization of $78,699..........................     815,548
  Other intangible assets, net of accumulated amortization of $1,286,134........      28,755
                                                                                  ----------
          Total other assets....................................................   1,232,262
                                                                                  ----------
            Total assets........................................................  $5,068,347
                                                                                  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Borrowings on revolving line of credit........................................  $  131,950
  Current portion of long-term debt.............................................     100,000
  Accounts payable..............................................................     223,227
  Accrued expenses..............................................................     345,771
  Income taxes payable..........................................................      52,000
  Preferred stock dividends payable.............................................      38,389
                                                                                  ----------
          Total current liabilities.............................................     891,337
Long-term liabilities:
  Long-term debt, net of current portion........................................     375,000
  Deferred income taxes.........................................................     308,000
  Cumulative redeemable preferred stock.........................................   1,360,000
  Common stock purchase warrants subject to put option..........................   2,269,470
Stockholders' equity (deficit)..................................................    (135,460)
                                                                                  ----------
            Total liabilities and stockholders' equity (deficit)................  $5,068,347
                                                                                  ==========

    The accompanying notes are an integral part of the financial statements.

                     HOUGHTON ACQUISITION CORPORATION D/B/A
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                              STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

Net sales.......................................................................  $8,133,452
Cost of goods sold..............................................................   5,417,039
                                                                                  ----------
  Gross profit..................................................................   2,716,413
Selling, general and administrative expenses....................................     868,470
Amortization expense............................................................     493,160
                                                                                  ----------
  Income from operations........................................................   1,354,783
                                                                                  ----------
Other income (expense):
  Interest expense..............................................................    (145,061)
  Other, net....................................................................       7,150
                                                                                  ----------
                                                                                    (137,911)
                                                                                  ----------
  Income before provision for income taxes......................................   1,216,872
Provision for income taxes......................................................     486,000
                                                                                  ----------
  Net income....................................................................  $  730,872
                                                                                  ==========

    The accompanying notes are an integral part of the financial statements.

                     HOUGHTON ACQUISITION CORPORATION D/B/A
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                        ADDITIONAL
                                                         PAID-IN         RETAINED
                                                        CAPITAL --       EARNINGS
                                             COMMON       COMMON       (ACCUMULATED
                                             STOCK        STOCK          DEFICIT)        TOTAL
                                             ------    ------------    ------------    ----------
Balance, January 1, 1995...................  $5,000      $495,000       $ (439,274)    $   60,726
Net income.................................                                730,872        730,872
Dividends on preferred stock...............                               (124,000)      (124,000)
Accretion on preferred stock and stock
  warrants.................................                               (803,058)       803,058
                                             ------      --------       ----------     ----------
Balance, December 31, 1995.................  $5,000      $495,000       $ (635,460)    $ (135,460)
                                             ======      ========       ==========     ==========

    The accompanying notes are an integral part of the financial statements.

                     HOUGHTON ACQUISITION CORPORATION D/B/A
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities:
  Net income..................................................................  $   730,872
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation.............................................................      289,064
     Amortization.............................................................      493,160
     Loss on disposals of equipment...........................................       10,918
     Deferred income taxes....................................................       14,000
     Changes in assets and liabilities:
       Accounts receivable....................................................       53,736
       Inventories............................................................       80,534
       Prepaid expenses and other assets......................................       (9,313)
       Prepaid pension cost...................................................      (28,714)
       Accounts payable.......................................................      (76,871)
       Accrued expenses.......................................................      (51,105)
       Income taxes payable...................................................       30,825
                                                                                -----------
     Net cash provided by operating activities................................    1,537,106
                                                                                -----------
Cash flows from investing activities:
  Purchases of property, plant and equipment..................................      (57,119)
  Proceeds from disposals of equipment........................................       32,000
                                                                                -----------
     Net cash used in investing activities....................................      (25,119)
                                                                                -----------
Cash flows from financing activities:
  Repayments of long-term debt................................................   (2,134,150)
  Borrowings under revolving line of credit...................................      461,644
  Repayments under revolving line of credit...................................     (329,694)
  Dividends paid on preferred stock...........................................     (124,000)
                                                                                -----------
     Net cash used in financing activities....................................   (2,126,200)
                                                                                -----------
     Net decrease in cash and cash equivalents................................     (614,213)
Cash and cash equivalents, beginning of year..................................      636,158
                                                                                -----------
Cash and cash equivalents, end of year........................................  $    21,945
                                                                                ===========
Supplemental disclosures:
  Income taxes paid...........................................................  $   451,000
                                                                                ===========
  Interest paid...............................................................  $   170,499
                                                                                ===========
  Noncash financing activity -- Dividends declared but not paid as of December
     31, 1995.................................................................  $    38,389
                                                                                ===========

    The accompanying notes are an integral part of the financial statements.

                     HOUGHTON ACQUISITION CORPORATION D/B/A
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS:

     Effective December 31, 1992, Houghton Acquisition Corporation (the "Company") purchased substantially all of the assets of Hutchinson Foundry Products Company. The Company's principal business is the production and sale of rotors for use in subfractional horsepower motors and, to a lesser extent, the machining and sale of aluminum extrusions and castings, principally fan spacers used by engine manufacturers and gas nozzles used in gasoline pumping units. The Company sells its products primarily in the Midwest region of the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     A. CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash, bank deposits and highly liquid investments purchased with original maturities of three months or less.

     B. INVENTORIES: Inventories are stated at the lower of cost or market. Cost is determined principally using the first-in, first-out method.

     C. PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment acquired in conjunction with the Acquisition (see Note 1) were recorded at their estimated fair value at the acquisition date based on independent appraisals obtained near the acquisition date. Property, plant and equipment purchased subsequent to the acquisition are recorded at cost. Depreciation is computed by use of the straight-line method over the estimated useful lives of the assets as follows:

       Land improvements...................................      15 years
       Buildings...........................................      20 years
       Machinery and equipment.............................      10 years
       Vehicles and computers..............................     3-5 years

             Upon retirement or replacement, the cost and related accumulated depreciation are removed from the respective accounts and any resulting gain or loss is included in earnings. Expenditures for maintenance and repairs are charged to operations as incurred, while renewals and betterments which extend the useful lives of the assets are capitalized.

     D. DEBT FINANCING COSTS: Costs incurred in connection with obtaining and securing the bank loan agreement have been capitalized and are being amortized over the period of the related borrowings. Amortization expense for 1995 was $68,948.

     E. NONCOMPETE AGREEMENT: In connection with the Acquisition (see Note 1), the Company entered into a noncompete agreement with the seller valued at $500,000. Under this noncompete agreement, the seller has agreed not to compete with the Company through December 31, 1997.

        The value of the noncompete agreement is being amortized over the term of the agreement using the straight-line method. Amortization expense was $100,000 for 1995.

     F. GOODWILL: The excess of the purchase price over the fair value of the tangible and identifiable intangible net assets of the Company has been allocated to goodwill. Goodwill is being amortized on a straight-line basis over a period of forty years. Amortization expense was $26,234 for 1995.

        At each balance sheet date, management assesses whether there has been a permanent impairment of the value of goodwill. The factors considered by management in performing this assessment include current operating results, trends and prospects as well as the effects of obsolescence, demand, competition and other economic factors. Management has concluded that no impairment of the value of goodwill has occurred as of December 31, 1995.

                     HOUGHTON ACQUISITION CORPORATION D/B/A
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     G. OTHER INTANGIBLE ASSETS: Other intangible assets at December 31, 1995 consist of organization costs which are being amortized over five years. Amortization expense related to these costs, as well as to a sales agreement and a union employment agreement which became fully amortized during 1995, amounted to $297,978 for 1995.

     H. INCOME TAXES: Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates as of the balance sheet date which are expected to be applied to taxable income in the periods in which the deferred tax liability or asset is expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     I. PREFERRED STOCK AND STOCK WARRANTS: The proceeds received related to the preferred stock and stock warrants have been allocated to the respective instruments based upon their estimated fair values as of March 10, 1993, the effective date of the related Securities Purchase Agreement. The preferred stock is being accreted to its redemption value as of March 10, 1998 using the interest method. The stock warrants are being accreted on a straight-line basis to their estimated value as of their earliest put date, March 10, 1998, using a formula based on a multiple of earnings adjusted for certain items as defined in the Securities Purchase Agreement. Accretion is effected via corresponding decreases to the Company's retained earnings.

     J. ESTIMATES: The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  MAJOR CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK:

     The Company has entered into an agreement with one of its largest customers which entitles the Company to be this customer's exclusive supplier of die cast rotors, under certain terms and conditions. The current agreement extends through August 31, 1998.

     During 1995, the Company had sales to two customers (each individually in excess of ten percent of total Company net sales) amounting to approximately $3.9 million or 48% of the Company's net sales. Management expects that sales to the Company's major customers will continue to be a significant portion of its annual sales. In addition, the Company had uncollateralized accounts receivable from these two customers (each individually in excess of ten percent of total Company accounts receivable) amounting to approximately $577,000 or 57% of the Company's accounts receivable as of December 31, 1995. The Company performs ongoing credit evaluations of its customers and has historically experienced insignificant credit losses.

     During 1995, a major customer of the Company filed for bankruptcy protection. Management has provided an allowance for the potential uncollectibility of a portion of this customer's receivable balance. The amount the Company will ultimately realize could differ in the near term from the amount assumed in arriving at the estimated allowance. Such difference would not exceed approximately $90,000. The Company continues to sell product to this customer on a cash-in-advance basis.

                     HOUGHTON ACQUISITION CORPORATION D/B/A
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     Substantially all of the Company's balances of cash and cash equivalents are maintained in accounts at one financial institution.

4.  INVENTORIES:

     As of December 31, 1995 inventories consist of the following:

          Raw materials................................................    $102,455
          Work-in-process..............................................      30,579
          Finished goods...............................................      93,116
                                                                           --------
                                                                           $226,150
                                                                           ========

5.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following as of December 31, 1995:

          Land and improvements......................................    $  179,450
          Buildings..................................................       677,664
          Machinery and equipment....................................     2,329,588
          Vehicles and computers.....................................        62,219
                                                                         ----------
                                                                         $3,248,921
                                                                         ==========

     Depreciation expense amounted to $289,064 for the year ended December 31, 1995.

6.  DEBT:

     Long-term debt at December 31, 1995 consists of the following:

          Subordinated debt -- Note payable to former owner, remaining amount due December 31, 1997; interest payable quarterly at floating rate tied to a bank's prime rate (10.5% at
            December 31, 1995).........................................    $250,000
          Obligation under noncompete agreement -- Payable in quarterly
            installments through January 1, 1998.......................     225,000
                                                                           --------
                                                                            475,000
          Less current portion.........................................     100,000
                                                                           --------
                                                                           $375,000
                                                                           ========

     Management estimates that the fair value of its outstanding long-term debt approximates its carrying value.

     The aggregate future annual maturities of long-term debt are as follows:

               1996................................................   $ 100,000
               1997................................................     350,000
               1998................................................      25,000

     The Company also has a senior revolving line of credit agreement with a bank which provides for borrowings up to the lesser of $1 million or an amount based on specified percentages of the

                     HOUGHTON ACQUISITION CORPORATION D/B/A
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

Company's eligible accounts receivable and inventory, as defined in the agreement. Interest is payable monthly at a floating rate tied to bank's prime rate (8.5% at December 31, 1995), plus .25% on the unused portion of the amount available. The revolving line of credit has a maturity date of March 31, 1996. The Company had an outstanding balance of $131,950 under the revolving line of credit agreement as of December 31, 1995.

7.  COMMON STOCK, PREFERRED STOCK AND STOCK WARRANTS:

     Common stock consists of the following as of December 31, 1995:

     Common stock; voting; $1 par value; 30,000 shares authorized; 5,000 shares issued and outstanding; 3,696 shares reserved for issuance
       upon exercise of Common Stock Purchase Warrants.....................   $     5,000
                                                                              ===========

     Preferred stock consists of the following as of December 31, 1995:

     Class A Cumulative Redeemable Preferred Stock; voting; $100 par value;
       15,500 shares issued and outstanding; mandatory dividend rate of 8%
       per annum payable quarterly; redeemable by the Company at any time, however, redemption is mandatory by March 10, 1998; holders have the option to redeem upon an event of default as defined in the related
       Securities Purchase Agreement, registration of securities or if the
       Company's president ceases to hold a majority of voting securities;
       redemption price of $100 per share..................................   $ 1,360,000
                                                                              ===========
     Stock warrants consist of the following as of December 31, 1995:

     Common Stock Purchase Warrants; issued to holders of Class A
       Cumulative Redeemable Preferred Stock; rights to purchase an aggregate of 3,479 shares of Company's common stock, exercisable at any time for $1 per share; on or after March 10, 1998, warrant holders have the option to require the Company to purchase such warrants, or any common stock obtained as result of prior exercise of warrants, at a price based on a multiple of the Company's adjusted earnings, as defined in the related Securities Purchase
       Agreement; holders of stock issued upon exercise of warrants have the right to cause the Company to register such shares under the
       Securities Act of 1933; if not exercised, warrants terminate on the sixth anniversary of the date all preferred stock has been
       redeemed............................................................   $ 2,269,470
                                                                              ===========

     The Company has also issued other common stock purchase warrants to two individuals to purchase an aggregate of 217 shares of the Company's common stock on or before March 15, 1998 at an exercise price of approximately $446 per share.

     Pursuant to the terms of the Securities Purchase Agreement, preferred stockholders and warrant holders are protected against dilution or other impairment of their respective interests.

     Amounts recorded during 1995 for accretion of the Cumulative Redeemable Preferred Stock and Common Stock Purchase Warrants were $64,000 and $739,058, respectively. Such amounts constitute noncash transactions for purposes of the accompanying statement of cash flows.

                     HOUGHTON ACQUISITION CORPORATION D/B/A
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

8.  INCOME TAXES:

     The Company's provision for income taxes for the year ended December 31, 1995 consists of the following:

        Federal:
          Current provision................................................   $ 381,000
          Deferred provision...............................................      12,000
                                                                              ---------
                                                                                393,000
                                                                              ---------
        State:
          Current provision................................................      91,000
          Deferred provision...............................................       2,000
                                                                              ---------
                                                                                 93,000
                                                                              ---------
                                                                              $ 486,000
                                                                              =========

     The provision for income taxes for the year ended December 31, 1995 differs from the "expected" tax expense computed by applying the U.S. federal corporate tax rate of 34% to income before provision for income taxes as follows:

        Computed "expected" income tax provision...........................   $ 403,000
        State income tax provision, net of federal income tax benefit......      59,000
        Goodwill...........................................................      10,000
        Other, net.........................................................      14,000
                                                                              ---------
                                                                              $ 486,000
                                                                              =========

     The significant components of the Company's deferred tax assets and liabilities recognized in the accompanying balance sheet are as follows

        Deferred tax assets:
          Accrued vacation.................................................   $  47,000
          Accrued officer's bonus..........................................      41,000
          Allowance for doubtful accounts..................................      35,000
          Other............................................................       1,000
                                                                              ---------
                  Total deferred tax assets................................     124,000
        Deferred tax liabilities - Property, plant and equipment basis
          differences......................................................     308,000
                                                                              ---------
                    Net deferred tax liabilities...........................   $ 184,000
                                                                              =========

9.  EMPLOYEE BENEFIT PLANS:

     The Company has a defined benefit retirement plan, Hutchinson Foundry Retirement Plan for Employees (the "Plan"), which covers substantially all employees of the Company. The Plan provides benefits in accordance with a formula equal to $12-$14 per month (depending upon the participant's retirement date) multiplied by the participants' years of service as of their retirement date. Benefit payments to retired participants commence at age 65 (or at some earlier date at a discounted amount as defined by the Plan, if so elected, for early retirees) and continue for the life of the participant. Participants also have the option of electing a lump sum distribution at retirement.

                     HOUGHTON ACQUISITION CORPORATION D/B/A
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

The Plan is funded in accordance with ERISA and approximately $18,000 of contributions were required and made for 1995.

     For the year ended December 31, 1995, net periodic pension income consists of the following:

                                   DESCRIPTION                                AMOUNT
        ------------------------------------------------------------------   ---------
        Actual return on plan assets......................................   $ 160,672
        Service cost......................................................     (17,134)
        Interest cost.....................................................     (31,426)
        Net amortization and deferral.....................................    (112,440)
        Settlement gain...................................................      10,468
                                                                             ---------
          Net periodic pension income.....................................   $  10,140
                                                                             =========

     The following table presents the funded status of the Plan determined as of December 31, 1995:

        Actuarial present value of accumulated benefit obligation:
          Vested...........................................................   $ 392,196
          Nonvested........................................................      15,261
                                                                              ---------
             Accumulated benefit obligation................................   $ 407,457
                                                                              =========
        Actuarial present value of projected benefit obligation............   $ 407,457
        Plan assets at fair value..........................................     646,550
                                                                              ---------
          Plan assets in excess of projected benefit obligation............     239,093
        Unrecognized net gain..............................................      61,720
                                                                              ---------
             Prepaid pension cost..........................................   $ 177,373
                                                                              =========

     Plan assets consist of corporate stocks and bonds, mutual funds and money market accounts. The applicable portion of the unrecognized net loss is being amortized over the average future working lifetime of the participants. The assumptions used in developing the present value of the benefit obligations and pension cost are as follows:

        Weighted-average discount rate.........................................    7.5%
        Long-term rate of return on assets.....................................    9.0%

     The Company also has a 401(k) defined contribution plan for substantially all of its employees. Participants may contribute up to 15% of their compensation each year. The Company, at its discretion, may elect to match a percentage of employees' contributions each year, as determined by its Board of Directors, not to exceed the maximum amount deductible for federal income tax purposes. During 1995, the Company contributed $5,000 to the 401(k) plan.

                      (This page intentionally left blank)

                      (This page intentionally left blank)

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

            ------------------------                ---------------------------
               TABLE OF CONTENTS                            PROSPECTUS
            ------------------------                ---------------------------

                                                           $100,000,000
                                            PAGE
                                            ----              [LOGO]
                                                               HAWK
Available Information......................   2
Summary....................................   3          HAWK CORPORATION
Risk Factors...............................  12
The Transactions...........................  18         OFFER TO EXCHANGE
The Exchange Offer.........................  20             SERIES B
Use of Proceeds............................  28       10 1/4% SENIOR NOTES
Capitalization.............................  29             DUE 2003
Unaudited Pro Forma Consolidated                       FOR ALL OUTSTANDING
  Financial Information....................  30       10 1/4% SENIOR NOTES
Management's Discussion and                                 DUE 2003
  Analysis of Pro Forma Results of
  Operations and Financial Condition.......  36                        , 1997
Selected Consolidated Financial Data.......  39
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................  41
Business...................................  47
Management.................................  60
Principal Stockholders.....................  65
Certain Transactions.......................  70
Description of Certain Indebtedness........  73
Description of the Exchange Notes..........  74
Certain U.S. Federal Income Tax
  Consequences............................. 101
Registration Rights........................ 105
Plan of Distribution....................... 107
Legal Matters.............................. 108
Experts.................................... 108
Change in Independent Auditors............. 109
Index to Financial Statements.............. F-1

     UNTIL              , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, as amended (the "DGCL"), which enables a corporation in its original certificate or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit. The Certificate, a copy of which is filed as Exhibit 3.1 to this Registration Statement, contains provisions permitted by Section 102(b)(7) of the DGCL.

     Reference also is made to Section 145 of the DGCL, which requires that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In addition, reference is made to Section 1701.13(E) of the Ohio General Corporation Law, as amended (the "OGCL"), which provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. An Ohio corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted (1) without judicial approval if the officer or director is adjudged to be liable to the corporation, and (2) in connection with any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the OGCL with respect to the making of an unlawful loan, dividend or other distribution. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     The certificates of incorporation of the Registrants that are Delaware corporations provide for the indemnification of directors and officers of those Registrants to the fullest extent permitted by the DGCL, and the articles of incorporation of the Registrants that are Ohio corporations provide for the indemnification of directors and officers of those Registrants to the fullest extent permitted by the OGCL. At present, there is no pending litigation or proceeding involving a director or officer of any Registrant as to which indemnification is being sought, nor is any Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Pursuant to the Purchase Agreement filed as Exhibit 4.1 to this Registration Statement, the Initial Purchasers have agreed to indemnify each officer, director, employee, representative, agent and controlling person of the Registrants against certain civil liabilities that may be incurred in connection with the Offering of the Notes, including certain liabilities under the Securities Act and Exchange Act.

     Pursuant to the Registration Rights Agreement filed as Exhibit 4.2 to this Registration Statement, each holder of Exchange Notes and each participating broker-dealer selling Exchange Notes during the 120 day period following the effective date of this Registration Statement, and the directors, officers and controlling persons of any such person or entity (each, a "Participant") have agreed, severally and not jointly, to indemnify and hold harmless each of the Registrants, each of their respective directors and officers who sign this Registration Statement and of their respective controlling persons, with respect to any information relating to such Participant furnished to the Registrants in writing by such Participant expressly for use in any registration statement or prospectus, any amendment or supplement thereto, or any preliminary prospectus.

     The Registrants intend to maintain insurance policies that provide protection, within the maximum liability limits of the policies and subject to a deductible amount for each claim, to the Registrants under their respective indemnification obligations and to the directors and officers with respect to certain matters that are not covered by the Registrants' respective indemnification obligations.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits: See the Exhibit Index following the signature pages to this Registration Statement.

     (b) Financial Statement Schedules: All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 22. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the
                   Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 17, 1996.

                                            HAWK CORPORATION

                                            By: /s/ NORMAN C. HARBERT
                                               --------------------------
                                              Norman C. Harbert,
                                              Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ronald E. Weinberg and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  NORMAN C. HARBERT                   Chairman of the Board, Chief        December 17, 1996
--------------------------               Executive Officer, President and
      Norman C. Harbert                  and Director (principal executive
                                         officer)

/s/  RONALD E. WEINBERG                  Vice-Chairman of the Board,         December 19, 1996
--------------------------               Treasurer and Director (principal
      Ronald E. Weinberg                 financial officer)

/s/  THOMAS A. GILBRIDE                  Vice President-Finance              December 17, 1996
--------------------------               (principal accounting officer)
      Thomas A. Gilbride

/s/  BYRON S. KRANTZ                     Secretary and Director              December 16, 1996
--------------------------
      Byron S. Krantz

/s/  PAUL R. BISHOP                      Director                            December 18, 1996
--------------------------
      Paul R. Bishop

/s/  WILLIAM J. O'NEILL, JR.             Director                            December 18, 1996
--------------------------
      William J. O'Neill, Jr.

/s/  DAN T. MOORE, III                   Director                            December 16, 1996
--------------------------
      Dan T. Moore, III

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 17, 1996.

                                            FRICTION PRODUCTS CO.

                                            By: /s/ NORMAN C. HARBERT
                                               ---------------------------
                                              Norman C. Harbert,
                                              Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ronald E. Weinberg and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  NORMAN C. HARBERT                   Chairman of the Board, Chief        December 17, 1996
--------------------------               Executive Officer and Director
      Norman C. Harbert                  (principal executive officer)


/s/  RONALD E. WEINBERG                  Vice-Chairman of the Board,         December 19, 1996
--------------------------               Treasurer and Director (principal
      Ronald E. Weinberg                 financial officer)

/s/  THOMAS A. GILBRIDE                  Vice President-Finance              December 17, 1996
--------------------------               and Chief Financial Officer
      Thomas A. Gilbride                 (principal accounting officer)

/s/  BYRON S. KRANTZ                     Secretary and Director              December 16, 1996
--------------------------
      Byron S. Krantz

/s/  PAUL R. BISHOP                      Director                            December 18, 1996
--------------------------
      Paul R. Bishop

/s/  WILLIAM J. O'NEILL, JR.             Director                            December 18, 1996
--------------------------
      William J. O'Neill, Jr.

/s/  DAN T. MOORE, III                   Director                            December 16, 1996
--------------------------
      Dan T. Moore, III

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 17, 1996.

                                            HAWK BRAKE, INC.

                                            By: /s/ NORMAN C. HARBERT
                                               --------------------------
                                              Norman C. Harbert,
                                              Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ronald E. Weinberg and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ NORMAN C. HARBERT                   Chairman of the Board, Chief        December 17, 1996
--------------------------              Executive Officer and Director
     Norman C. Harbert                  (principal executive officer)


/s/ RONALD E. WEINBERG                  Vice-Chairman of the Board,         December 19, 1996
--------------------------              Treasurer and Director (principal
     Ronald E. Weinberg                 financial officer)

/s/ THOMAS A. GILBRIDE                  Vice President-Finance              December 17, 1996
--------------------------              and Chief Financial Officer
     Thomas A. Gilbride                 (principal accounting officer)


/s/ BYRON S. KRANTZ                     Secretary and Director              December 16, 1996
--------------------------
      Byron S. Krantz

/s/ PAUL R. BISHOP                      Director                            December 18, 1996
--------------------------
      Paul R. Bishop

/s/ WILLIAM J. O'NEILL, JR.             Director                            December 18, 1996
--------------------------
      William J. O'Neill, Jr.

/s/ DAN T. MOORE, III                   Director                            December 16, 1996
--------------------------
      Dan T. Moore, III

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 17, 1996.

                                            LOGAN METAL STAMPINGS, INC.

                                            By: /s/ NORMAN C. HARBERT
                                               -------------------------
                                              Norman C. Harbert,
                                              Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ronald E. Weinberg and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  NORMAN C. HARBERT                   Chairman of the Board, Chief        December 17, 1996
-------------------------------          Executive Officer and Director
      Norman C. Harbert                  (principal executive officer)


/s/  RONALD E. WEINBERG                  Vice-Chairman of the Board,         December 19, 1996
-------------------------------          Treasurer and Director (principal
      Ronald E. Weinberg                 financial officer)

/s/  THOMAS A. GILBRIDE                  Vice President-Finance              December 17, 1996
-------------------------------          and Chief Financial Officer
      Thomas A. Gilbride                 (principal accounting officer)


/s/  BYRON S. KRANTZ                     Secretary and Director              December 16, 1996
-------------------------------
      Byron S. Krantz

/s/  PAUL R. BISHOP                      Director                            December 18, 1996
-------------------------------
      Paul R. Bishop

/s/  WILLIAM J. O'NEILL, JR.             Director                            December 18, 1996
-------------------------------
      William J. O'Neill, Jr.

/s/  DAN T. MOORE, III                   Director                            December 16, 1996
-------------------------------
      Dan T. Moore, III

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 17, 1996.

                                            HELSEL, INC.

                                            By: /s/ NORMAN C. HARBERT
                                               -------------------------
                                              Norman C. Harbert,
                                              Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ronald E. Weinberg and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  NORMAN C. HARBERT                   Chairman of the Board and           December 17, 1996
-------------------------------          Director (principal executive
      Norman C. Harbert                  officer)

/s/  RONALD E. WEINBERG                  Vice-Chairman of the Board,         December 19, 1996
-------------------------------          Treasurer and Director (principal
      Ronald E. Weinberg                 financial officer)

/s/  THOMAS A. GILBRIDE                  Assistant Treasurer (principal      December 17, 1996
-------------------------------          accounting officer)
      Thomas A. Gilbride

/s/  BYRON S. KRANTZ                     Secretary and Director              December 16, 1996
-------------------------------
      Byron S. Krantz

/s/  PAUL R. BISHOP                      Director                            December 18, 1996
-------------------------------
      Paul R. Bishop

/s/  WILLIAM J. O'NEILL, JR.             Director                            December 18, 1996
-------------------------------
      William J. O'Neill, Jr.

/s/  DAN T. MOORE, III                   Director                            December 16, 1996
-------------------------------
      Dan T. Moore, III

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 17, 1996.

                                            S.K. WELLMAN HOLDINGS, INC.

                                            By: /s/ NORMAN C. HARBERT
                                               ---------------------------
                                              Norman C. Harbert,
                                              Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ronald E. Weinberg and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  NORMAN C. HARBERT                   Chairman of the Board, Chief        December 17, 1996
-------------------------------          Executive Officer and Director
      Norman C. Harbert                  (principal executive officer)

/s/  RONALD E. WEINBERG                  Vice-Chairman of the Board and      December 19, 1996
-------------------------------          Director (principal financial
      Ronald E. Weinberg                 officer)

/s/  THOMAS A. GILBRIDE                  Treasurer and Chief Financial       December 17, 1996
-------------------------------          Officer (principal accounting
      Thomas A. Gilbride                 officer)

/s/  BYRON S. KRANTZ                     Secretary and Director              December 16, 1996
-------------------------------
      Byron S. Krantz

/s/  PAUL R. BISHOP                      Director                            December 18, 1996
-------------------------------
      Paul R. Bishop

/s/  WILLIAM J. O'NEILL, JR.             Director                            December 18, 1996
-------------------------------
      William J. O'Neill, Jr.

/s/  DAN T. MOORE, III                   Director                            December 16, 1996
-------------------------------
      Dan T. Moore, III

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 17, 1996.

                                            S.K. WELLMAN CORP.

                                            By: /s/ NORMAN C. HARBERT
                                               -------------------------
                                              Norman C. Harbert,
                                              Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ronald E. Weinberg and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  NORMAN C. HARBERT                   Chairman of the Board, Chief        December 17, 1996
-------------------------------          Executive Officer and Director
      Norman C. Harbert                  (principal executive officer)

/s/  RONALD E. WEINBERG                  Vice-Chairman of the Board,         December 19, 1996
-------------------------------          Treasurer and Director (principal
      Ronald E. Weinberg                 financial officer)

/s/  THOMAS A. GILBRIDE                  Vice President-Finance              December 17, 1996
-------------------------------          and Chief Financial Officer
      Thomas A. Gilbride                 (principal accounting officer)

/s/  BYRON S. KRANTZ                     Secretary and Director              December 16, 1996
-------------------------------
      Byron S. Krantz

/s/  PAUL R. BISHOP                      Director                            December 18, 1996
-------------------------------
      Paul R. Bishop

/s/  WILLIAM J. O'NEILL, JR.             Director                            December 18, 1996
-------------------------------
      William J. O'Neill, Jr.

/s/  DAN T. MOORE, III                   Director                            December 16, 1996
-------------------------------
      Dan T. Moore, III

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 17, 1996.

                                            WELLMAN FRICTION PRODUCTS U.K. CORP.

                                            By: /s/ NORMAN C. HARBERT
                                               -------------------------
                                              Norman C. Harbert,
                                              Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ronald E. Weinberg and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  NORMAN C. HARBERT                   Chairman of the Board, Chief        December 17, 1996
-------------------------------          Executive Officer and Director
      Norman C. Harbert                  (principal executive officer)

/s/  RONALD E. WEINBERG                  Vice-Chairman of the Board and      December 19, 1996
-------------------------------          Director (principal financial
      Ronald E. Weinberg                 officer)

/s/  THOMAS A. GILBRIDE                  Treasurer and Chief Financial       December 17, 1996
-------------------------------          Officer (principal accounting
      Thomas A. Gilbride                 officer)

/s/  BYRON S. KRANTZ                     Secretary and Director              December 16, 1996
-------------------------------
      Byron S. Krantz

/s/  PAUL R. BISHOP                      Director                            December 18, 1996
-------------------------------
      Paul R. Bishop

/s/  WILLIAM J. O'NEILL, JR.             Director                            December 18, 1996
-------------------------------
      William J. O'Neill, Jr.

/s/  DAN T. MOORE, III                   Director                            December 16, 1996
-------------------------------
      Dan T. Moore, III

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 17, 1996.

                                            HUTCHINSON PRODUCTS CORPORATION

                                            By: /s/ NORMAN C. HARBERT
                                               -------------------------
                                              Norman C. Harbert,
                                              Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ronald E. Weinberg and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  NORMAN C. HARBERT                   Chairman of the Board, Chief        December 17, 1996
-------------------------------          Executive Officer and Director
      Norman C. Harbert                  (principal executive officer)

/s/  RONALD E. WEINBERG                  Vice-Chairman of the Board,         December 19, 1996
-------------------------------          Treasurer and Director (principal
      Ronald E. Weinberg                 financial officer)

/s/  THOMAS A. GILBRIDE                  Vice President-Finance              December 17, 1996
-------------------------------          (principal accounting officer)
      Thomas A. Gilbride

/s/  BYRON S. KRANTZ                     Secretary and Director              December 16, 1996
-------------------------------
      Byron S. Krantz

/s/  PAUL R. BISHOP                      Director                            December 18, 1996
-------------------------------
      Paul R. Bishop

/s/  WILLIAM J. O'NEILL, JR.             Director                            December 18, 1996
-------------------------------
      William J. O'Neill, Jr.

/s/  DAN T. MOORE, III                   Director                            December 16, 1996
-------------------------------
      Dan T. Moore, III

                                 EXHIBIT INDEX

EXHIBIT                                        DESCRIPTION
--------   -----------------------------------------------------------------------------------
 2.1       Stock Purchase Agreement, dated November 7, 1996, among the Company, Timothy
           Houghton, CFB Venture Fund II, L.P., MorAmerica Capital Corporation, Community
           Investment Partners II, L.P. and St. Louis Community Foundation setting forth the terms of the Hutchinson acquisition (including, attached as exhibits thereto, the form of Hutchinson Acquisition Notes, the form of the $500,000 Contingent Payment
           Obligation and the form of Employment Agreement of the Company with Timothy
           Houghton; and omitting certain exhibits and schedules setting forth the forms of opinions of counsel, relating to the purchase price adjustment mechanism and relating to the business of Houghton Acquisition Corporation d.b.a. Hutchinson
           Foundry Products Company, which omitted exhibits and schedules the Registrants undertake to furnish supplementally to the Commission upon request)
 3.1       The Company's Amended and Restated Certificate of Incorporation
 3.2       Certificate of Amendment of the Company's Amended and Restated Certificate of
           Incorporation
 3.3       The Company's Certificate of Designation of Series A and Series B Preferred Stock
 3.4       The Company's Certificate of Designation of Series C Preferred Stock
 3.5       Merger Agreement and Plan of Reorganization, effective as of November 27, 1996, between Hawk Corporation and Hawk Holding Corp.
 3.6       The Company's By-laws
 4.1       Purchase Agreement, dated November 22, 1996, by and among the Company, Friction
           Products Co., Hawk Brake, Inc., Logan Metal Stampings, Inc., Helsel, Inc., S.K.
           Wellman Holdings, Inc., S.K. Wellman Corp., Wellman Friction Products U.K. Corp.,
           Hutchinson Products Corporation, Schroder Wertheim & Co. Incorporated, BT
           Securities Corporation and McDonald & Company Securities, Inc. (omitting certain exhibits setting forth the form of Registration Rights Agreement included herein as
           Exhibit and the form of opinion of counsel, which omitted exhibits the Registrants undertake to furnish supplementally to the Commission upon request)
 4.2       Registration Rights Agreement, dated as of November 27, 1996, by and among the
           Company, Friction Products Co., Hawk Brake, Inc., Logan Metal Stampings, Inc.,
           Helsel, Inc., S.K. Wellman Holdings, Inc., S.K. Wellman Corp., Wellman Friction
           Products U.K. Corp., Hutchinson Products Corporation, Schroder Wertheim & Co.
           Incorporated, BT Securities Corporation and McDonald & Company Securities, Inc.
 4.3       Indenture, dated as of November 27, 1996, by and among the Company, Friction
           Products Co., Hawk Brake, Inc., Logan Metal Stampings, Inc., Helsel, Inc., S.K.
           Wellman Holdings, Inc., S.K. Wellman Corp., Wellman Friction Products U.K. Corp.,
           Hutchinson Products Corporation, and Bank One Trust Company, NA, as Trustee
 4.4       Form of 10 1/4% Senior Note due 2003 (including the Guarantees)
 4.5       Form of Series B 10 1/4% Senior Note due 2003 (including the Guarantees)
 4.6       Stockholders' Voting Agreement, effective as of November 27, 1996, by and among the
           Company, Norman C. Harbert, the Harbert Family Limited Partnership, Ronald E.
           Weinberg, the Weinberg Family Limited Partnership, Byron S. Krantz and the Krantz
           Family Limited Partnership
 4.7       Shareholders' Agreement, dated as of June 30, 1995, among the Company, Norman C.
           Harbert, Ronald E. Weinberg, Byron S. Krantz, Jeffrey H. Berlin, Paul R. Bishop,
           Thomas A. Gilbride, Jess F. Helsel, Gary Siciliano and Douglas D. Wilson (including instruments of joinder executed by the Harbert Family Limited Partnership, the
           Weinberg Family Limited Partnership, the Krantz Family Limited Partnership and
           Gerald H. Gordon)
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
EXHIBIT                                        DESCRIPTION
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
 4.8       Form of letter agreement, effective November 27, 1996, amending the Shareholders'
           Agreement, dated as of June 30, 1995, among the Company, Norman C. Harbert, the
           Harbert Family Limited Partnership, Ronald E. Weinberg, the Weinberg Family Limited
           Partnership, Byron S. Krantz, the Krantz Family Limited Partnership, Jeffrey H.
           Berlin, Paul R. Bishop, Thomas A. Gilbride, Gerald H. Gordon, Jess F. Helsel, Gary
           Siciliano and Douglas D. Wilson
 4.9       Shareholders' Agreement, dated as of June 30, 1995, among the Company, Norman C.
           Harbert, Ronald E. Weinberg, Byron S. Krantz, Clanco Partners I, Clanco Partners
           III, William J. O'Neill, Jr., Sheldon M. Sager, Martha B. Horsburgh, the William J.
           O'Neill, Sr. Irrevocable Trust A and the Dorothy K. O'Neill Revocable Trust
           (including instruments of joinder executed by the Harbert Family Limited
           Partnership, the Weinberg Family Limited Partnership and the Krantz Family Limited
           Partnership)
 4.10      Form of letter agreement, effective November 27, 1996, amending the Shareholders'
           Agreement, dated as of June 30, 1995, among the Company, Norman C. Harbert, the
           Harbert Family Limited Partnership, Ronald E. Weinberg, the Weinberg Family Limited
           Partnership, Byron S. Krantz, the Krantz Family Limited Partnership, Clanco
           Partners I, Clanco Partners III, William J. O'Neill, Jr., Sheldon M. Sager, Martha
           B. Horsburgh, the William J. O'Neill, Sr. Irrevocable Trust A and the Dorothy K.
           O'Neill Revocable Trust
 4.11      Shareholders' Agreement, dated as of June 30, 1995, as amended, among the Company,
           Connecticut General Life Insurance Company, CIGNA Mezzanine Partners III, L.P.,
           Hawk Corporation, Norman C. Harbert, Ronald E. Weinberg and Byron S. Krantz
           (including instruments of joinder executed by the Harbert Family Limited
           Partnership, the Weinberg Family Limited Partnership and the Krantz Family Limited
           Partnership)
 4.12      Stockholder's Agreement, dated as of June 6, 1991, among Hawk Corporation, Norman
           C. Harbert, Ronald E. Weinberg, Byron S. Krantz and Dan T. Moore, III
 4.13      Letter agreement, effective November 27, 1996, amending the Stockholder's
           Agreement, dated as of June 6, 1991, among Hawk Corporation, Norman C. Harbert,
           Ronald E. Weinberg, Byron S. Krantz and Dan T. Moore, III
 4.14      Form of the Warrant Certificates, each dated June 30, 1995, issued by the Company in favor of each of Connecticut General Life Insurance Company and CIGNA Mezzanine
           Partners III, L.P., and registered under the name CIG & Co.
 5.1*      Opinion of Kohrman Jackson & Krantz P.L.L. as to the validity of the Senior Notes being registered
 8.1*      Opinion of Kohrman Jackson & Krantz P.L.L. as to the material United States federal income tax consequences to the holders of the securities being offered
10.1       Employment Agreement, dated as of November 1, 1996, between the Company and Norman
           C. Harbert
10.2       Wage Continuation Agreement, effective as of June 30, 1995, between the Company and
           Norman C. Harbert
10.3       Letter agreement, dated November 1, 1996, amending the Wage Continuation Agreement, effective as of June 30, 1995, between the Company and Norman C. Harbert
10.4       Employment Agreement, dated as of November 1, 1996, between the Company and Ronald
           E. Weinberg
10.5       Wage Continuation Agreement, effective as of June 30, 1995, between the Company and
           Ronald E. Weinberg
10.6       Letter agreement, dated November 1, 1996, amending the Wage Continuation Agreement, effective as of June 30, 1995, between the Company and Ronald E. Weinberg
10.7       Employment Agreement, dated July 1, 1994, between Helsel, Inc. and Jess F. Helsel
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
EXHIBIT                                        DESCRIPTION
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
10.8       Consulting Agreement, dated July 1, 1994, between Helsel, Inc. and Jess F. Helsel
10.9       Promissory Note, dated July 1, 1994, in the principal amount of $500,000, issued by the Company to Helco, Inc.
10.10      Post-Employment Non-Compete Agreement, dated as of April 5, 1994, between MLX Corp.
           and Ronald E. Grambo
10.11      Change of Ownership Employment Agreement, dated as of February 1, 1995, between
           S.K. Wellman Limited, Inc. and Ronald E. Grambo
10.12      Form of the Promissory Notes, each dated June 30, 1995, issued by each of Norman C.
           Harbert, Ronald E. Weinberg, Byron S. Krantz and Douglas D. Wilson to the Company
10.13      Letter agreement, dated October 1, 1996, amending the Promissory Notes, each dated
           June 30, 1995, issued by each of Norman C. Harbert, Ronald E. Weinberg, Byron S.
           Krantz and Douglas D. Wilson to the Company
10.14      Credit Agreement, dated as of November 27, 1996, among Friction Products Co., Hawk
           Brake, Inc., Logan Metal Stampings, Inc., Helsel, Inc., S.K. Wellman Holdings,
           Inc., S.K. Wellman Corp., Wellman Friction Products U.K. Corp. and Hutchinson
           Products Corporation, as Borrowers, and the Company, as Funds Administrator, and BT
           Commercial Corporation, as Lender and Agent (omitting certain exhibits and schedules setting forth the form of various ancillary documents and relating to the business of the Registrants, which omitted exhibits and schedules the Registrants undertake to furnish supplementally to the Commission upon request)
10.15      Revolving Note, dated as of November 27, 1996, in the principal amount of up to
           $25,000,000, made by Friction Products Co., Hawk Brake, Inc., Logan Metal
           Stampings, Inc., Helsel, Inc., S.K. Wellman Holdings, Inc., S.K. Wellman Corp.,
           Wellman Friction Products U.K. Corp. and Hutchinson Products Corporation in favor of BT Commercial Corporation
10.16      General Security Agreement, dated as of November 27, 1996, made by Friction
           Products Co., Hawk Brake, Inc., Logan Metal Stampings, Inc., Helsel, Inc., S.K.
           Wellman Holdings, Inc., S.K. Wellman Corp., Wellman Friction Products U.K. Corp.
           and Hutchinson Products Corporation in favor of BT Commercial Corporation, as Agent
10.17      Trademark Security Agreement, dated as of November 27, 1996, made by S.K. Wellman
           Corp. in favor of BT Commercial Corporation, as Agent
10.18      Trademark Security Agreement, dated as of November 27, 1996, made by Friction
           Products Co. in favor of BT Commercial Corporation, as Agent
10.19      Patent Security Agreement, dated as of November 27, 1996, made by S.K. Wellman
           Corp. in favor of BT Commercial Corporation, as Agent
10.20      Patent Security Agreement, dated as of November 27, 1996, made by Friction Products
           Co. in favor of BT Commercial Corporation, as Agent
10.21      Agency and Contribution Agreement, dated as of November 27, 1996, among the
           Company, as Funds Administrator, and Friction Products Co., Hawk Brake, Inc., Logan
           Metal Stampings, Inc., Helsel, Inc., S.K. Wellman Holdings, Inc., S.K. Wellman
           Corp., Wellman Friction Products U.K. Corp. and Hutchinson Products Corporation, as
           Borrowers
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
EXHIBIT                                        DESCRIPTION
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
10.22      Form of the Senior Subordinated Note and Warrant Purchase Agreements, each dated as of June 30, 1995, between the Company and each of Connecticut General Life
           Insurance Company and CIGNA Mezzanine Partners III, L.P. (omitting certain annexes relating to the business of the Registrants and certain exhibits setting forth the form of various ancillary documents, including the form of Subordinated Notes included as Exhibit 10.24 hereto, the form of Warrant Agreement included as Exhibit
           10.25 hereto and the form of Subordinated Guarantee included as Exhibit 10.26 hereto, which omitted annexes and schedules the Registrants undertake to furnish supplementally to the Commission upon request)
10.23      First Amendment to Note and Warrant Purchase Agreement, dated as of November 27,
           1996, among the Company, Connecticut General Life Insurance Company and CIGNA
           Mezzanine Partners III, L.P.
10.24      Form of the 12% Senior Subordinated Notes due June 30, 2005, each dated June 30,
           1995, issued by the Company to each of Connecticut General Life Insurance Company and CIGNA Mezzanine Partners III, L.P., and registered under the name CIG & Co.
10.25      Warrant Agreement, dated as of June 30, 1996, among the Company, Connecticut
           General Life Insurance Company and CIGNA Mezzanine Partners III, L.P. (omitting the attachment setting forth the form of Warrant Certificate included as Exhibit 4.14 hereto)
10.26      Form of the Subordinated Guarantee Agreements, each dated as of June 30, 1995, made by each of Friction Products Co., Hawk Brake, Inc., Logan Metal Stampings, Inc.,
           Helsel, Inc., S.K. Wellman Holdings, Inc. and S.K. Wellman Acquisition, Inc.
           (n.k.a. S.K. Wellman Corp.) in favor of Connecticut General Life Insurance Company and CIGNA Mezzanine Partners III, L.P.
10.27      Form of the First Amendment to Subordinated Guarantee Agreement, each dated as of
           November 27, 1996, made by each of Friction Products Co., Hawk Brake, Inc., Logan
           Metal Stampings, Inc., Helsel, Inc., S.K. Wellman Holdings, Inc. and S.K. Wellman
           Corp. in favor of Connecticut General Life Insurance Company and CIGNA Mezzanine
           Partners III, L.P.
10.28      Form of the Subordinated Guarantee Agreements, each dated as of November 27, 1996, made by each of Wellman Friction Products U.K. Corp. and Hutchinson Products
           Corporation in favor of Connecticut General Life Insurance Company and CIGNA
           Mezzanine Partners III, L.P.
12.1       Computation of ratio of earnings to fixed charges
16.1       Letter of Deloitte & Touche LLP regarding its concurrence with the statements made by the Registrants in "Change in Independent Auditors"
21.1       Subsidiaries of the Company
23.1*      Consent of Kohrman Jackson & Krantz P.L.L. (to be included in its opinion to be filed as Exhibit 5.1 hereto)
23.2       Consents of Ernst & Young LLP
23.3       Consent of Deloitte & Touche LLP
23.4       Consent of Coopers & Lybrand L.L.P.
24.1       Reference is made to the Signatures section of this Registration Statement for the
           Power of Attorney contained therein
25.1       Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bank One Trust Company, NA
27.1       Financial Data Schedule
99.1       Form of Letter of Transmittal
99.2       Form of Notice of Guaranteed Delivery

---------------
*To be filed by amendment.

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